UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

WEIGHT WATCHERS INTERNATIONAL, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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WEIGHT WATCHERS INTERNATIONAL, INC.

11 Madison Avenue, 17th Floor

New York, New York 10010

Corporate Website: www.weightwatchersinternational.com

NOTICE OF 2013 ANNUAL MEETING OF SHAREHOLDERS

To Be Held On May 7, 2013

The 2013 Annual Meeting of Shareholders of Weight Watchers International, Inc. (the “Company”) will be held at The Carlton Hotel, 88 Madison Avenue, New York, New York 10016 on Tuesday, May 7, 2013, at 10:00 a.m. Eastern Time (the “2013 Annual Meeting”), to consider and act upon each of the following matters:

1.	The election of the three nominees named in the attached Proxy Statement as members of the Board of Directors to serve for a three-year term as Class III directors;

2.	The ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2013;

3.	To re-approve the material terms of the performance goals under the Weight Watchers International, Inc. 2008 Stock Incentive Plan; and

4.	Such other business as may properly come before the meeting and any adjournments or postponements thereof.

These items of business are more fully described in the attached Proxy Statement. Only shareholders of record at the close of business on March 26, 2013, the record date, are entitled to notice of, and to vote at, the 2013 Annual Meeting and at any adjournments or postponements of the 2013 Annual Meeting.

By Order of the Board of Directors

JEFFREY A. FIARMAN

Executive Vice President,

General Counsel and Secretary

New York, New York

April 5, 2013

WHETHER OR NOT YOU EXPECT TO ATTEND THE 2013 ANNUAL MEETING OF SHAREHOLDERS, PLEASE VOTE BY USING THE INTERNET OR TELEPHONE BY FOLLOWING THE INSTRUCTIONS IN THE PROXY STATEMENT AND ON THE ENCLOSED PROXY CARD OR COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

WEIGHT WATCHERS INTERNATIONAL, INC.

11 Madison Avenue, 17th Floor

New York, New York 10010

PROXY STATEMENT

FOR THE 2013 ANNUAL MEETING OF SHAREHOLDERS

To Be Held On May 7, 2013

The Board of Directors of Weight Watchers International, Inc. is soliciting proxies for the 2013 Annual Meeting of Shareholders to be held at The Carlton Hotel, 88 Madison Avenue, New York, New York 10016 on Tuesday, May 7, 2013, at 10:00 a.m. Eastern Time. This Proxy Statement and the accompanying proxy card contain information about the items you will vote on at the 2013 Annual Meeting of Shareholders. It is anticipated that this Proxy Statement and the accompanying proxy card will be first mailed to shareholders on or about April 5, 2013.

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BASIS OF PRESENTATION

Weight Watchers International, Inc. is a Virginia corporation with its principal executive offices in New York, New York. In this Proxy Statement unless the context indicates otherwise: “we”, “us”, “our” and the “Company” refer to Weight Watchers International, Inc. and all of its businesses consolidated for purposes of its financial statements; “Weight Watchers International” and “WWI” refer to Weight Watchers International, Inc. and all of the Company’s businesses other than WeightWatchers.com; “WeightWatchers.com” refers to WeightWatchers.com, Inc. and all of the Company’s Internet-based businesses; “NACO” refers to our North American Company-owned meeting operations; “WWI Europe” refers to our European Company-owned meeting operations; and “Artal” refers to Artal Group, S.A. together with its parents and its subsidiaries. Our fiscal year ends on the Saturday closest to December 31st and consists of either 52- or 53-week periods. In this Proxy Statement:

•	“fiscal 2010” refers to our fiscal year ended January 1, 2011;

•	“fiscal 2011” refers to our fiscal year ended December 31, 2011;

•	“fiscal 2012” refers to our fiscal year ended December 29, 2012; and

•	“fiscal 2013” refers to our fiscal year ended December 28, 2013.

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INFORMATION ABOUT THE 2013 ANNUAL MEETING OF SHAREHOLDERS AND VOTING

The Board of Directors of Weight Watchers International, Inc. is soliciting proxies to be voted at the 2013 Annual Meeting of Shareholders (the “2013 Annual Meeting”), to be held at The Carlton Hotel, 88 Madison Avenue, New York, New York 10016 on Tuesday, May 7, 2013, at 10:00 a.m. Eastern Time, and at any adjournment or postponement thereof. You may obtain directions to the 2013 Annual Meeting by contacting our investor relations department at 212-589-2713. This Proxy Statement and the accompanying proxy card contain information about the items you will vote on at the 2013 Annual Meeting. It is anticipated that this Proxy Statement and the accompanying proxy card will be first mailed to shareholders on or about April 5, 2013.

Who is entitled to vote?

As of the close of business on March 26, 2013 (such date and time, the “Record Date”), there were 55,854,187 shares of common stock, no par value per share, of the Company (the “Common Stock”) outstanding. If you are a shareholder of record or a beneficial owner of Common Stock on the Record Date, you are entitled to receive notice of and to vote at the 2013 Annual Meeting and at any and all adjournments or postponements of the 2013 Annual Meeting. You are entitled to one vote for each share of Common Stock you hold as a shareholder of record or as beneficial owner for each matter presented for vote at the 2013 Annual Meeting.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with the Company’s transfer agent, Computershare Trust Company, N.A., you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you by the Company. As the shareholder of record, you have the right to grant your proxy to the Company or to vote in person at the 2013 Annual Meeting. The Company has enclosed a proxy card for you to use.

If your shares are held in a bank, brokerage or trustee account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded by a bank, broker, trustee or other nominee to you together with a voting instruction form.

If I am a shareholder of record of the Company’s shares, how do I vote?

If you are a shareholder of record, you may vote in person at the 2013 Annual Meeting. We will give you a ballot when you arrive at the 2013 Annual Meeting. If you do not wish to vote in person or if you will not be attending the 2013 Annual Meeting, you may vote as follows:

1. Over the Internet: go to www.investorvote.com/WTW;

2. By telephone: call 1-800-652-VOTE (8683) (toll-free within the United States, U.S. territories and Canada) or 1-781-575-2300 (collect); or

3. By mail: complete, sign and date and promptly mail the enclosed proxy card in the enclosed envelope (postage-prepaid for mailing in the United States).

Any proxy may be revoked at any time prior to its exercise at the 2013 Annual Meeting.

If I am a beneficial owner of shares held in street name, how do I vote?

As the beneficial owner, you have the right to direct your bank, broker, trustee or other nominee how to vote and are also invited to attend the 2013 Annual Meeting. Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the 2013 Annual Meeting unless you obtain and present at the 2013 Annual Meeting a “legal proxy” from the bank, broker, trustee or other nominee that holds your shares, giving you the right to vote the shares at the 2013 Annual Meeting. Your bank, broker, trustee or other nominee will send you separate instructions describing the procedure for voting your shares in person.

If you do not wish to vote in person at the 2013 Annual Meeting, you may vote by providing voting instructions to your bank, broker, trustee or other nominee. Subject to and in accordance with the instructions provided by your bank, broker, trustee or other nominee, you may vote in one of the following manners: over the Internet, by telephone or by mail.

Why is there information regarding the Internet availability of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we provide access to our proxy materials over the Internet.

How can I get access to the proxy materials over the Internet?

You can view our proxy materials for the 2013 Annual Meeting on the Internet on our website at www.weightwatchersinternational.com.

What happens if I do not give specific voting instructions?

Shareholders of Record. If you are a shareholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board of Directors, or if you sign and return the enclosed proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the 2013 Annual Meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the New York Stock Exchange (“NYSE”) rules, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. We encourage you to provide voting instructions to the organization that holds your shares. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform our Inspector of Election that it does not have the authority to vote on such matter with respect to your shares. This is generally referred to as a “broker non-vote.” Under current NYSE rules, Proposal 1 (Election of Class III Directors) and Proposal 3 (Re-Approval of the Material Terms of the Performance Goals under the 2008 Stock Incentive Plan) are considered non-routine matters.

How can I revoke my proxy or change my vote?

You may revoke your proxy or change your voting instructions before the proposals are voted on at the 2013 Annual Meeting:

1. If you are a shareholder of record, by (a) voting on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the 2013 Annual Meeting will be counted), (b) timely delivering a written revocation or a valid, later-dated proxy to the Corporate Secretary of the Company at the address of the Company’s principal executive offices, or (c) attending the 2013 Annual Meeting and voting in person (attendance at the 2013 Annual Meeting will not itself revoke a proxy); or

2. If you are a beneficial owner of shares held in street name, by submitting new voting instructions by contacting your bank, broker, trustee or other nominee, or as otherwise provided in the instructions provided to you by your bank, broker, trustee or other nominee.

How many shares must be present or represented to constitute a quorum for the 2013 Annual Meeting?

The presence of a majority of the outstanding shares, in person or represented by proxy, of the Common Stock entitled to vote at the 2013 Annual Meeting constitutes a quorum. A quorum is necessary in order to conduct business at the 2013 Annual Meeting. Abstentions, withheld votes in the election of directors and broker shares that include broker non-votes are counted as present for purposes of determining a quorum. If a quorum is not present, the Company expects that the 2013 Annual Meeting will be rescheduled for a later date.

What is the voting requirement to approve each of the proposals?

Proposal 1—Election of Class III Directors. Directors are elected by a plurality of the votes cast, in person or by proxy, at the 2013 Annual Meeting. This means that the three nominees to be Class III directors receiving the highest number of affirmative votes cast at the 2013 Annual Meeting will be elected as Class III directors for a three-year term. A withhold vote in the election of directors will have the same effect as an abstention. Neither a withhold vote nor a broker non-vote will affect the outcome of the election of directors.

Proposal 2—Ratification of the Selection of Independent Registered Public Accounting Firm. The selection of PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as our independent registered public accounting firm for fiscal 2013 will be ratified if the votes cast, in person or by proxy, at the 2013 Annual Meeting “for” ratification exceed the number of votes cast “against” ratification. Abstentions will have no effect on this proposal. Proposal 2 is an advisory vote and non-binding.

Proposal 3—Re-Approval of the Material Terms of the Performance Goals under the 2008 Stock Incentive Plan. The material terms of the performance goals under the Weight Watchers International, Inc. 2008 Stock Incentive Plan (the “2008 Plan”) will be re-approved if the votes cast, in person or by proxy, at the 2013 Annual Meeting “for” this proposal exceed the number of votes cast “against” this proposal. Neither an abstention nor a broker non-vote will affect the outcome of the vote on this proposal.

Other Matters. Any other matters that may properly come before the 2013 Annual Meeting will generally require that the votes cast “for” must exceed the votes cast “against.” If any other matter not discussed in this Proxy Statement properly comes before the 2013 Annual Meeting upon which a vote may be taken, shares represented by all proxies received by the Company will be voted on that matter in accordance with the discretion of the persons named as proxies. Abstentions will have no effect on the proposal to approve any such other matter.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote your shares “FOR” the election of each of the nominees for Class III director to the Board of Directors (Proposal 1); “FOR” the ratification of the selection of PricewaterhouseCoopers as our independent registered public accounting firm for fiscal 2013 (Proposal 2); and “FOR” the re-approval of the material terms of the performance goals under the 2008 Plan (Proposal 3).

How are votes counted?

Representatives of the Company’s transfer agent, Computershare Trust Company, N.A., will tabulate the vote and act as Inspector of Election. The vote will be certified by the Company’s Inspector of Election. Except as necessary to meet legal requirements, proxies and ballots that identify the vote of individual shareholders will be kept confidential in cases where shareholders write comments on their proxy cards or in a contested proxy solicitation. During the proxy solicitation period, the Company will receive vote tallies from time to time from the Inspector of Election, but such tallies will provide aggregate figures rather than names of shareholders.

Who will bear the cost of soliciting votes for the 2013 Annual Meeting?

The Company will bear the entire cost of this proxy solicitation, including the preparation, printing and mailing of this Proxy Statement, the proxy card and any additional soliciting materials sent by the Company to shareholders. The Company will reimburse brokerage firms and other persons representing beneficial owners of shares for reasonable expenses incurred by them in forwarding proxy-soliciting materials to such beneficial owners. In addition to solicitations by mail, certain of the Company’s directors, officers and regular employees, without additional remuneration, may solicit proxies on the Company’s behalf by telephone, e-mail, facsimile or personal interviews.

How can interested parties communicate with the Board of Directors?

Any interested person who wants to communicate with the Board of Directors or any individual director can write to them at Weight Watchers International, Inc., Attention: Corporate Secretary, prior to April 15, 2013, 11 Madison Avenue, 17th Floor, New York, New York 10010 and, on or following April 15, 2013, 675 Avenue of Americas, 6th Floor, New York, New York 10010. In any such communication, such person may also designate a particular audience, including a committee of the Board of Directors, such as the Audit Committee, the non-management directors as a group, or the director designated to preside over the meetings of the non-management directors. Depending on the subject matter, our Corporate Secretary will: (i) forward the communication to the director or directors to whom it is addressed; (ii) attempt to handle the inquiry directly, for example when the request is for information about the Company or is a stock-related matter; or (iii) not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic. At each Board of Directors meeting, a member of management will present a summary of communications, if any, received since the last meeting that were not forwarded to the director or directors to whom they were addressed, other than communications that are primarily commercial in nature or relate to improper or irrelevant topics, and shall make those communications available to the Board of Directors upon request.

Our Board of Directors encourages interested persons who are interested in communicating directly with our independent directors as a group to do so by writing to the independent directors in care of our Corporate Secretary. Interested persons can send communications by mail to: Weight Watchers International, Inc., Attention: Corporate Secretary, prior to April 15, 2013, 11 Madison Avenue, 17th Floor, New York, New York 10010 and, on or following April 15, 2013, 675 Avenue of Americas, 6th Floor, New York, New York 10010. Such correspondence received addressed to our independent directors will be reviewed by our Corporate Secretary or his designee, who will regularly forward to our independent directors all correspondence that, in the opinion of our Corporate Secretary, deals with the functions of the Board of Directors or committees thereof or that our Corporate Secretary otherwise determines requires their attention. Our independent directors may at any time review a log of all correspondence received by the Company that is addressed to the independent members of the Board of Directors and request copies of any such correspondence.

When do we anticipate mailing the proxy materials to shareholders?

It is anticipated that this Proxy Statement and the accompanying proxy card will be first mailed to shareholders on or about April 5, 2013.

Important Notice Regarding the Availability of Proxy Materials

for the 2013 Annual Meeting of Shareholders to Be Held on May 7, 2013

The Proxy Statement and the Annual Report to Shareholders are

available at www.weightwatchersinternational.com.

PROPOSAL 1

ELECTION OF CLASS III DIRECTORS

Our Board of Directors is currently divided into three classes, with members of each class holding office for staggered three-year terms (in all cases subject to election and qualification of their successors or until the earlier of their death, resignation or removal). The following individuals are our current directors and serve for the terms indicated:

Class III Directors (term expiring in 2013)

Steven M. Altschuler

Philippe J. Amouyal

David P. Kirchhoff

Class I Directors (term expiring in 2014)

Raymond Debbane

John F. Bard

Jonas M. Fajgenbaum

Class II Directors (term expiring in 2015)

Marsha Johnson Evans

Sacha Lainovic

Christopher J. Sobecki

The Board of Directors has nominated for election at the 2013 Annual Meeting as Class III directors, to serve until the 2016 annual meeting of shareholders and until their successors have been duly elected and qualified, the following slate of three nominees: Steven M. Altschuler, Philippe J. Amouyal and David P. Kirchhoff. Each of the Class III director nominees is currently serving as a director of the Company. Mr. Amouyal and Mr. Kirchhoff were elected by the shareholders at the Company’s 2010 annual meeting of shareholders. The Board of Directors elected Dr. Altschuler as a member of the Board of Directors effective as of September 30, 2012 to serve the remainder of the term of the former Class III director, Kimberly Roy Tofalli, who resigned from the Board of Directors effective as of September 29, 2012. Dr. Altschuler also became a member of the Audit Committee on September 30, 2012 to fill the vacancy left by Ms. Roy Tofalli’s resignation.

Unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy card to that effect, the proxies named in the enclosed proxy card will, upon receipt of a properly executed proxy card, vote to elect Dr. Altschuler, Mr. Amouyal and Mr. Kirchhoff as Class III directors for a term expiring at the 2016 annual meeting of shareholders and until their successors have been duly elected and qualified. The Board of Directors knows of no reason why these nominees should be unable or unwilling to serve, but if that should be the case, proxies will be voted for the election of such substitutes as the Board of Directors may designate.

Set forth below are the names and certain information with respect to each of the persons nominated to serve as a Class III director of the Company.

Background Information on Nominees

Background information about each of the persons nominated to serve as Class III directors for a three-year term expiring at the 2016 annual meeting of shareholders and until their successors have been duly elected and qualified is as follows:

Steven M. Altschuler. Dr. Altschuler has been a director since September 2012. Dr. Altschuler has served and continues to serve as the Chief Executive Officer of The Children’s Hospital of Philadelphia (“CHOP”), one

of the leading children’s hospitals in the United States, since April 2000. Prior to assuming the role of Chief Executive Officer, Dr. Altschuler held several positions at CHOP, including Physician-in-Chief and chief of the Division of Gastroenterology, Hepatology and Nutrition. Prior to joining CHOP, Dr. Altschuler was faculty member and chair of the Department of Pediatrics at the Perelman School of Medicine at the University of Pennsylvania. Dr. Altschuler received a B.A. in mathematics and an M.D. from Case Western Reserve University. Dr. Altschuler is a director of Mead Johnson Nutrition Company, serves on its Compensation and Management Development Committee and is also Chair of its Nutrition Science and Technology Committee.

Philippe J. Amouyal. Mr. Amouyal has been a director since November 2002. Mr. Amouyal is a Managing Director of The Invus Group, LLC, a position he has held since 1999. Previously, Mr. Amouyal was a Vice President and director of The Boston Consulting Group in Boston, MA. He holds an M.S. in Engineering and a DEA in Management from Ecole Centrale de Paris and was a Research Fellow at the Center for Policy Alternatives of the Massachusetts Institute of Technology. Mr. Amouyal is a director and member of the Compensation Committee of Lexicon Pharmaceuticals, Inc. and a number of private companies of which Artal or Invus, L.P. are shareholders.

David P. Kirchhoff. Mr. Kirchhoff has been a director and our Chief Executive Officer since December 31, 2006. He served as our President from December 31, 2006 to January 3, 2013. Mr. Kirchhoff has served and continues to serve as the Chief Executive Officer of WeightWatchers.com since rejoining WeightWatchers.com in June 2004. He also served as President of WeightWatchers.com from June 2004 until April 2008 and our Chief Operating Officer, Europe and Asia from September 2005 until December 2006. Prior to rejoining WeightWatchers.com, Mr. Kirchhoff served as Chief Financial Officer of the Enthusiast Media Group of Primedia, Inc., a print and digital content provider, from September 2003 to June 2004. Mr. Kirchhoff originally joined WeightWatchers.com in January 2000 as Senior Vice President, Strategy and Business Development, and served as Chief Financial Officer of WeightWatchers.com from January 2003 until his departure in August 2003. Prior to joining WeightWatchers.com in January 2000, he was Director of Corporate Strategy and Development for PepsiCo, Inc. Previously, Mr. Kirchhoff was a manager and consultant with The Boston Consulting Group in Washington, D.C. He holds a B.S. in Biomedical and Electrical Engineering from Duke University and an M.B.A. from the University of Chicago Graduate School of Business.

The Board of Directors recommends that you vote “FOR” the election of each of the Class III director nominees.

PROPOSAL 2

RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers to serve as the Company’s independent registered public accounting firm for fiscal 2013. Representatives of PricewaterhouseCoopers are expected to be present at the 2013 Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Ratification by the shareholders of the selection of the independent registered public accounting firm is not required, but the Board of Directors believes that it is desirable to submit this matter to the shareholders. If the selection of PricewaterhouseCoopers is not ratified at the meeting, the Audit Committee will investigate the reason for the rejection and reconsider the appointment.

The Board of Directors recommends that you vote “FOR” the ratification of the selection of

PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2013.

PROPOSAL 3

RE-APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS

UNDER THE 2008 STOCK INCENTIVE PLAN

The Weight Watchers International, Inc. 2008 Stock Incentive Plan (the “2008 Plan”) was initially adopted by shareholders on May 6, 2008. In order to allow for certain awards under the 2008 Plan to qualify as tax-deductible “performance-based compensation” within the meaning of Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), the Company is seeking shareholder re-approval of the material terms of the performance goals that may be utilized for purposes of determining performance awards that may be granted under the 2008 Plan. The material terms include the employees eligible under the 2008 Plan, the business criteria on which performance goals are based and the maximum amount of compensation payable under the 2008 Plan to any one employee during a specified period.

The Company is not seeking to make any changes with respect to the material terms of the performance goals or any other terms of the 2008 Plan at this time. However, the regulations under Section 162(m) require the Company to seek re-approval of the material terms of the performance goals under the 2008 Plan no later than the first shareholder meeting that occurs in the fifth year following the year in which shareholders previously approved those terms.

The Board of Directors believes that it is in the best interests of the Company and its shareholders for the Company to provide an incentive plan under which compensation awards made to executive officers can be deducted by the Company for federal income tax purposes. The Board of Directors and the Compensation Committee (defined below) believe that performance-based awards are vital to the interests of the Company and its shareholders as such awards play an important role in attracting and motivating employees as well as rewarding achievement of annual goals important to the Company’s near- and long-term financial and strategic success and employees’ adherence to, and demonstration of, the Company’s values.

If shareholders do not re-approve the performance goals under the 2008 Plan, the 2008 Plan will not be available for future grants of certain types of performance-based awards and we may not be entitled to a tax deduction for some or all of the performance-based compensation paid to our Chief Executive Officer and our other most highly compensated executive officers (other than our Chief Financial Officer).

The following is a summary of the 2008 Plan. For a more complete understanding of the 2008 Plan, please refer to the entire text of the 2008 Plan, which is attached to this Proxy Statement as Appendix A.

Summary of the 2008 Plan

Administration. The 2008 Plan is administered by the Compensation and Benefits Committee of the Board of Directors (the “Compensation Committee”), which may delegate its duties and powers in whole or in part to any subcommittee consisting solely of at least two individuals who are intended to qualify as “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (or any successor rule thereto) (the “Exchange Act”) and, to the extent required by Section 162(m), “outside directors” within the meaning thereof. In addition, as long as grants are made consistent with Compensation Committee guidelines and the 2008 Plan, the Compensation Committee may delegate the authority to grant awards under the 2008 Plan to any employee or group of employees of the Company or an Affiliate.

The Compensation Committee has the authority to make, and establish the terms and conditions of, any award to any person eligible to be a participant under the 2008 Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions). The Compensation Committee is authorized to interpret the 2008 Plan, to establish, amend and rescind any rules and regulations relating to the 2008 Plan and to make any other determinations that it deems necessary or desirable for the administration of the 2008 Plan. The Board of Directors shall be authorized and shall have the power to act on behalf and in lieu of the Compensation Committee with respect to the matters contained in the 2008 Plan.

Eligibility. Any employee, prospective employee, director, advisor or consultant of the Company or an Affiliate is eligible to receive an Award grant under the 2008 Plan. The Compensation Committee selects individuals eligible to participate in the 2008 Plan and, as of December 29, 2012, only employees and directors of the Company were eligible to participate based on established criteria utilized by the Compensation Committee in determining awards.

Aggregate Past Grants Under the 2008 Plan. The table below sets forth the stock options and restricted stock units (“RSUs”) issued under the 2008 Plan that have been received by or allocated since the inception of the 2008 Plan through December 29, 2012 to the following persons or groups: (i) each of our “named executive officers”, (ii) our current executive officers as a group and (iii) all employees, other than current executive officers, as a group. Since the inception of the 2008 Plan through December 29, 2012, no stock options or RSUs were granted to any of our current directors who are not executive officers. Any awards granted to our current directors who are not executive officers have been granted under the Weight Watchers International, Inc. 2004 Stock Incentive Plan (the “2004 Plan”). In addition, since the inception of the 2008 Plan through December 29, 2012, no stock options or RSUs were granted to (i) any associate of any current director who is not an executive officer or (ii) any associate of any executive officer, and other than with respect to our Chief Executive Officer, no person was granted stock options or RSUs which account for five percent or more of the total number of shares available for issuance under the 2008 Plan.

	Number of Securities Underlying Stock Options Granted	Number of Securities Underlying Restricted Stock Units Granted
David P. Kirchhoff, Chief Executive Officer	268,411	28,865
Nicholas P. Hotchkin, Chief Financial Officer	28,690	2,912
Ann M. Sardini, Former Chief Financial Officer(1)	61,787	7,198
David A. Burwick, Former President, North America(2)	42,968	6,214
Michael Basone, President, WeightWatchers.com and Chief Technology Officer	85,103	9,586
Melanie Stack (Stubbing), President, Europe	86,600	9,739
All current executive officers as a group	576,622	63,012
All employees, other than current executive officers, as a group	1,195,862	256,947

(1)	Ms. Sardini resigned from her position as Chief Financial Officer effective March 30, 2012 and subsequently retired from the Company effective June 29, 2012.

(2)	Mr. Burwick resigned from the Company effective December 31, 2012.

Common Stock Price: On March 26, 2013, the closing price of the Common Stock, as reported on the NYSE, was $41.10 per share.

Shares Subject to the 2008 Plan. Initially, the total number of shares available for issuance under the 2008 Plan was 3,000,000. Pursuant to the terms of the 2008 Plan, the number of shares available for issuance under the 2008 Plan was subsequently increased by 550,272 shares, the remaining number of shares to which awards could be granted under the 1999 Stock Purchase and Option Plan of Weight Watchers International, Inc. and Subsidiaries (the “1999 Plan”) upon its termination. As of December 29, 2012, 244,191 shares had been previously issued under the 2008 Plan pursuant to previously settled awards and there were 1,448,151 shares subject to outstanding stock options and 228,029 RSUs outstanding under the 2008 Plan. This leaves 1,653,849 shares available for the grant of future awards under the 2008 Plan. The maximum number of shares with respect to which awards may be granted during each calendar year to any given participant may not exceed 500,000. The shares may consist, in whole or in part, of unissued shares or shares that the Company has reacquired, bought on the market or otherwise. The issuance of shares or the payment of cash upon the exercise of an award or in consideration of the cancellation or termination of an award shall reduce the total number of shares available under the 2008 Plan. Shares subject to awards (or portions thereof) that terminate or lapse without the payment of consideration may be granted again under the 2008 Plan. In addition, shares withheld by the Company to satisfy any tax withholding obligation may be granted again under the 2008 Plan.

Stock Options and Stock Appreciation Rights. The Compensation Committee may award non-qualified or “incentive” stock options under the 2008 Plan. Options granted under the 2008 Plan will become vested and exercisable at such times and upon such terms and conditions as may be determined by the Compensation Committee, but an option will generally not be exercisable for a period of more than ten years after it is granted.

The exercise price per share of Common Stock for any stock option awarded will not be less than the average of the closing price of our Common Stock on the grant date and the four previous trading days on the New York Stock Exchange (the “NYSE”) or such other national securities exchange on which the shares are traded. To the extent permitted by the Compensation Committee, the exercise price of a stock option may be paid (i) in cash or its equivalent (e.g. a check or wire transfer); (ii) in shares of Common Stock having a fair market value equal to the aggregate option exercise price, so long as the shares have been held by the participant for no less than six months; (iii) partly in cash and partly in shares of Common Stock; or (iv) through the delivery of irrevocable instructions to a broker to sell, to the extent permitted by applicable law, shares of Common Stock obtained upon the exercise of the stock option and to deliver promptly to the Company an amount out of the proceeds of the sale equal to the aggregate option exercise price for the shares being purchased.

The Compensation Committee may grant stock appreciation rights independent of, or in connection with, a stock option. The exercise price of a stock appreciation right will not be less than the average of the closing price of our Common Stock on the grant date and the four previous trading days on the NYSE or such other national securities exchange on which the shares are traded; provided, however, that, in the case of a stock appreciation right granted in connection with a stock option, the exercise price will not be less than the exercise price of the related stock option. Each stock appreciation right granted independent of a stock option will entitle a participant, upon exercise, to an amount equal to (i) the excess of (A) the fair market value on the exercise date of one share of Common Stock over (B) the exercise price, multiplied by (ii) the number of shares of Common Stock covered by the stock appreciation right, and each stock appreciation right granted in connection with a stock option will entitle a participant upon surrender of his or her unexercised, but exercisable, stock option to receive the same amount. Payment will be made in shares of Common Stock (any Common Stock is valued at fair market value) and/or cash, as determined by the Compensation Committee.

Limitations. No award may be granted under the 2008 Plan after May 6, 2018 (the “Expiration Date”), unless shareholders re-approve the material terms of the 2008 Plan, but awards granted prior to the Expiration Date may extend beyond that date. Except as discussed below in “Adjustments Upon Certain Events”, the 2008 Plan prohibits the repricing of the exercise price of any stock options or stock appreciation rights after they have been granted.

Restricted Stock Units. An RSU award gives the participant an opportunity to receive shares of Common Stock free of restrictions upon vesting of the RSU award. The Compensation Committee will determine the number of RSUs to grant to a participant, the duration of the period during which any restrictions may remain imposed on such RSUs, the conditions, if any, under which the RSUs may be forfeited to the Company, and the other terms and conditions of the RSU awards. At the discretion of the Compensation Committee, an RSU award may entitle the participant to receive an amount that is equal to the amount of any dividends that the participant would have been paid if the RSUs were actual Common Stock. If the participant is entitled to these types of dividend equivalent payments, the Compensation Committee will decide whether these payments will be made to the participant currently or held until the RSU award vests, in which case such amount may be paid with or without interest.

Restricted Stock. The Compensation Committee will determine the number of shares of restricted stock to grant to a participant, the duration of the period during which any restrictions may remain imposed on such restricted stock, the conditions, if any, under which the restricted stock may be forfeited to the Company, and the other terms and conditions of restricted stock awards. Certain restricted stock awards granted under the 2008 Plan may be granted in a manner designed to make them deductible by the Company under Section 162(m). Such awards shall be based upon one or more of the performance criteria described below in “Plan Awards—Section 162(m) of the Internal Revenue Code”.

Other Equity-Based Awards. The Compensation Committee, in its sole discretion, may grant or sell stock awards, unrestricted Common Stock and other awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value, of the Common Stock. Such other equity-based awards may be in such form, and dependent on such conditions, as the Compensation Committee determines, including, without limitation, the right to receive, or vest with respect to, one or more shares of Common Stock (or the equivalent cash value of such shares of Common Stock based on the fair market value of such stock) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of certain performance objectives. The maximum amount of other equity-based awards that may be granted during a calendar year to any participant is (x) with respect to other equity-based awards that are denominated or payable in shares, 500,000 shares and (y) with respect to other equity-based awards that are not denominated or payable in shares, $1 million.

Cash Awards. The Company may also make awards of cash to participants in a manner which is intended to allow such awards to be deductible by the Company under Section 162(m). Cash awards shall be provided for pursuant to the procedures regarding the grant, determination and payment of the Performance-Based Award, as described below in “Plan Awards—Section 162(m) of the Internal Revenue Code” and “Tax Consequences of 2008 Plan Awards”.

Plan Awards—Section 162(m) of the Internal Revenue Code. Restricted stock, RSU and other equity-based and cash awards granted under the 2008 Plan may be granted in a manner designed to make them deductible by the Company under Section 162(m). Such awards (“Performance-Based Awards”) shall be based upon one or more of the following performance criteria: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per share; (v) book value per share; (vi) return on shareholders’ equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital; and (xviii) return on assets. With respect to Performance-Based Awards, (A) the Compensation Committee shall establish in writing the objective performance goals applicable to a given period of service no later than 90 days after the commencement of such period of service (but in no event after 25% of such period of service has elapsed), and (B) no awards shall be paid to any participant for such period of service until the Compensation Committee certifies that the objective performance goals (and any other material terms) applicable to such period have been satisfied.

No participant who is a “covered employee” within the meaning of Section 162(m) shall receive payment of a cash award under the 2008 Plan in respect of any performance period in excess of $5 million, and the Compensation Committee shall have the right, in its absolute discretion, to reduce or eliminate the amount of any cash award otherwise payable to any participant under the 2008 Plan based on individual performance or any other factors that the Compensation Committee, in its discretion, shall deem appropriate.

Adjustments Upon Certain Events. In the event of any stock split, spin-off, share combination, reclassification, recapitalization, liquidation, dissolution, reorganization, merger, Change in Control, payment of a dividend (other than a cash dividend paid as part of a regular dividend program) or other similar transaction or occurrence which affects the equity securities of the Company or the value of such equity securities, the Compensation Committee has the discretion to (i) adjust the number and kind of shares subject to the 2008 Plan and available for or covered by awards granted under the 2008 Plan, (ii) adjust the share prices related to outstanding awards granted under the 2008 Plan and/or (iii) take such other action (including providing for the payment of a cash amount to holders of outstanding awards granted under the 2008 Plan in cancellation of any such awards), in each case as it deems reasonably necessary to address, on an equitable basis, the effect of the applicable corporate event on the 2008 Plan and any outstanding awards granted under the 2008 Plan; provided, however, that the Compensation Committee may, upon the consummation of the transactions constituting a Change in Control, cancel without consideration any outstanding stock option having an Option Price that is greater than the per share consideration received by a holder of Common Stock in such transaction.

Amendment and Termination. The Compensation Committee may amend, alter or discontinue the 2008 Plan, but, except as discussed above in “Adjustments Upon Certain Events”, no amendment, alteration or discontinuation shall be made (i) without the approval of the shareholders of the Company, if such action would increase the total number of shares of Common Stock reserved for the purposes of the 2008 Plan, or increase the maximum number of shares of restricted stock or other equity-based awards that may be awarded under the 2008 Plan, or increase the maximum number of shares for which awards may be granted to any participant, (ii) without the consent of a participant, if such action would diminish any of the rights of the participant under any award previously granted to the participant under the 2008 Plan or (iii) to the provision prohibiting the repricing of stock options or stock appreciation rights to permit such repricing. No new awards may be made under the 2008 Plan after May  6, 2018 unless and until the shareholders re-approve the material terms of the 2008 Plan.

Tax Consequences of 2008 Plan Awards

Introduction. The following general discussion of the federal income tax consequences of awards to be granted under the 2008 Plan is based on current federal tax laws and regulations, does not purport to be a complete description of the federal income tax laws, and does not purport to be a representation as to the actual tax consequences that any participant or the Company may in fact incur. Participants may also be subject to certain state and local taxes, which are not described below.

Non-qualified Stock Options. If the award granted is a non-qualified stock option, no income is realized by the participant at the time of grant of the option, and no deduction is available to the Company at such time. At the time of a cash or equivalent exercise, ordinary income is realized by the participant in an amount equal to the excess, if any, of the fair market value of the Common Stock on the date of exercise over the option exercise price, and the Company receives a tax deduction for the same amount. Upon disposition, any difference between the participant’s tax basis in the Common Stock and the amount realized on disposition of the shares is treated as capital gain or loss.

Incentive Stock Options. If the award granted is an “incentive stock option” (as described in Section 422 of the Internal Revenue Code), no income is realized by the participant upon award or exercise of the option and no compensation deduction is available to the Company at such times. If the Common Stock purchased upon the exercise of an incentive stock option is held by a participant for at least two years from the date of the grant of such option and for at least one year after exercise, any resulting gain is taxed, upon disposition of the Common Stock, at long-term capital gains rates. If the Common Stock purchased pursuant to the option is disposed of before the expiration of that period, any gain on the disposition, up to the excess of the fair market value of the Common Stock at the time of exercise over the option exercise price, is taxed at ordinary income rates as compensation paid to the participant, and the Company is entitled to a compensation deduction for an equivalent amount. Any amount realized on the disposition by the participant in excess of the fair market value of the Common Stock at the time of exercise is taxed at capital gains rates.

Stock Appreciation Rights. The participant realizes no income at the time a stock appreciation right is granted, and no deduction is available to the Company at such time. When the right is exercised, ordinary income is realized by the participant in the amount of the cash and/or the fair market value of the Common Stock received by the participant, and the Company shall be entitled to a deduction of the same amount.

Restricted Stock Units. If the award granted is an RSU, the participant will not recognize any income for federal income tax purposes when RSUs are granted because restricted share units are not considered to be

“property” for purposes of the Internal Revenue Code and no deduction is available to the Company at such time. After the RSUs vest and are settled, the participant will be required to treat as ordinary income an amount equal to the full fair market value of the shares of Common Stock and any cash received. If the participant sells the shares of Common Stock, the participant generally will have a taxable capital gain (or loss). Because the participant will have recognized income when any stock was distributed, the amount of this gain (or loss) is the difference between the sale price and the fair market value of the stock on the date it was distributed.

Subject to Section 162(m), discussed below, the Company is generally entitled to a deduction equal to the amount of ordinary income recognized by the participant as the result of an RSU award. If a participant forfeits his or her RSU award, no gain or loss is recognized and no deduction is allowed.

Restricted Stock Awards. Subject to Section 162(m), discussed below, the Company receives a deduction and the participant recognizes taxable income equal to the fair market value of the restricted stock award at the time the restrictions on the stock awarded lapse, unless the participant elects to recognize such income immediately by so electing, within 30 days after the date of grant by the Company to the participant of a restricted stock award, as permitted under Section 83(b) of the Internal Revenue Code, in which case both the Company’s deduction and the participant’s inclusion in income occur on the grant date. The value of any other stock award granted to participants shall be taxable as ordinary income to such participant in the year in which such stock is received, and the Company will be entitled to a corresponding tax deduction, subject to Section 162(m).

Section 162(m) of the Internal Revenue Code. Section 162(m) generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the chief executive officer and the three other most highly compensated executive officers of the Company or any of its subsidiaries (excluding the Company’s principal financial officer) in any taxable year of the Company. Qualifying performance-based compensation is not subject to this deduction limit if certain requirements are met. One requirement is shareholder approval of (i) the performance criteria upon which performance-based awards may be based, (ii) the annual participant limits on awards and (iii) the class of employees eligible to receive awards. In the case of restricted stock awards and performance-based awards, other requirements generally are that objective performance goals and the amounts payable upon achievement of the goals be established by a committee of at least two “outside directors” (within the meaning of Section 162(m)) and that no discretion be retained to increase the amount payable under the awards. In the case of stock options and stock appreciation rights, other requirements are that the stock option or stock appreciation right be granted by a committee of at least two “outside directors” and that the exercise price of the stock option or stock appreciation right be not less than the fair market value of the Common Stock subject to such award on the date of grant of the award.

Section 409A of the Internal Revenue Code. Section 409A of the Internal Revenue Code (“Section 409A”) covers certain nonqualified deferred compensation arrangements and generally establishes rules that must be followed with respect to covered deferred compensation arrangements in order to avoid the imposition of an additional 20% tax (plus interest) on the service provider who is entitled to receive the deferred compensation. Certain awards that may be granted under the 2008 Plan may constitute “deferred compensation” within the meaning of and subject to Section 409A. While the Compensation Committee intends to administer and operate the 2008 Plan and establish terms (or make required amendments) with respect to awards subject to Section 409A in a manner that will avoid the imposition of additional taxation under Section 409A upon a participant, there can be no assurance that additional taxation under Section 409A will be avoided in all cases. If any payments or benefits that the Company would otherwise be required to provide under the 2008 Plan cannot be provided in the manner contemplated without subjecting the participant to income tax under Section 409A, the Company shall provide such intended payments or benefits to the participant in an alternative manner that conveys an equivalent economic benefit to the participant (without materially increasing the aggregate cost to the Company).

The following table summarizes our equity compensation plan (including the 2008 Plan) information as of December 29, 2012:

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1) (a)	Weighted-average exercise price of outstanding options, warrants and rights(2) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(3) (c)
Equity compensation plans approved by security holders	2,485,664	$38.51	2,098,055
Equity compensation plans not approved by security holders	—	—	—

Total	2,485,664	$38.51	2,098,055

(1)	Consists of 2,239,372 shares of Common Stock issuable upon the exercise of outstanding options and 246,292 shares of Common Stock issuable upon the vesting of restricted stock units awarded under the 2008 Plan, the 2004 Plan, and the 1999 Plan.

(2)	Includes weighted-average exercise price of stock options outstanding of $42.75 and restricted stock units of $0.

(3)	Consists of shares of Common Stock issuable under the 2008 Plan and the 2004 Plan pursuant to various awards the Compensation Committee may make, including non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock units, restricted stock and other equity-based awards. The 1999 Plan terminated on December 16, 2009 pursuant to its terms and in connection with such termination no additional securities can be issued under the plan. Pursuant to the terms of the 2008 Plan, the number of shares of Common Stock available for issuance under the 2008 Plan was increased by 550,272 shares, the remaining number of shares of Common Stock with respect to which awards could be granted under the 1999 Plan upon its termination.

The Board of Directors recommends a vote FOR the re-approval of the material terms of the performance goals under the Company’s 2008 Stock Incentive Plan.

CORPORATE GOVERNANCE

BOARD OF DIRECTORS AND COMMITTEES

Board of Directors

Our Board of Directors is comprised of nine members. The Board of Directors is divided into three classes, equal in number, with each director serving a three-year term and one class being elected at each year’s annual meeting of shareholders. We expect directors to attend and participate in all meetings of the Board of Directors and of the committees of the Board of Directors on which they serve. We understand, however, that occasionally a director may be unable to attend a meeting.

The Board of Directors held ten meetings in fiscal 2012. In fiscal 2012, each of the directors attended at least 90% of the meetings of the Board of Directors and of the committees of the Board of Directors on which he or she served and average attendance at such meetings was over 95%. We also expect directors to attend our 2013 Annual Meeting. Eight of our then current nine directors attended the Company’s 2012 annual meeting of shareholders. In addition to attending and participating in meetings of the Board of Directors, the committees thereof and annual meetings of shareholders, the directors communicate with our executive management team to remain informed about the Company’s business and for such other purposes as may be helpful to the Board of Directors in fulfilling its responsibilities.

Directors of Weight Watchers International, Inc.

Set forth below in the section entitled “Executive Officers and Directors of the Company” are the names and certain information with respect to each of our current directors.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines that include guidelines for determining director independence and qualifications for directors. The Company’s corporate governance materials, including the Corporate Governance Guidelines and charters of the committees of the Board of Directors, are available on the Corporate Governance page of our website at www.weightwatchersinternational.com. The Board of Directors regularly reviews corporate governance developments and modifies our Corporate Governance Guidelines and committee charters as warranted.

Committees of the Board of Directors

The standing committees of the Board of Directors consist of the Audit Committee and the Compensation Committee. Due to Artal beneficially holding more than 50% of the voting power for the election of the Company’s directors, we are considered a “controlled company” as defined in the listing standards of the NYSE. As such, we have elected to be exempt from the requirements to have nominating/corporate governance and compensation committees composed entirely of independent directors and to have a majority of independent directors on our Board of Directors.

Audit Committee

We have an Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules and regulations of the SEC and the listing standards of the NYSE. The current members of the Audit Committee are Mr. Bard, Dr. Altschuler and Ms. Evans. The Chairman of the Audit Committee is Mr. Bard. Dr. Altschuler joined the Audit Committee on September 30, 2012 to fill the vacancy left by Ms. Roy Tofalli’s resignation from the Board of Directors effective September 29, 2012. The Audit Committee held 11 meetings during fiscal 2012.

The principal duties of the Audit Committee are as follows:

•	to oversee that our management has maintained the reliability and integrity of our accounting policies and financial reporting and our disclosure practices;

•	to oversee that our management has established and maintained processes to ensure that an adequate system of internal controls is functioning;

•	to oversee that our management has established and maintained processes to ensure our compliance with all applicable laws, regulations and corporate policy;

•	to prepare an annual performance evaluation of the Audit Committee;

•

to establish and maintain procedures for the receipt, retention and treatment of complaints received by us, from any source, regarding accounting, internal accounting controls or auditing matters, and from our employees for the confidential, anonymous submission of concerns regarding questionable accounting or auditing matters;

•	to assist the Board of Directors in its oversight of the integrity of our financial statements;

•	to review the earnings press releases prior to the release of earnings and to review our annual and quarterly financial statements prior to their filing;

•

to oversee the performance of our independent registered public accounting firm and to retain or terminate the independent registered public accounting firm and approve all audit and non-audit engagement fees and terms with such registered public accounting firm;

•	to review, at least annually, the qualifications, performance and independence of our independent registered public accounting firm; and

•	in consultation with the independent accountants, management and the internal auditors, to review the integrity of the Company’s financial reporting processes, both internal and external.

The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate.

The Board of Directors has determined that each of the Audit Committee members, Mr. Bard, Dr. Altschuler and Ms. Evans, is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act, has satisfied the financial literacy requirements of the NYSE and has no direct or indirect material relationship with us and thus is independent under applicable listing standards of the NYSE, Rule 10A-3 under the Exchange Act and our Corporate Governance Guidelines. The Audit Committee operates under a written charter, which is available on our website at www.weightwatchersinternational.com.

Compensation Committee

The current members of the Compensation Committee are Mr. Debbane, Mr. Amouyal and Mr. Bard. The Chairman of the Compensation Committee is Mr. Debbane. The Compensation Committee held nine meetings during fiscal 2012. The principal duties of the Compensation Committee are as follows:

•	to establish and review the overall compensation philosophy of the Company;

•	to review and approve corporate goals and objectives relevant to the Chief Executive Officer’s and other executive officers’ compensation, including annual performance objectives;

•

to evaluate the performance of the Chief Executive Officer and other executive officers in light of approved goals and objectives and, based on such evaluation, review and approve the annual salary, bonus, equity-based incentive compensation and other benefits, direct and indirect, of the Chief Executive Officer and other executive officers;

•

to review, and make recommendations to the Board of Directors with respect to, the Company’s equity-based plans, and oversee the activities of the individuals responsible for administering those plans;

•	to review and recommend to the Board of Directors compensation of directors as well as directors’ and officers’ indemnification and insurance matters;

•	to review, and make recommendations to the Board of Directors with respect to, or approve, employee pension, profit sharing and benefit plans; and

•	to prepare recommendations and periodic reports to the Board of Directors concerning these matters.

The day-to-day administration of savings plans, profit sharing plans, stock plans, health, welfare and paid time-off plans and policies applicable to salaried employees in general are handled by the Company’s human resources, finance and legal department employees. The responsibility for certain fundamental changes outside the day-to-day requirements necessary to maintain these plans and policies belongs to the Compensation Committee. The Compensation Committee operates under a written charter, which is available on our website at www.weightwatchersinternational.com.

For additional information on the Compensation Committee’s activities, its use of outside advisors and its consideration and determination of executive compensation, see “Compensation Discussion and Analysis”.

Board Structure

It has been the policy of the Company for more than a decade to separate the positions of Chief Executive Officer and Chairman of the Board of Directors. While we recognize that different board leadership structures may be appropriate for companies in different situations, we believe that our current policy of separation of these two positions is most appropriate for the Company. To meet their responsibilities of overseeing management and setting strategic direction, as well as fostering the long-term value of the Company, among their other responsibilities, directors are required to spend time and energy in successfully navigating a wide variety of issues and guiding the policies and practices of the companies they oversee. To that end, we believe that having a separate non-executive Chairman of the Board of Directors, Mr. Debbane, who is solely responsible for leading the Board of Directors, allows our Chief Executive Officer, Mr. Kirchhoff, to focus his time and energy on running the day-to-day operations of the Company. We believe that our Chief Executive Officer and our Chairman of the Board of Directors have an excellent working relationship and open lines of communication. In addition, our Chairman of the Board of Directors does not have any relationships with Mr. Kirchhoff or other members of management that would compromise his ability to act free from the control of the Chief Executive Officer and management.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Mr. Debbane, Mr. Amouyal and Mr. Bard. There were no Compensation Committee interlocks or insider (employee) participation during fiscal 2012. See “Transactions with Related Persons and Certain Control Persons—Transactions with Related Persons” for a description of the relationships that Messrs. Debbane and Amouyal have with the Company.

Director Nominations

Because the Board of Directors believes that all of the directors of the Company should be involved in the process of nominating persons for election as directors and the Company is not required to have a nominating committee under the listing standards of the NYSE as described above under “—Committees of the Board of Directors”, the Board of Directors as a whole performs the functions of a nominating committee and is responsible for reviewing the requisite skills and characteristics of the nominees for the Board of Directors.

Identifying and Evaluating Nominees for Directors

The Board of Directors will consider candidates for nomination as a director recommended by the Company’s shareholders, current directors and officers, third-party search firms and other sources. In evaluating candidates, the Board of Directors considers the candidate’s minimum individual qualifications, including integrity, accountability, experience and an ability to work collegially with the other members of the Board of Directors. In addition, the Board of Directors will take into account all other factors it considers appropriate, including a candidate’s skills and experience, legal and regulatory requirements and the needs of the Board of Directors. While the Board of Directors has not adopted a formal policy regarding diversity, the Board of Directors evaluates each candidate in the context of the Board of Directors’ membership as a whole and seeks to achieve a mix of members that represents a diversity of background and experience in order to promote the representation of diverse views on the Board of Directors. The Board of Directors will review all candidates in the same manner, regardless of the source of the recommendation. The Board of Directors will consider individuals recommended by shareholders for nomination as a director in accordance with the procedures described below. The Board of Directors may engage consultants or third-party search firms to assist in identifying and evaluating potential candidates. While the Board of Directors has not adopted a separate charter setting forth the guidelines for its nomination duties, the guidelines for determining director independence and qualifications for directors are described in Articles II and III of our Corporate Governance Guidelines.

Recommendation of the Nominee Replacement Class III Director. As part of the succession planning for Ms. Roy Tofalli, who previously indicated to the Company that she might not stand for re-election at the 2013 Annual Meeting due to her increased responsibilities outside of her position on the Board of Directors, the Chairman of the Board of Directors, Mr. Debbane, identified and proposed the nomination of Dr. Altschuler for election to the Company’s Board of Directors. In September 2012, following receipt of Ms. Roy Tofalli’s resignation from the Board of Directors effective September 29, 2012 and evaluation of Dr. Altschuler, the Company’s Board of Directors unanimously elected Dr. Altschuler to serve the remainder of Ms. Roy Tofalli’s term as a Class III director.

Procedures for Submitting Director Recommendations and Nominations

The Company’s Amended and Restated Bylaws (the “Bylaws”) provide that shareholders may nominate persons for election as directors at the Company’s shareholders meeting by giving timely written notice to the Corporate Secretary of the Company containing required information. The Bylaws require that, to be timely and proper, notice of a nomination by a shareholder must be personally delivered to, or mailed to and received at, the Company’s principal executive offices as follows: (a) for elections to be held at an annual meeting of shareholders, at least 120 days and no more than 150 days before the first anniversary of the date of the proxy statement in conjunction with the annual meeting of shareholders for the prior year; (b) if the date of the annual meeting is more than 30 days earlier or later than the anniversary date of the prior year’s annual meeting, not less than 60 days prior to such annual meeting; and (c) for elections that are going to take place at a special meeting of shareholders, no later than the close of business on the seventh day after the day on which notice of the date of the special meeting is first given to shareholders. Notwithstanding the foregoing, so long as Artal owns a majority of our Common Stock, notice by Artal shall be timely and proper if delivered in writing or orally at least five business days prior to the date the Company mails its proxy statement in connection with the applicable meeting of shareholders.

In notifying the Corporate Secretary, the shareholder making the submission must provide the following information: (i) the name and the address of the shareholder, as they appear on the Company’s stock transfer books, and the name, age and business address (and, if known, residential address) of the candidate to be considered; (ii) a representation by the shareholder that the shareholder is a shareholder of record and intends to appear in person or by proxy at the meeting to nominate the candidate; (iii) the class or series and number of shares of the Company’s stock that are beneficially owned by the shareholder and by the candidate; (iv) a description of all arrangements or understandings between the shareholder and the candidate and any other person (naming such person) pursuant to which such nomination is to be made by such shareholder; (v) an executed written consent of the candidate to be named in the proxy statement as a nominee and to serve as a director of the Company if so elected; (vi) the principal occupation or employment of the candidate; and (vii) any other information relating to the candidate required to be disclosed in accordance with the Bylaws and the Exchange Act. For the 2014 annual meeting of shareholders, the foregoing information must be submitted to the Board of Directors through Weight Watchers International, Inc., Attention: Corporate Secretary, 675 Avenue of Americas, 6th Floor, New York, New York 10010.

The Board of Directors will also consider director candidates recommended by shareholders. All recommendations for nomination received by the Corporate Secretary that are made in accordance with the requirements in our Bylaws relating to director nominations, as described above, will be presented to the Board of Directors for its consideration.

Director Independence

Three of our nine directors, Dr. Altschuler, Mr. Bard, and Ms. Evans, are (and in connection with the 2012 annual meeting of shareholders, that Ms. Roy Tofalli, who resigned from the Board of Directors effective as of September 29, 2012, was) independent under applicable listing standards of the NYSE and our Corporate Governance Guidelines. For a director to be considered independent, the Board of Directors must determine that the director does not have any direct or indirect material relationship with the Company. The Board of Directors has established guidelines to assist it in determining director independence, which conform to the independence requirements in the NYSE listing standards. In addition to applying these guidelines, which are set forth in Article II of our Corporate Governance Guidelines, the Board of Directors will consider all relevant facts and circumstances in making an independence determination.

All members of the Audit Committee must be independent directors based on our Corporate Governance Guidelines and under the listing standards of the NYSE. Members of the Audit Committee must also satisfy a separate SEC independence requirement pursuant to Rule 10A-3 under the Exchange Act, which provides that they may not (i) accept directly or indirectly any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries other than their directors’ compensation, and (ii) be an affiliate of the Company. The Board of Directors has determined that each of the Audit Committee members, Mr. Bard, Dr. Altschuler and Ms. Evans, has no material relationship with us and satisfies (and in connection with the 2012 annual meeting of shareholders, that Ms. Roy Tofalli, who resigned from the Board of Directors effective as of September 29, 2012, satisfied) the independence requirements under our Corporate Governance Guidelines, the listing standards of the NYSE and Rule 10A-3 under the Exchange Act.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics for our officers, including our principal executive officer, principal financial officer, principal accounting officer and controller, and our employees and directors. Our Code of Business Conduct and Ethics is available on our website at www.weightwatchersinternational.com.

In addition to any disclosures required under the Exchange Act, the date and nature of any substantive amendment of our Code of Business Conduct and Ethics or waiver thereof applicable to any of our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, and that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K of the Exchange Act, will be disclosed on our website at www.weightwatchersinternational.com within four business days of the date of such amendment or waiver. In the case of a waiver, the name of the person to whom the waiver was granted will also be disclosed on our website within four business days of the date of such waiver.

Oversight of Risk Management

We are exposed to a number of risks, including financial risks, credit risks, operational risks and risks relating to regulatory and legal compliance. Our executive management team is responsible for identifying and evaluating these risks and developing plans to manage them effectively. Risk management is a Company-wide initiative that involves each of our operating segments. We take a multi-disciplinary approach to risk and our risk management function includes senior executives with backgrounds in finance, operations, human resources, and legal and regulatory compliance. For example, our Chief Financial Officer advises our executive management team on both financial and credit risks faced by the Company and our General Counsel advises our executive management team on the Company’s legal and regulatory compliance. Our Chief Executive Officer is advised of and oversees these risk management efforts by the Company’s executive management team. The Board of Directors actively supervises the Company’s risk management. Both the Audit Committee and Compensation Committee play a significant role in the oversight of the Company’s risk management. For example, the Audit Committee oversees our risk management efforts related to the Company’s audit function while the Compensation Committee oversees our risk management efforts related to employment and compensation matters. Members of our executive management team meet with the Board of Directors, Audit Committee and Compensation Committee regularly to discuss, as well as provide reports relating to, the risks facing the Company.

Executive Sessions of Non-Management and Independent Directors

Non-management directors meet in executive sessions of the Board of Directors in which management directors and other members of management do not participate. These sessions are periodically scheduled for non-management directors at meetings of the Board of Directors. The Chairman of the Board of Directors, Mr. Debbane, presides over the meetings of the non-management directors. In addition, the directors who are independent under applicable listing standards of the NYSE and our Corporate Governance Guidelines hold executive sessions at least once a year. Ms. Evans presided over these sessions in fiscal 2012.

EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY

Set forth below are the names, ages, and current positions with us as of March 15, 2013 of our executive officers and directors. Directors are elected at the annual meeting of shareholders. Executive officers are appointed by, and hold office at, the discretion of the Board of Directors.

Name	Age	Position
David P. Kirchhoff	46	Chief Executive Officer, Director
James R. Chambers	55	President and Chief Operating Officer
Nicholas P. Hotchkin	47	Chief Financial Officer
Michael Basone(1)	55	President, WeightWatchers.com and Chief Technology Officer
Melanie Stack (Stubbing)(1)	51	President, Europe
Bruce Rosengarten	54	President, Asia Pacific
Jeffrey A. Fiarman	44	Executive Vice President, General Counsel and Secretary
Raymond Debbane(2)	58	Chairman of the Board of Directors
Steven M. Altschuler(3)	59	Director
Philippe J. Amouyal(2)	54	Director
John F. Bard(2)(3)	72	Director
Marsha Johnson Evans(3)	65	Director
Jonas M. Fajgenbaum	40	Director
Sacha Lainovic	56	Director
Christopher J. Sobecki	54	Director

(1)	In February 2013, we announced that Mr. Basone and Ms. Stubbing will be resigning from their respective positions with the Company during the first half of fiscal 2013.
(2)	Member of Compensation Committee.
(3)	Member of Audit Committee.

David P. Kirchhoff. Mr. Kirchhoff has been a director and our Chief Executive Officer since December 31, 2006. He served as our President from December 31, 2006 to January 3, 2013. Mr. Kirchhoff has served and continues to serve as the Chief Executive Officer of WeightWatchers.com since rejoining WeightWatchers.com in June 2004. He also served as President of WeightWatchers.com from June 2004 until April 2008 and our Chief Operating Officer, Europe and Asia from September 2005 until December 2006. Prior to rejoining WeightWatchers.com, Mr. Kirchhoff served as Chief Financial Officer of the Enthusiast Media Group of Primedia, Inc., a print and digital content provider, from September 2003 to June 2004. Mr. Kirchhoff originally joined WeightWatchers.com in January 2000 as Senior Vice President, Strategy and Business Development, and served as Chief Financial Officer of WeightWatchers.com from January 2003 until his departure in August 2003. Prior to joining WeightWatchers.com in January 2000, he was Director of Corporate Strategy and Development for PepsiCo, Inc. Previously, Mr. Kirchhoff was a manager and consultant with The Boston Consulting Group in Washington, D.C. He holds a B.S. in Biomedical and Electrical Engineering from Duke University and an M.B.A. from the University of Chicago Graduate School of Business.

James R. Chambers. Mr. Chambers has served as our President and Chief Operating Officer since January 4, 2013. Prior to joining us, Mr. Chambers served as President of the U.S. Snacks and Confectionary business unit and General Manager of the Immediate Consumption Channel of Kraft Foods Inc., a global food and beverage company, from January 2010 to July 2011. Prior to joining Kraft, Mr. Chambers held various positions in the North America business unit at Cadbury plc, a beverage and confectionary company, from September 2005 to January 2010, most recently as the President and Chief Executive Officer. Mr. Chambers began his career at Nabisco, Inc. and also held various executive positions with Rémy Cointreau USA, Paxonix Inc., NetGrocer.com, Inc. and Information Resources, Inc. Mr. Chambers received a Bachelor’s degree in Civil Engineering from Princeton University and an M.B.A. from the Wharton School of Business of the University of Pennsylvania. Mr. Chambers is a director of Big Lots, Inc. Mr. Chambers was previously a director of B&G Foods, a food manufacturer.

Nicholas P. Hotchkin. Mr. Hotchkin has served as our Chief Financial Officer since August 20, 2012. Prior to joining us, Mr. Hotchkin had spent several years at Staples, Inc., a global leader in the office supply industry. Most recently, Mr. Hotchkin served as Senior Vice President of Finance for the U.S. Retail division of Staples based in Massachusetts, a position he held from May 2010 to August 2012. Before assuming that position, he had been Senior Vice President of Finance and Treasurer of Staples, a position he held from November 2006 to April 2010. Prior to joining Staples, Mr. Hotchkin held several corporate finance positions with Delphi Corporation and General Motors Corporation including assignments in the United States, Asia and Europe. Mr. Hotchkin received a B.A. in Economics from Harvard College and an M.B.A. from the Harvard Business School.

Michael Basone. Mr. Basone has served as our President, WeightWatchers.com and Chief Technology Officer since April 2008. Prior to that time, Mr. Basone served as the Chief Technology Officer of WeightWatchers.com, Inc. from January 2002 to April 2007 and our Executive Vice President, Global Technology and Operations, from May 2007 to March 2008. Prior to joining us, Mr. Basone was with Modem Media Inc., an interactive advertising and web site development agency, where he served as Managing Director of the Marketing Platforms Practice from April 2001 to January 2002 and Vice President, Strategic Engineering, from February 2000 to April 2001. Previously, Mr. Basone served as Executive Vice President, Chief Operating Officer and Chief Information Officer of Warrantech Corporation from 1994 to January 2000. He holds a B.S. in Management from La Salle University.

Melanie Stack (Stubbing). Ms. Stubbing has served as our President, Europe since December 2011. Prior to that time, Ms. Stubbing served as our President, International from August 2008 to December 2011 and our Senior Vice President of Operations, United Kingdom from December 2003 to July 2008. Ms. Stubbing ran the UK-based toy, game and trading card operations for Hasbro, Inc. from January 2002 to November 2003. From November 2000 to January 2002, Ms. Stubbing served as the Vice President for WeightWatchers.com. Prior to joining WeightWatchers.com, Ms. Stubbing was Managing Director, Hedstrom, U.K. from August 1998 to October 2000, and from July 1989 to July 1998 she held various marketing positions at Mattel UK Ltd., including Group Marketing Director. Ms. Stubbing is a business graduate of Manchester Metropolitan University.

Bruce Rosengarten. Mr. Rosengarten has served as our President, Asia Pacific since December 2011. Prior to joining us, from January 2009 until December 2011, Mr. Rosengarten advised and mentored senior management in various industries on strategy, business development and leadership while serving as Director of International Ideas Pty Ltd, a company he founded and which specialized in strategic consulting as well as leadership coaching. Mr. Rosengarten also authored and published a book on leadership in April 2010. Mr. Rosengarten served as the President of Jewish Care (Victoria) Inc, a not-for-profit, humanitarian organization, from November 2009 to November 2012. Mr. Rosengarten held various senior marketing, retail management and business development positions at Shell International Petroleum Company beginning in August 1998, including most recently serving in the senior marketing role of Global Vice President Retail Marketing – Shell Downstream principally based in Singapore from January 2005 until September 2008 and prior to this role held the position Vice President Retail, Asia Pacific, Middle East from January 2001 until December 2004. Prior to joining Shell, Mr. Rosengarten held several senior retail management and business development positions with Crown Ltd, a casino operator, and the leading retailer Coles Myer Ltd. He is a graduate of Monash University in Australia, where he obtained a Bachelors degree in Economics and a Graduate Diploma in Physical Distribution Management.

Jeffrey A. Fiarman. Mr. Fiarman has served as our Executive Vice President, General Counsel and Secretary since May 2006. Prior to that time, Mr. Fiarman served as our Vice President and Associate General Counsel from July 2005 to May 2006 and as General Counsel of WeightWatchers.com since June 2000. He has also been Secretary of WeightWatchers.com since July 2000 and Senior Vice President of WeightWatchers.com since March 2002. Mr. Fiarman also held the position of Vice President, Business Development of WeightWatchers.com from June 2000 to March 2002. Prior to joining WeightWatchers.com, from September 1993 to May 2000, Mr. Fiarman was an attorney with Gibson, Dunn & Crutcher LLP in Washington, D.C.

specializing in corporate and tax law. Mr. Fiarman holds a B.S. in Economics from The Wharton School of the University of Pennsylvania and a J.D. from Columbia University School of Law.

Raymond Debbane. Mr. Debbane has been the Chairman of our Board of Directors since our acquisition by Artal on September 29, 1999. Mr. Debbane is a co-founder and the Chief Executive Officer of The Invus Group, LLC. Prior to forming The Invus Group, LLC in 1985, Mr. Debbane was a manager and consultant for The Boston Consulting Group in Paris, France. He holds an M.B.A. from Stanford Graduate School of Business, an M.S. in Food Science and Technology from the University of California, Davis and a B.S. in Agricultural Sciences and Agricultural Engineering from American University of Beirut. Mr. Debbane is the Chairman of the Board of Directors of Lexicon Pharmaceuticals, Inc. and a director of Ceres, Inc. He is also the Chief Executive Officer and a director of Artal Group S.A. and the Chairman of the Board of Directors of a number of private companies of which Artal or Invus, L.P. are shareholders.

Steven M. Altschuler. Dr. Altschuler has been a director since September 2012. Dr. Altschuler has served and continues to serve as the Chief Executive Officer of The Children’s Hospital of Philadelphia (“CHOP”), one of the leading children’s hospitals in the United States, since April 2000. Prior to assuming the role of Chief Executive Officer, Dr. Altschuler held several positions at CHOP, including Physician-in-Chief and chief of the Division of Gastroenterology, Hepatology and Nutrition. Prior to joining CHOP, Dr. Altschuler was faculty member and chair of the Department of Pediatrics at the Perelman School of Medicine at the University of Pennsylvania. Dr. Altschuler received a B.A. in mathematics and an M.D. from Case Western Reserve University. Dr. Altschuler is a director of Mead Johnson Nutrition Company, serves on its Compensation and Management Development Committee and is also Chair of its Nutrition Science and Technology Committee.

Philippe J. Amouyal. Mr. Amouyal has been a director since November 2002. Mr. Amouyal is a Managing Director of The Invus Group, LLC, a position he has held since 1999. Previously, Mr. Amouyal was a Vice President and director of The Boston Consulting Group in Boston, MA. He holds an M.S. in Engineering and a DEA in Management from Ecole Centrale de Paris and was a Research Fellow at the Center for Policy Alternatives of the Massachusetts Institute of Technology. Mr. Amouyal is a director and member of the Compensation Committee of Lexicon Pharmaceuticals, Inc. and a number of private companies of which Artal or Invus, L.P. are shareholders.

John F. Bard. Mr. Bard has been a director since November 2002. From 1999 to 2008, Mr. Bard was a director of the Wm. Wrigley Jr. Company, where he served as Executive Vice President from 1999 to 2000, Senior Vice President from 1990 to 1999, and at the same time serving as Chief Financial Officer from 1990 until his retirement from management in 2000. He began his business career in 1963 with The Procter & Gamble Company in financial management. He subsequently was Group Vice President and Chief Financial Officer and a director of The Clorox Company and later President and a director of Tambrands, Inc., prior to joining Wrigley. Mr. Bard holds a B.S. in Business and Accounting from Northwestern University and an M.B.A. in Finance from the University of Cincinnati.

Marsha Johnson Evans. Ms. Evans has been a director since February 2002. Ms. Evans served as President and Chief Executive Officer of the American Red Cross, the preeminent humanitarian organization in the United States, from August 2002 to December 2005, and previously served as the National Executive Director of Girl Scouts of the U.S.A. from January 1998 to July 2002. A retired Rear Admiral in the United States Navy, Ms. Evans served as superintendent of the Naval Postgraduate School in Monterey, California from 1995 to 1998 and headed the Navy’s worldwide recruiting organization from 1993 to 1995. Ms. Evans also served as the Acting Commissioner of the Ladies Professional Golf Association from July 2009 to January 2010. Ms. Evans received a B.A. from Occidental College and a Master’s Degree from the Fletcher School of Law and Diplomacy at Tufts University. Ms. Evans is also a director of Office Depot Inc. and The First Tee. She chairs the Compensation Committee of Office Depot Inc. Ms. Evans was previously a director of Huntsman Corporation and the Estate of Lehman Brothers Holdings, Inc.

Jonas M. Fajgenbaum. Mr. Fajgenbaum has been a director since our acquisition by Artal on September 29, 1999. Mr. Fajgenbaum is a Managing Director of The Invus Group, LLC, which he joined in 1996. Prior to joining The Invus Group, LLC, Mr. Fajgenbaum was a consultant for McKinsey & Company in New York from 1994 to 1996. He graduated with a B.S. in Economics with a concentration in Finance from The Wharton School of the University of Pennsylvania and a B.A. in Economics from the University of Pennsylvania. Mr. Fajgenbaum is a director of a number of private companies of which Artal or Invus, L.P. are shareholders.

Sacha Lainovic. Mr. Lainovic has been a director since our acquisition by Artal on September 29, 1999. Since 2007, Mr. Lainovic has been Managing Partner of Invus Financial Advisors, LLC, a New York-based investment firm, which he co-founded. From 1985 to 2006, Mr. Lainovic was Executive Vice President of The Invus Group, LLC, which he co-founded. Prior to forming The Invus Group, LLC in 1985, Mr. Lainovic was a manager and consultant for The Boston Consulting Group in Paris, France. He holds an M.B.A. from Stanford Graduate School of Business and an M.S. in Engineering from Insa de Lyon in Lyon, France.

Christopher J. Sobecki. Mr. Sobecki has been a director since our acquisition by Artal on September 29, 1999. Mr. Sobecki is a Managing Director of The Invus Group, LLC, which he joined in 1989. He received an M.B.A. from Harvard Business School. He also obtained a B.S. in Industrial Engineering from Purdue University. Mr. Sobecki is a director of Lexicon Pharmaceuticals, Inc. and a number of private companies of which Artal or Invus, L.P. are shareholders. Mr. Sobecki was previously a director of NitroMed Inc.

Director Qualifications

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board of Directors focused primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth immediately above. In particular, the Board of Directors considered:

•

Mr. Debbane’s experience as a management consultant and private equity investor with extensive knowledge and understanding of international corporate strategy, brand management, complex financial matters, and numerous and varied global industries.

•

Dr. Altschuler’s experience as a senior executive and physician for a leading healthcare organization with extensive knowledge and understanding of the healthcare industry, general management and business operations, complex regulatory matters, and financial management and accounting.

•

Mr. Amouyal’s experience as a management consultant and private equity investor with extensive knowledge and understanding of international corporate strategy, information technology, research and development, and management operations and structures.

•

Mr. Bard’s experience as a senior executive of several multinational consumer products companies with extensive knowledge and understanding of corporate finance and accounting, brand management, international business operations, and global marketing.

•

Ms. Evans’ experience as a senior executive of several different global field service organizations with extensive knowledge and understanding of global management processes and operations, recruitment and training, financial management and accounting, and business strategy.

•

Mr. Fajgenbaum’s experience as a management consultant and private equity investor with extensive knowledge and understanding of consumer marketing and brand management, business development and licensing, international business and general management, and corporate strategy.

•

Mr. Kirchhoff’s extensive knowledge of our business and the weight loss industry generally and his position as Chief Executive Officer of the Company with responsibility for the day-to-day oversight of the Company’s business operations.

•

Mr. Lainovic’s experience as a management consultant, private equity investor and investment advisor with extensive knowledge and understanding of capital market investment and operations, international business and general management, investor relations, and complex financial matters and transactions.

•

Mr. Sobecki’s experience as a private equity investor with extensive knowledge and understanding of global corporate strategy, corporate finance and accounting, capital market investment and operations, and general management processes and operations.

In addition, with regard to each of Messrs. Debbane, Amouyal, Fajgenbaum, Lainovic and Sobecki, the Board of Directors also considered their respective positions with The Invus Group, LLC, the exclusive investment advisor to Artal. Mr. Lainovic was a principal with The Invus Group, LLC but since 2007 has been the Managing Partner of Invus Financial Advisors, LLC, a New York-based investment firm.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit Fees

Audit fees for fiscal 2012 and fiscal 2011 were for professional services rendered by PricewaterhouseCoopers in connection with its (i) integrated audits of our consolidated financial statements and internal control over financial reporting as of and for fiscal 2012 and fiscal 2011, including statutory audits of the financial statements of our subsidiaries, (ii) reviews of our unaudited consolidated interim financial statements as of and for each of the quarterly interim periods within fiscal 2012 and fiscal 2011 and (iii)  reviews of documents filed with the SEC.

Audit-Related Fees

The audit-related fees for fiscal 2012 and fiscal 2011 were for professional services rendered by PricewaterhouseCoopers related to the issuance of various special reports.

Tax Fees

Tax fees for fiscal 2012 and fiscal 2011 were for services rendered by PricewaterhouseCoopers primarily related to tax compliance and international tax planning and strategies.

All Other Fees

All other fees for fiscal 2012 and fiscal 2011 were for services rendered by PricewaterhouseCoopers primarily related to assistance with statutory account filings and other miscellaneous professional services.

All audit-related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by PricewaterhouseCoopers was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy provides for pre-approval of audit, audit-related, tax and other services by category so long as such services are specifically described to the Audit Committee on an annual basis (e.g., in the engagement letter) (“general pre-approval”). In addition, individual engagements that have not received general pre-approval and/or are anticipated to exceed pre-established thresholds must be separately approved in advance on a case-by-case basis (“specific pre-approval”). The Audit Committee is mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services and may choose to determine, for a particular year, an appropriate ratio between the total amount of fees for audit, audit-related and tax services and the total amount of fees for certain permissible non-audit services classified as “all other fees”. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. In its Audit and Non-Audit Services Pre-Approval Policy, the Audit Committee delegated specific pre-approval authority to its chairperson, provided that the estimated fee for any such proposed pre-approval service does not exceed $50,000. Pursuant to this delegation, the chairperson must report any pre-approval decision to the Audit Committee at the next meeting.

Principal Accountant Fees and Services

Aggregate fees for professional services rendered to us by PricewaterhouseCoopers for fiscal 2012 and fiscal 2011:

	Fiscal 2012	Fiscal 2011
Audit Fees	$2,379,145	$2,210,061
Audit-Related Fees	140,000	93,797
Tax Fees	383,898	287,369
All Other Fees	132,900	38,166

Total Fees	$3,035,943	$2,629,394

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee of the Board of Directors with respect to the Company’s audited financial statements for fiscal 2012.

The Audit Committee is governed by the Audit Committee Charter adopted by the Company’s Board of Directors. Our Board of Directors has determined that each current member of the Audit Committee, John F. Bard, Steven M. Altschuler and Marsha Johnson Evans, is an “independent” director based on Rule 10A-3 of the Exchange Act, the listing standards of the NYSE and our Corporate Governance Guidelines and is an “audit committee financial expert” as defined by SEC rules.

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee has met, reviewed and discussed the Company’s audited financial statements with management, which has primary responsibility for the financial statements and the reporting process, including the system of internal controls. In this context, the Audit Committee has held discussions with management and PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), the Company’s independent registered public accounting firm for fiscal 2012, regarding the fair and complete presentation of the Company’s financial position and results of operations in accordance with accounting principles generally accepted in the United States of America and regulations of the SEC. The Audit Committee also has held discussions with management and PricewaterhouseCoopers regarding the effectiveness of the Company’s internal control over financial reporting in accordance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. Management has represented to the Audit Committee that the Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. PricewaterhouseCoopers is responsible for expressing an opinion on the conformity of the Company’s financial statements with accounting principles generally accepted in the United States of America. The Audit Committee has also discussed with PricewaterhouseCoopers the matters required to be discussed by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380) and as adopted by the Public Company Accounting Oversight Board in Rule 3200T, which includes, among other items, matters related to the conduct of the annual audit of the Company’s financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers required by the applicable requirements of the Public Company Accounting Oversight Board, regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence. The Audit Committee has also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditor’s independence. The Audit Committee has concluded that PricewaterhouseCoopers is independent from the Company and its management. The Audit Committee has pre-approved all fiscal 2012 audit and permissible non-audit services and the fees associated with those services. Further, the Audit Committee has discussed with PricewaterhouseCoopers the overall scope and plans for the audit.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors, and the Board of Directors approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2012.

The Audit Committee has selected PricewaterhouseCoopers as the Company’s independent registered public accounting firm for fiscal 2013, and the Board of Directors has approved submitting such selection to the shareholders for ratification.

The report is being provided by the following independent directors who constituted the Audit Committee as of March 14, 2013, the date of the approval of this Audit Committee Report by the Audit Committee.

Respectfully submitted,

Audit Committee

John F. Bard, Chair

Steven M. Altschuler

Marsha Johnson Evans

COMPENSATION COMMITTEE REPORT

The Compensation and Benefits Committee has reviewed and discussed the section entitled “Compensation Discussion and Analysis” with management. Based on the review and discussion, the Compensation Committee recommended to the Board of Directors that the section entitled “Compensation Discussion and Analysis” be included in the Company’s Annual Report on Form 10-K for fiscal 2012 and in this Proxy Statement.

Respectfully submitted,

Compensation and Benefits Committee

Raymond Debbane, Chair

Philippe J. Amouyal

John F. Bard

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This discussion explains the Company’s executive compensation program with respect to fiscal 2012 as it relates to the following “named executive officers”:

David P. Kirchhoff	Chief Executive Officer
Nicholas Hotchkin	Chief Financial Officer
Ann Sardini(1)	Former Chief Financial Officer
David A. Burwick(2)	Former President, North America
Michael Basone(3)	President, WeightWatchers.com and Chief Technology Officer
Melanie Stack (Stubbing)(3)	President, Europe

(1)	Ms. Sardini resigned from her position as Chief Financial Officer effective March 30, 2012 and subsequently retired from the Company effective June 29, 2012.
(2)	Mr. Burwick resigned from the Company effective December 31, 2012.
(3)	In February 2013, we announced that Mr. Basone and Ms. Stubbing will be resigning from their respective positions with the Company during the first half of fiscal 2013.

This discussion has three sections. In the first section, we discuss our approach to executive compensation, including our philosophy, objectives and general policies as they relate to the named executive officers. In the second section, we discuss specific practices as they relate to the five elements of our executive compensation program. In the third section, we provide analysis of decisions regarding compensation for the named executive officers with respect to fiscal 2012.

The Compensation Committee considered the voting results of the advisory, non-binding “say-on-pay” vote at our 2011 annual meeting of shareholders in connection with the discharge of its responsibilities. Our shareholders expressed their support of our named executive officer compensation with a substantial majority of the votes cast voting to approve the compensation of our named executive officers described in our 2011 proxy statement. Following the Compensation Committee’s review and consideration of this shareholder support, as well as the other factors discussed in more detail in “—Determination of Executive Compensation”, the Compensation Committee determined to make no changes to its approach to executive compensation.

At our 2011 annual meeting of shareholders, a majority of our shareholders voted for “say-on-pay” proposals to occur every three years. In light of this voting result on the frequency of “say-on-pay” proposals, the Board of Directors decided that the Company will present “say-on-pay” proposals every three years until the next required vote on the frequency of shareholder votes on named executive officer compensation. Accordingly, we currently expect to hold the next “say-on-pay” vote at the Company’s 2014 annual meeting of shareholders. We currently expect the next shareholder vote on the frequency of shareholder votes on named executive officer compensation to occur at the Company’s 2017 annual meeting of shareholders.

Executive Compensation Approach

Our Philosophy, Objectives and Principles

The Company’s executive compensation philosophy is to attract, motivate and retain exceptionally talented executives who are passionate about the Company’s mission to help consumers manage their weight in a healthy, sensible, efficacious and sustainable manner. In furtherance of this philosophy, our executive compensation program is designed to achieve three key objectives:

•

Attract, Motivate and Retain Exceptional Talent. Ensure that executive compensation serves to attract, motivate and retain exceptionally talented executives critical to our near- and long-term success.

•

Pay for Performance. Align executive compensation with performance measures that ensure a strong connection between executive compensation and both (i) Company and individual performance on near- and long-term strategic and financial goals and (ii) creation of shareholder value.

•

“Living” Company Values. Ensure that executive compensation directly supports the eight key Company values tied to our organizational success that the named executive officers, as well as all of our employees everywhere, need to demonstrate and adhere to on a daily basis in the performance of their duties.

The following principles guide us in developing executive compensation programs and setting total compensation levels for executives:

•	Compensation levels should be closely tied to the performance and success of the Company as well as the executive’s contribution to the Company’s performance and success.

•	Compensation programs should offer an opportunity for greater compensation for exceptional and superior performance, balanced by the risk of lower compensation when performance is less successful.

•	While incentivizing strong Company performance and success, compensation programs should not encourage excessive risk taking.

•

The mix and level of compensation for an executive should reflect the importance of the executive to the Company, competition for that executive’s talent, and relative levels of compensation for other executives at the Company.

Elements of Executive Compensation

In furtherance of our compensation philosophy and in order to achieve the three objectives listed above, for the Company’s executive compensation program in fiscal 2012, we used the following compensation elements:

•	Base salary;

•	Cash bonuses such as an annual, performance-based cash bonus;

•	Long-term equity or other incentive compensation such as stock options and restricted stock units (“RSUs”);

•	Retirement and deferred compensation plans, and agreements defining when termination payments are payable upon a change of control of the Company; and

•	Benefits and perquisites.

These elements combine to promote the Company’s compensation philosophy and achieve the Company’s compensation objectives as described above. Base salary, retirement and deferred compensation plans, change of control termination payments, special cash bonuses, and perquisites and other benefits provide a basic level of compensation that helps attract, motivate and retain exceptionally talented executives. Increases in base salary and annual, performance-based cash bonuses reward achievement of annual goals important to the Company’s near- and long-term financial and strategic success and the executive’s adherence to, and demonstration of, the Company’s values. Equity-based incentive compensation aligns an executive’s compensation directly with the creation of shareholder value by rewarding performance as well as serves as a form of compensation to motivate and to help retain the executive over time.

For senior executives, including the named executive officers, the Company believes that variable compensation such as equity-based and performance-based compensation should be a higher percentage of total compensation than for less senior executives. We feel that this type of compensation relates most directly to achievement of business, strategic and financial objectives and goals and to building shareholder value, and the performance of senior executives has a strong and direct impact on achieving these objectives and goals.

In making decisions with respect to any element of an executive’s compensation, the Company considers the total current compensation that may be awarded to the executive, including base salary, annual, performance-based cash bonus and long-term equity incentive compensation. The Company’s goal is to award compensation that is reasonable in relation to the Company’s compensation philosophy and objectives when all elements of potential compensation are considered.

Competitive Considerations

The Company is a unique, global organization that operates and recruits across diverse markets and types of business lines and necessarily must make each compensation decision in the context of the particular situation, including the characteristics of the executive’s specific role, responsibilities, qualifications and experience. The Company takes into account general information about the competitive market for talent, but because of the uniqueness and mix of business in which the Company is engaged, the Company believes that strict benchmarking against a select group of companies does not provide a meaningful basis for establishing compensation. Therefore, the Company does not attempt to maintain a specific target percentile with respect to a specific list of peer or benchmark companies in determining compensation for senior executives, including named executive officers. However, the Company does periodically review information regarding compensation trends and levels from a variety of sources in order to obtain a general understanding of current compensation practices. These sources vary depending on the position as well as geography. These sources include broad public company indexes and resources and market data provided by outside executive recruiting and consulting firms. For example, in fiscal 2011, the Compensation Committee engaged Pearl Meyer & Partners (“PM&P”), an executive compensation consulting firm, to provide information to the Compensation Committee on compensation trends and levels from general industry sources based on comparable revenue and market capitalization (but without reference to any specific company) for senior executives, including the named executive officers.

Policy Regarding Executive Stock Ownership

The Company has no formal policy regarding stock ownership or retention by the Company’s senior executives, including the named executive officers. However, the Company encourages senior executives to retain ownership of a portion of the equity-based incentive compensation that they have been awarded. The Company encourages this equity retention so that our senior executives’ interests are more closely aligned with the interests of our shareholders.

Determination of Executive Compensation

Roles and Responsibilities

The Compensation Committee determines the compensation for each of the named executive officers. All three Compensation Committee members are non-management directors of the Company. From time to time during the fiscal year, the Compensation Committee reviews the base salary, bonus, equity-based incentive compensation and other material benefits, direct and indirect, of the named executive officers.

The Chief Executive Officer does not participate in the Compensation Committee’s deliberations or decisions with regard to his compensation. At the Compensation Committee’s request, the Chief Executive Officer reviews the performance of the other named executive officers. No other senior executive, except the Company’s principal human resources executive, has any regular input into executive compensation decisions. The Compensation Committee gives consideration, when determining appropriate executive compensation, to the named executive officer’s impact on the Company’s results, scope of responsibility, past accomplishments, data on prevailing compensation levels, prior experience and other similar factors. The Compensation Committee also gives considerable weight to the Chief Executive Officer’s evaluation of the other named executive officers because of his direct knowledge of each executive’s performance, responsibilities and contributions. For each named executive officer, the Compensation Committee determines each component of compensation based on its assessment of the executive’s achievement of his or her individual performance goals and objectives as well as the Company’s overall achievement of its goals and objectives.

From time to time, the Compensation Committee has engaged outside executive recruiting and consulting firms to review aspects of the executive compensation program for the Company’s executives. The Compensation Committee periodically seeks input from these outside consulting firms on a range of external market factors, including evolving compensation trends and market survey data. These outside consulting firms may also provide general observations on the Company’s compensation programs, but do not determine the amount or form of compensation for any executive. The Compensation Committee considers these inputs, observations and information as one factor in making decisions with respect to compensation matters along with information and analyses it receives from management and its own judgment and experience. The Compensation Committee has the ultimate authority to engage compensation consultants. In fiscal 2011, the Compensation Committee engaged PM&P to review certain aspects of the Company’s long-term equity incentive compensation program and to provide information on general market compensation trends and levels for senior executives, including the named executive officers. This engagement commenced during the second half of fiscal 2011 and ended in early fiscal 2012. During fiscal 2012, PM&P did not provide any additional services to the Company.

Unless specifically required by law or local practice, the Company generally does not employ executives pursuant to employment agreements. Other than Ms. Stubbing, who has an employment agreement in accordance with local practice in the United Kingdom, none of the named executive officers has an employment agreement with the Company.

Base Salary

The objective of base salary is to provide fixed compensation to an executive that reflects his or her job responsibilities and performance. Base salary is determined for the named executive officers by the Compensation Committee based on its subjective evaluation of a variety of factors, including the executive’s position, level and scope of responsibility, prior experience and past accomplishments. In addition, the Compensation Committee reviews data on prevailing compensation levels to obtain a general understanding of current base salary practices.

Base salary levels are reviewed and approved by the Compensation Committee annually, typically in the first fiscal quarter, as part of the Company’s performance review process as well as upon a promotion or other change in job responsibilities. Base salary levels are based on the Compensation Committee’s evaluation of the individual’s strengths, development and expected future contributions with respect to the goals and objectives relevant to the individual’s compensation, as well as the Company’s overall financial performance and other general economic factors in the marketplace such as inflation. In addition, the Compensation Committee compares the base salaries of the named executive officers to ensure internal equity.

Cash Bonuses

Annual, Performance-Based Cash Bonus

The Company’s executive compensation program provides for a variable cash bonus that is linked to annual performance. The objective of this compensation element is to compensate executives annually based on the achievement of specific individual and Company annual performance objectives.

Each named executive officer’s annual cash bonus is determined as a percentage of the executive’s base salary. As with base salary, the Compensation Committee determines each named executive officer’s annual target bonus percentage based on its subjective evaluation of a variety of factors, including the executive’s position, level and scope of responsibility, and review of data on prevailing compensation practices and levels. From time to time, the Compensation Committee reviews executives’ annual target bonus percentages and may make adjustments based on the Compensation Committee’s evaluation of an executive’s strengths, development and expected future contributions, changes in the executive’s responsibilities and internal pay equity, as well as its review of data on prevailing compensation practices and levels.

Each year, the target cash bonus payout of each named executive officer, except the Company’s Chief Executive Officer, may be over- or under-achieved based on a combination of the achievement of the Company’s financial performance goals in the fiscal year and the named executive officer’s performance during the fiscal year against his or her individual performance goals.

In fiscal 2012, for Mr. Kirchhoff, the Company’s overall financial performance for the fiscal year determined 100% of his annual, performance-based cash bonus. In fiscal 2012, for Mr. Hotchkin, the Company’s overall performance for the fiscal year determined 75% of his annual, performance-based cash bonus and his individual performance determined the remaining 25%. In fiscal 2012, for Mr. Burwick, a combination of the Company’s overall performance (25%) and the performance of the NACO business (75%) for the fiscal year determined 75% of his annual, performance-based cash bonus and his individual performance determined the remaining 25%. However, since Mr. Burwick resigned prior to the Company paying the fiscal 2012 annual, performance-based cash bonuses in March 2013, he was not eligible to receive an annual, performance-based cash bonus with respect to fiscal 2012. In fiscal 2012, for Mr. Basone, a combination of the Company’s overall performance (33%) and the performance of WeightWatchers.com (67%) for the fiscal year determined 75% of his annual, performance-based cash bonus and his individual performance determined the remaining 25%. In fiscal 2012, for Ms. Stubbing, a combination of the Company’s overall performance (25%) and the performance of WWI Europe (75%) for the fiscal year determined 75% of her annual, performance-based cash bonus and her individual performance determined the remaining 25%. In connection with her retirement in June 2012, Ms. Sardini was not entitled to an annual, performance-based cash bonus for fiscal 2012.

Deductibility of Annual, Performance-Based Cash Bonus under Section 162(m)

The Compensation Committee believes it is in the best interests of the Company and its shareholders for the Company to provide an annual, performance-based cash bonus to executive officers that can be deducted by the Company for federal income tax purposes. Therefore, beginning with respect to fiscal 2012, the Compensation Committee approved an annual, performance-based cash bonus scheme under the 2008 Plan which provides certain of the Company’s senior executive officers selected by the Compensation Committee the opportunity to receive an annual, performance-based cash bonus with respect to fiscal 2012 that is intended to qualify as tax-deductible “performance-based compensation” within the meaning of Section 162(m). All of our named executive officers, other than Mr. Hotchkin who commenced employment with us in August 2012 and Ms. Sardini who was not entitled to an annual, performance-based cash bonus in connection with her retirement, were selected by the Compensation Committee to participate in this annual, performance-based cash bonus scheme under the 2008 Plan.

Annual, performance-based cash bonuses under the 2008 Plan that are intended to qualify as “performance-based compensation” under Section 162(m) are funded upon the Company achieving a minimum of $100.0 million of operating income, as reported in the Company’s audited financial statements, for fiscal 2012. The Compensation Committee selected this financial measure because it is an important indicator of the Company’s financial performance during the fiscal year and shareholder value. Upon achievement of this financial measure, the maximum award payable to a participating senior executive is 200% of his or her target bonus percentage amount. However, this maximum award amount is not an expectation of the actual annual, performance-based cash bonus that will be paid. Rather, these amounts represent the maximum amount of bonus awards that the Compensation Committee may approve as “qualified performance-based compensation” for tax purposes pursuant to Section 162(m). Once the operating income financial measure is determined to be met by the Compensation Committee following the close of the fiscal year, the Compensation Committee exercises its “negative discretion” as permitted under Section 162(m) to determine the actual annual, performance-based cash bonus for each participating senior executive officer using the guidelines and performance criteria for annual, performance-based cash bonuses generally applicable to all executives as described below. If the operating income financial measure threshold under the 2008 Plan has not been met for fiscal 2012, no participating senior executive officer subject to the 2008 Plan would receive an annual, performance-based cash bonus.

General Guidelines and Performance Criteria for Annual, Performance-Based Cash Bonuses

In general, for each fiscal year, each executive, including named executive officers and other senior executive officers to which the Compensation Committee exercises “negative discretion” as permitted by Section 162(m) as described above, receives an annual, performance-based cash bonus payment between 0% and 200% of his or her target bonus percentage amount, determined and computed based on the financial performance goal rating applicable to the executive for the fiscal year and, except in the case of the Chief Executive Officer, the executive’s individual performance rating for the fiscal year. The methodology and approach used by the Compensation Committee to determine these ratings are as follows:

Determination of Financial Performance Goal Rating

The Compensation Committee establishes the financial performance goals each year based on the Company’s target operating income objectives in the Company’s internal annual operating plan. The Compensation Committee has selected these performance goals because they are important indicators of the Company’s financial performance during the fiscal year and shareholder value. Upon completion of the fiscal year, the Compensation Committee assesses the performance of the Company against the Company’s financial performance goals by comparing the actual fiscal year results to the pre-determined target operating income objectives. The Compensation Committee has reserved the ability to adjust the actual fiscal year results to exclude the effects of extraordinary, unusual or infrequently occurring events or changes in accounting principles. The Compensation Committee believes that the evaluation of the Company’s financial performance goals are best achieved if the actual fiscal year results are adjusted to exclude these items while the target operating income objectives remain fixed.

A rating between 0% and 200% for the portion of each named executive officer’s annual cash bonus determined by the Company’s achievement of its financial performance goals is determined based on the following scale:

Range of Financial Performance Goal Ratings

Percentage of Target Operating Income Achieved during Fiscal Year	Financial Performance Goal Rating
75% or less	0%
90%	50%
100%	100%
115%(1) and greater	200%

(1)	125% with respect to the determination of WeightWatchers.com’s achievement of its financial performance goal in the case of Mr. Basone.

The financial performance goal rating for a percentage of the operating income achieved for the fiscal year that falls between target percentages of operating income set forth above is calculated on a proportional, sliding scale between the target percentages. For example, if the Company achieves 95% of its target operating income for the fiscal year, the financial performance goal rating for the named executive officer would be 75%.

The Compensation Committee establishes the financial performance goals so that the minimum performance level is reasonably likely to be achieved, while the target financial performance goals are more challenging. In recent fiscal years, the Company has met, exceeded and not achieved the target financial performance goals.

Determination of Individual Performance Rating

All executives, including named executive officers other than the Chief Executive Officer, have individual performance goals for each fiscal year. Individual performance goals are set by the executive’s manager during the first quarter of each fiscal year and vary depending on the Company’s business and strategic plan and objectives and each executive’s individual responsibilities.

Achieving the target individual performance goal for all individual performance objectives would yield a rating of 100%. However, performance may be over- or under-achieved by the executive. An executive can receive an individual performance rating between 0% and 200% for the portion of his or her annual cash bonus determined by the executive’s individual performance. If an executive fails to achieve an individual performance rating of at least 65%, he or she is not eligible for any annual, performance-based cash bonus regardless of whether the Company achieves greater than 75% of the applicable target financial performance goals for the year. Typically, the Chief Executive Officer initially determines the individual performance rating for the other named executive officers. This rating is then reviewed by the Compensation Committee when it approves the named executive officers’ annual, performance-based cash bonuses.

Payout of Annual, Performance-Based Cash Bonus

After the close of a fiscal year, the Compensation Committee determines and approves the amount of the annual, performance-based cash bonus to be paid to each named executive officer. The payout typically occurs in March of the fiscal year following the fiscal year to which the annual, performance-based cash bonus relates. There is no provision for the adjustment or recovery of a cash bonus paid to a named executive officer if the results in a previous year are subsequently restated or adjusted in a manner that would have originally resulted in a smaller or larger bonus. However, the annual cash bonus is not paid until after the completion of the annual audit of the Company’s financial statements by the Company’s independent registered public accounting firm for the applicable fiscal year.

Other Cash Bonuses

From time to time, in order to attract or retain executive talent, the Compensation Committee may award other cash bonuses to executives.

Long-Term Equity Incentive Compensation

The Compensation Committee may periodically award executives, including the named executive officers, stock options, RSUs and/or other equity-based awards. The principal objective of the Company’s long-term equity incentive compensation program is to align compensation for executives over a multi-year period directly with the interests of shareholders of the Company. The Company believes that granting equity-based awards provides executives with a strong financial incentive to maximize shareholder returns over the longer term. The Company also believes that the practice of granting equity-based awards is important in retaining and recruiting the key talent necessary to ensure the Company’s continued success.

Mix of Equity Incentive Compensation

The Company’s long-term equity incentive compensation typically takes the form of a mix of non-qualified stock option and RSU awards. These two vehicles reward shareholder value creation in slightly different ways. Stock options (which have exercise prices equal to the average of the closing price of our Common Stock on the grant date and the four previous trading days on the NYSE) reward executives only if the stock price increases in comparison to the exercise price on the date of grant. Thus, stock options directly reward creation of shareholder value after the grant date. RSUs (which vary in value depending on the stock price of our Common Stock prior to vesting) are impacted by all stock price changes, so the value to executives is affected by both increases and decreases in stock price from the market price at the date of grant. Although an RSU’s value may increase or decrease with changes in the stock price during the period before vesting, it will have value in the long-term, encouraging retention, as well as rewarding shareholder value creation. In fiscal 2010, fiscal 2011 and fiscal 2012, long-term equity incentive compensation of named executive officers took the form of a combination of non-qualified stock option and RSU awards. The Compensation Committee currently believes that a mixture of stock options and RSUs is the most appropriate form of long-term equity incentive compensation to award our executives. The Compensation Committee may in the future adjust this mix of award types or approve different award types as part of the further development of its long-term equity incentive compensation program.

Stock Option Awards Generally

The vesting of stock options is generally time-based and differs depending on whether the award is an annual award, a hiring award or a special award, as described below. Generally, option vesting rights cease upon a holder’s termination of employment, death or disability, and exercise rights cease one year after the holder’s termination for death or permanent disability, 90 days after a holder’s termination for reasons other than for “cause,” death or permanent disability, or retirement, and immediately upon a termination for “cause.” Upon a termination for “cause” or a transfer in violation of the underlying terms and conditions of the award, all options, whether vested or unvested, generally terminate. In addition, stock options generally vest and become exercisable immediately prior to a change of control, and generally terminate within ten years from date of grant depending on the type of award. Prior to the exercise of a stock option, the holder has no rights as a shareholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.

RSU Awards Generally

The vesting of RSUs is generally time-based and differs depending on whether the award is an annual award, a hiring award or a special award, as described below. Generally, upon a holder’s termination of employment or transfer in violation of the underlying terms and conditions of the award, all vesting in the holder’s RSUs shall cease and the unvested portion of the RSUs shall be cancelled without payment. However, RSUs generally immediately vest on the first to occur of (1) the vesting date, (2) a change of control, (3) death of the holder and (4) the date the holder’s employment with the Company is terminated due to permanent disability. In addition, prior to the vesting of an RSU, the holder has no rights as a shareholder with respect to the shares subject to such RSU, including voting rights, except that the holder has the right to receive accrued dividend equivalents upon the date the RSU vests.

Types of Awards

Annual Awards. Annual awards may consist of stock options, RSUs or a combination of both. Stock options granted generally have three-year cliff vesting with respect to annual awards and are not subject to Company performance targets. RSUs granted generally have three-year cliff vesting with respect to annual awards and are not subject to Company performance targets. Annual awards constituting stock options generally terminate on the tenth anniversary of their grant date. The Company’s historic practice was to grant annual awards in March of each year. In fiscal 2012, the Compensation Committee determined to grant annual awards in two equal installments: the first on May 15th of each year and the second on November 15th of each year; provided, however, in the event such date falls on a weekend, the applicable grant shall be made on the trading day of the NYSE immediately preceding that date. See “—Equity Grant Procedures” for additional details on the Compensation Committee’s recent procedural changes with respect to annual awards.

Hiring Awards. Hiring awards may consist of stock options or a combination of RSUs and stock options. Generally, hiring awards for newly-hired named executive officers are granted promptly following their hire with their first day of employment coinciding with the grant date of the award. These stock options and RSUs granted on the first day of employment vest proportionately and become exercisable in annual increments over a three- to five-year period. In addition, from time to time, hiring awards for newly-hired named executive officers are structured such that the stock options and RSUs awarded are granted in two equal installments with grant dates that align with the grant dates of the annual awards made in the fiscal year of hire. In such cases, when a newly-hired named executive officer commences employment after May 15th, the grant date of the first installment is typically the first day of employment. These stock options and RSUs that are aligned with annual awards generally vest proportionately and become exercisable in annual increments over a three- to five-year period and/or have three-year cliff vesting. The Compensation Committee may establish separate vesting and exercisability for each installment. Hiring awards constituting stock options generally terminate on the tenth anniversary of their grant date.

Special Awards. From time to time, special awards of stock options, RSUs or a combination of both may be made to certain named executive officers in connection with a promotion or other special circumstance. With respect to stock options and RSUs granted, vesting and exercisability are established at the time the Compensation Committee grants special awards and typically are in the form of annual increments over five years. Special awards constituting stock options generally terminate on the tenth anniversary of their grant date.

Equity Grant Procedures

The Compensation Committee administers our stock plans. In the second half of fiscal 2011 and early fiscal 2012, the Compensation Committee reviewed certain aspects of the Company’s long-term equity incentive compensation program, including methodology, grant processes and timing. The Compensation Committee considered the information on general market compensation trends and levels for senior executives provided by PM&P, general market volatility, and historical trends of our Common Stock, as well as the Compensation Committee’s members’ experience with equity compensation programs at other companies. See “Competitive Considerations” for additional details on our engagement of PM&P. Following this review, the Compensation Committee determined that the Company’s equity grant procedures should be revised to no longer base awards on a particular amount of shares but to base awards on an aggregate dollar amount based on an executive’s base salary which would then be converted into a number of stock options and RSUs as described below. For awards that include both stock options and RSUs, the aggregate dollar amount is divided between stock options and

RSUs based on percentage amounts approved by the Compensation Committee, with the dollar value for stock options being a higher percentage of the aggregate dollar amount in the case of senior executives given their performance has a more direct impact on the Company achieving its objectives and goals.

Additionally, in connection with the Compensation Committee’s review described above, the Compensation Committee determined that to reduce the exposure of annual awards to market volatility, among other things, annual awards would no longer be granted in one installment but, starting with annual awards made in fiscal 2012, would be granted in two equal installments. The first installment of an annual award is granted on May 15th of each year and the second installment of an annual award is granted on November 15th of each year; provided, however, in the event such grant date falls on a weekend, the applicable grant shall be made on the trading day of the NYSE immediately preceding that date. To provide for these two grant dates for annual awards, and any hiring award or special award that contemplates two or more grant dates, the aggregate dollar amounts allocated to either stock options or RSUs, as applicable, is divided evenly by the applicable number of grant dates and the resulting dollar amounts are then converted into stock options and/or RSUs per grant date as described below.

The number of stock options granted is determined based on the Black-Scholes value of an option with respect to our Common Stock one week before the applicable grant date. The number of RSUs granted is determined based on the closing price of our Common Stock one week before the applicable grant date.

Our stock options are generally granted at an exercise price determined by calculating the average of the closing prices of the shares of our Common Stock on the grant date and the four previous trading days on the NYSE, with all required approvals obtained in advance of or on the actual date of grant. In certain circumstances, this may result in an exercise price in excess of or less than the closing price of the Company’s Common Stock on the grant date. All awards to named executive officers require the approval of the Compensation Committee or the Board of Directors.

Retirement and Deferred Compensation Plans, Termination Payments and Other Arrangements

The objectives of the Company’s retirement and deferred compensation plans and other retirement arrangements are to help provide financial security into retirement, reward and motivate tenure and retain talent in a competitive market. In addition, the objective of the Company’s termination payments to senior executives in the event of a change of control is to motivate certain executives to remain with the Company despite the uncertainty that may arise in the context of change of control situations.

Savings Plans

We sponsor a savings plan for salaried and certain hourly U.S. employees, including our U.S. named executive officers. The savings plan is a tax-qualified 401(k) retirement savings plan pursuant to which participants are able to contribute, on a pre-tax basis, up to the lesser of 50% of their eligible earnings and the limit prescribed by the Internal Revenue Service. The Company will match dollar-for-dollar 100% of the participant’s tax deferred contributions up to 3% of the participant’s eligible earnings. All participant contributions to the savings plan are fully-vested upon contribution. All matching contributions by the Company become vested on the date on which the participant’s aggregate service to the Company totals three years. Matching contributions also fully vest immediately upon the participant reaching the age of 65, becoming permanently disabled or dying, or being terminated by the Company without “cause.”

We also sponsor a savings plan for eligible, salaried U.K. employees, including Ms. Stubbing. Contributions to the plan by participating employees are made on a pre-tax basis. Her Majesty’s Revenue & Customs has an annual allowance for the total payments that the employee, employer and any third party can make on the employee’s behalf. Generally, the Company contributes between 5% and 9%, in the case of Ms. Stubbing 9%, of an employee’s annual base salary to the savings plan, provided that the employee contributes a minimum of 2% of his or her annual base salary to the savings plan. All Company and employee contributions to the savings plan are fully-credited upon contribution.

Executive Profit Sharing Plan

We have also established a non-qualified executive profit sharing plan for U.S. management personnel, including the U.S. named executive officers. The executive profit sharing plan provides for a guaranteed monthly Company contribution for each participant based on the participant’s age and the participant’s eligible earnings. In addition, the executive profit sharing plan provides for supplemental Company contributions to be made at the discretion of the Company under certain circumstances. Historically, our practice has been to make these discretionary supplemental Company contributions. In addition to the Company contributions, the Company will also credit each participant’s executive profit sharing account with interest at an annual rate equal to the sum of (a) 2% plus (b) the annualized prime rate, as published in The Wall Street Journal, compounded as of the end of each fiscal month, subject to a cap of 15%.

The following table sets forth the guaranteed monthly contribution amounts based on the age of the participant:

Age of Participant	Guaranteed Monthly Contribution of Participant’s Eligible Earnings
35-39	2.50%
40-44	3.50%
45-49	4.50%
50-54	5.50%
55-59	6.00%
60 and Over	6.50%

Historically, the Company has approved supplemental contributions ranging from 50% to 100% of the aggregate guaranteed contribution amount for the applicable fiscal year.

Contributions to a participant’s executive profit sharing account are fully-vested upon the date on which the participant’s aggregate service to the Company totals three years. Contributions also generally fully vest immediately upon the participant reaching the age of 65, becoming permanently disabled or dying, or being terminated by the Company without “cause”. Generally, the vested contributions to a participant’s executive profit sharing account are paid to the participant, or his or her beneficiary or legal representative, as the case may be, following the participant’s termination of employment with the Company other than termination by the Company for “cause” in which case all benefits are forfeited by the participant. The timing of any such distribution following termination is subject to the terms of the executive profit sharing plan. The executive profit sharing plan also provides for certain early payments from a participant’s executive profit sharing account in limited hardship situations subject to the terms of the plan.

Termination Payments upon a Change of Control

The Company has determined that it is in the best interests of its shareholders to reinforce and encourage the continued attention and dedication of our key executives to their duties, without personal distraction or conflict of interest in circumstances that could arise in connection with any change of control of the Company. Therefore, the Company has entered into continuity agreements with each of the named executive officers and certain other senior executives.

Each agreement generally has an initial term of two to three years from the date of execution and continues to renew annually thereafter unless the Company provides 180-day advance written notice to the executive that the term of the agreement will not renew. However, upon the occurrence of a “change in control” (as defined in the agreement) of us, the term of the agreement may not terminate until the second anniversary of the date of the change in control.

The continuity agreements for Mr. Kirchhoff and Mr. Hotchkin provide that, among other benefits discussed more fully below in the section entitled “Payments Made Upon a Change of Control—Continuity Agreements”, if

(a) during the two-year period following a change in control of us, such named executive officer’s employment is terminated (other than termination by the Company for “cause” or by reason of death, disability or retirement), (b) during the three-month period prior to, but in connection with, or during the two-year period following, a change in control of us, such named executive officer voluntarily terminates his or her employment for “good reason”, or (c) an agreement is signed which would result in a change in control of us and during the period between the effective date of the agreement and a change in control of us, such named executive officer’s employment is terminated in connection with the change in control (other than termination by the Company for “cause” or by reason of death, disability or retirement), then he is entitled to receive, among certain other payments and benefits, a lump sum cash payment equal to three times the sum of (x) the named executive officer’s annual base salary on the date of the change in control (or, if higher, the annual base salary in effect immediately prior to when the notice of termination is given), and (y) the named executive officer’s target annual bonus under our bonus plan in respect of the fiscal year in which the termination occurs (or, if higher, the average annual bonus actually earned by the named executive officer in respect of the three full fiscal years prior to the year in which the notice of termination is given).

The continuity agreements for Mr. Basone and Ms. Stubbing and certain other senior executives who are not named executive officers have similar terms and conditions as described above but entitle the executive to receive, among certain other payments and benefits, a lump sum cash payment equal to two times the sum of (x) the executive’s annual base salary on the date of the change in control (or, if higher, the annual base salary in effect immediately prior to when the notice of termination is given), and (y) the executive’s target annual bonus under our bonus plan in respect of the fiscal year in which the termination occurs (or, if higher, the average annual bonus actually earned by the executive in respect of the three full fiscal years prior to the year in which the notice of termination is given).

Other Retirement, Retention or Severance Arrangements

The Company has no formal policy regarding retirement arrangements. From time to time, the Compensation Committee or the Board of Directors in its discretion, based upon the nature and circumstances of the individual retiring, has approved retirement arrangements for named executive officers and certain other senior executives. For example, in connection with Ms. Sardini’s retirement from the Company effective June 29, 2012, the Company and Ms. Sardini entered into a retirement transition letter agreement, dated December 22, 2011. See “Potential Payments upon Termination, Retirement or Change of Control—Payments Made Upon Retirement—Retirement of Named Executive Officer” for details regarding the payments made to Ms. Sardini under the agreement. Additionally, with respect to those executives, including the named executive officers, with whom the Company has entered into a continuity agreement as described above, the Company has agreed to pay such executives upon his or her retirement amounts unvested in the Company’s qualified defined contribution plan and a pro rata portion of his or her annual, performance-based cash bonus as set forth therein.

The Company also has no formal policy regarding retention arrangements. From time to time, the Compensation Committee or the Board of Directors in its discretion, based upon the role and skill set of the individual as well as the transition needs of the Company, has approved retention arrangements for named executive officers and certain other senior executives. In February 2013, the Company announced the resignation of Mr. Basone from his positions with the Company effective May 31, 2013. In connection with his resignation, the Company and Mr. Basone entered into a retention agreement, dated February 12, 2013, with respect to his continued employment with the Company until his departure date. See “Potential Payments upon Termination, Retirement or Change of Control—Payments Made Upon Termination—Departure of Named Executive Officers” for details regarding Mr. Basone’s retention agreement.

Additionally, the Company has no formal policy regarding severance arrangements. From time to time, the Compensation Committee or the Board of Directors in its discretion, based upon the nature and circumstances of an individual being hired, has approved separate severance arrangements for certain named executive officers. For example, in accordance with his offer letter dated July 2, 2012, upon termination by the Company for any reason other than those set forth in his continuity agreement or for “cause”, Mr. Hotchkin will receive a lump sum equal to six months of salary and six months of continued medical insurance coverage for him on the same basis available to him immediately prior to termination.

In connection with Mr. Burwick’s resignation from the Company effective December 31, 2012, he did not receive any severance or additional benefits. See “Potential Payments upon Termination, Retirement or Change of Control—Payments Made Upon Termination—Departure of Named Executive Officers” for additional details.

Benefits and Perquisites

The Company provides benefits to its salaried employees including health care coverage, life and disability insurance protection, reimbursement for educational expenses, a wellness-related allowance and access to favorably priced group insurance coverage. The Company provides these benefits to help alleviate the financial costs and loss of income arising from illness, death or disability, to encourage ongoing education in job-related areas, and to allow employees to take advantage of reduced insurance rates available for group policies. In addition to the benefits provided to salaried employees generally, the Company provides named executive officers with certain perquisites that the Company and the Compensation Committee believe are reasonable and consistent with the Company’s overall compensation program to better enable the Company to attract and retain employees for key positions. These perquisites include cost of living, housing, car and/or transportation allowances and reimbursement of costs associated with relocation, temporary living arrangements and mobile devices (which are permitted to be used for personal matters). The Compensation Committee periodically reviews the levels of benefits and perquisites provided to named executive officers.

Tax and Accounting Implications

Excess Parachute Payment Excise Taxes

If under the terms of a continuity agreement (i) it is determined that certain payments and benefits provided under the agreement and under any other plan or arrangement with the Company and its affiliates in the aggregate (the “parachute payment”) would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, or to any similar tax, and the aggregate value of the parachute payment exceeds a certain threshold amount calculated under the Internal Revenue Code by 5% or less, then (ii) the parachute payment will be reduced to the extent necessary so that the aggregate value of the parachute payment is equal to an amount that is less than such threshold amount; provided, however, that if the aggregate value of the parachute payment exceeds the threshold amount by more than 5%, then the executive will be entitled to receive an additional payment or payments in an amount such that, after payment by the executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any excise tax imposed upon this payment, the executive retains an amount equal to the excise tax imposed upon the parachute payment.

Internal Revenue Code Section 409A

If, under the continuity agreements or our stock plans, any payments or benefits that the Company would be required to provide under the continuity agreements or any of our stock plans cannot be provided in the manner contemplated in the continuity agreements or under the applicable plan without subjecting the executive to income tax under Section 409A of the Internal Revenue Code, the Company shall provide such intended payments or benefits to the executive in an alternative manner that conveys an equivalent economic benefit to the executive without materially increasing the aggregate cost to the Company.

The Section 162(m) of the Internal Revenue Code $1 Million Deduction Limit

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public corporation for compensation over $1.0 million paid in any fiscal year to the company’s chief executive officer or to any of up to three other executive officers (excluding the company’s principal financial officer) whose compensation must be included in the proxy statement of the company because they are the most highly compensated executive officers. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. Our 2008 Plan currently provides that certain awards may be made in a manner to qualify for this exemption. The Compensation Committee seeks to structure performance-based compensation for our named executive officers in a manner that complies with Section 162(m) of the Internal Revenue Code in order to provide for the deductibility of such compensation. However, the Compensation Committee may authorize compensation in excess of $1.0 million that is not performance-based under Section 162(m) of the Internal Revenue Code if it believes doing so is in the best interests of the Company and its shareholders.

Accounting Considerations

The Compensation Committee also considers the accounting and cash flow implications of various forms of executive compensation. In its financial statements, the Company records salaries and performance-based compensation incentives as expenses in the amount paid, or to be paid, to the named executive officers. Accounting rules also require the Company to record an expense in its financial statements for equity awards, even though equity awards are not paid as cash to employees. The accounting expense of equity awards to employees is calculated in accordance with FASB ASC Topic 718. The Compensation Committee believes, however, that the many advantages of equity-based compensation, as discussed above, more than compensate for the non-cash accounting expense associated with them.

2012 Executive Compensation Determinations

The following is a discussion of the specific factors considered in determining base salary, cash bonuses, including the annual, performance-based cash bonus, and long-term equity incentive compensation for the named executive officers for fiscal 2012. There were no material changes in fiscal 2012 for the named executive officers in the policies governing retirement and deferred compensation plans, termination payments upon a change of control of the Company, perquisites or other benefits.

Base Salary

The following table identifies actions taken during fiscal 2012 with respect to the base salaries of the named executive officers:

Named Executive Officer	Action
David P. Kirchhoff	Increase in base salary from $850,000 to $1,000,000 effective April 1, 2012

Nicholas P. Hotchkin	Employment commenced on August 20, 2012 with a base salary of $475,000

David A. Burwick	Increase in base salary from $566,546 to $589,208 effective April 1, 2012

Michael Basone	Increase in base salary from $430,560 to $447,783 effective April 1, 2012

Melanie Stack (Stubbing)	Increase in base salary from $468,669 (£290,000) to $485,072 (£300,150) effective April 1, 2012(1)

(1)	Amounts shown in pounds sterling were converted to U.S. dollars using the applicable exchange rate on December 28, 2012 (i.e., 1.6161).

The Compensation Committee decided to increase the base salary of Mr. Kirchhoff, Mr. Burwick, Mr. Basone and Ms. Stubbing effective April 1, 2012. In determining each of their increased base salaries, the Compensation Committee reviewed his or her past performance of his or her job responsibilities and contributions made to the Company, competitive conditions and the relationship of his or her compensation to the compensation of other senior executives at the Company and determined that the increase in base salary was appropriate to reward performance and ensure retention. Pursuant to the terms of Ms. Sardini’s retirement transition letter agreement, Ms. Sardini’s base salary remained fixed for the period of her employment with the Company during fiscal 2012.

Mr. Hotchkin’s employment with the Company commenced on August 20, 2012. In determining Mr. Hotchkin’s base salary, the Compensation Committee reviewed the job responsibilities of his position, expected future contributions, his compensation at his prior employer, competitive conditions for a candidate with his experience and skills, and the relationship of his compensation to the compensation of other senior executives at the Company and determined that the base salary was appropriate to attract him to the position of Chief Financial Officer given his experience and skills and the competitive environment, to ensure retention and to motivate his future performance.

Cash Bonuses

Annual, Performance-Based Cash Bonus

Annual Target Bonus Percentages

The following table identifies actions taken during fiscal 2012 with respect to the annual target bonus percentages of the named executive officers:

Named Executive Officer	Action
David P. Kirchhoff	Increase in annual target bonus percentage from 75% to 100%

Nicholas P. Hotchkin	Employment commenced on August 20, 2012 with an annual target bonus percentage of 65%

David A. Burwick(1)	Increase in annual target bonus percentage from 60% to 65%

Michael Basone	Increase in annual target bonus percentage from 50% to 60%

(1)	Since Mr. Burwick resigned from the Company prior to the Company paying the fiscal 2012 annual, performance-based cash bonuses in March 2013, he was not eligible to receive an annual, performance-based cash bonus with respect to fiscal 2012.

The Compensation Committee decided to increase the annual target bonus percentages of Mr. Kirchhoff, Mr. Burwick, and Mr. Basone. In determining each of their increased annual target bonus percentages, the Compensation Committee reviewed the change in each of their respective job responsibilities since the percentage was last fixed, competitive conditions and the relationship of their respective compensation to the compensation of other senior executives at the Company and determined that the increase in annual target bonus percentage was appropriate to reward performance and ensure retention.

Annual, Performance-Based Cash Bonus Plan

For fiscal 2012, the Company had to achieve at least $100.0 million of operating income for the named executive officer, other than Mr. Hotchkin and Ms. Sardini, to be eligible to receive an annual, performance-based cash bonus. The Company reported operating income of $510.8 million. The Compensation Committee then exercised its “negative discretion” to determine the actual annual, performance-based cash bonus for each such named executive officer using the guidelines and performance criteria generally applicable to executives of the Company. The Compensation Committee also used such guidelines and performance criteria to determine the annual, performance-based cash bonus for Mr. Hotchkin.

The Company’s global financial performance goal for fiscal 2012 for annual, performance-based cash bonuses paid to executives generally was equal to the Company’s target operating income of $606.6 million. The operating income of the Company for fiscal 2012, as adjusted by the Compensation Committee to exclude the one-time net benefit related to the Company’s settlement of the previously reported U.K. self-employment tax litigation, was $496.3 million. Based on the global financial performance goal and adjusted operating income results, the Company achieved a global financial performance goal rating of 22.7% with respect to fiscal 2012. In addition, in fiscal 2012, WeightWatchers.com’s financial performance goal rating was 70.0% and WWI Europe’s financial performance goal rating was 2.0%.

The following table shows the annual target bonus percentage, the overall rating and the related actual bonus paid for each of the named executive officers for fiscal 2012:

Named Executive Officer	Target Bonus (as a % of Fiscal Year Base Salary)	Overall Performance- Based Bonus Rating(1)		Actual Performance- Based Cash Bonus		Actual Performance- Based Bonus (as a % of 2012 Base Salary(2))
David P. Kirchhoff	100%	22.7%		$217,833		22.7%
Nicholas P. Hotchkin	65%	105.2	%(3)	$112,433	(4)	68.4%
Ann M. Sardini(5)	—	—		—		—
David A. Burwick(6)	65%	—		—		—
Michael Basone	60%	67.0%		$178,260		40.2%
Melanie Stack (Stubbing)	60%	34.3%		$92,533	(7)	19.6%

(1)	Other than with respect to Mr. Kirchhoff, ratings were determined by a combination of the applicable financial performance goal rating and individual performance rating.
(2)	See salary amounts reported in the column “Salary” of the Summary Compensation Table.
(3)	Pursuant to the terms of his offer letter dated July 2, 2012, Mr. Hotchkin’s financial performance goal rating was fixed at 100% with respect to fiscal 2012.
(4)	Amount shown for Mr. Hotchkin reflects a pro-rated annual, performance-based cash bonus based on his August 20, 2012 employment date.
(5)	In connection with her retirement in June 2012, Ms. Sardini was not entitled to an annual, performance-based cash bonus with respect to fiscal 2012.
(6)	Since Mr. Burwick resigned from the Company prior to the Company paying the fiscal 2012 annual, performance-based cash bonuses in March 2013, he was not eligible to receive an annual, performance-based cash bonus with respect to fiscal 2012.
(7)	Amount shown was paid in pounds sterling and was converted to U.S. dollars using the applicable exchange rate on March 5, 2013 (i.e., $1.5127), the date on which Ms. Stubbing’s annual, performance-based cash bonus was approved.

Other Cash Bonuses

In order to attract Mr. Hotchkin to the position of Chief Financial Officer, the Compensation Committee determined to pay him a sign-on cash bonus of $180,000 in connection with the commencement of his employment with the Company. Mr. Hotchkin must repay his sign-on bonus, less lawful deductions, to the Company if he fails to relocate to the New York metropolitan area, voluntarily resigns or is terminated for “cause” prior to August 20, 2013, the one-year anniversary of his employment date.

In connection with Ms. Sardini’s retirement, and pursuant to the terms of her retirement transition letter agreement, Ms. Sardini was paid a retention cash bonus equal to $601,030. See “Potential Payments upon Termination, Retirement or Change of Control—Payments Made Upon Retirement—Retirement of Named Executive Officer” for details regarding Ms. Sardini’s retirement transition letter agreement.

Long-Term Equity Incentive Compensation

Annual Awards

In determining the size and mix of named executive officers’ annual equity grant awards for fiscal 2012, the Compensation Committee reviewed the total current compensation that may be awarded to the executive, the achievement of business, strategic, individual, and financial objectives during the prior fiscal year, competitive conditions and the relationship of the executive’s compensation to the compensation of other senior executives, and determined the size of the award in an aggregate dollar amount based on the executive’s base salary as appropriate to reward and incentivize performance, ensure retention, and maintain appropriate compensation differentials among senior executives. The aggregate dollar amount was then converted into a number of stock options and RSUs in accordance with procedures established by the Compensation Committee. See “Long-Term Equity Incentive Compensation—Equity Grant Procedures” above. All named executive officers, other than Mr. Hotchkin and Ms. Sardini, received an annual award in fiscal 2012. Given Mr. Hotchkin commenced employment in August 2012, he did not receive an annual award in fiscal 2012. In connection with Ms. Sardini’s retirement from the Company in June 2012, she was not entitled to receive an annual award in fiscal 2012.

All annual awards to a named executive officer in fiscal 2012 were allocated 75% to stock options and 25% to RSUs. In fiscal 2012, the named executive officers received the following annual awards on the grant dates specified: 71,095 stock options and 7,278 RSUs on May 15, 2012 and 76,206 stock options and 7,809 RSUs on November 15, 2012 to Mr. Kirchhoff; 14,808 stock options and 1,516 RSUs on May 15, 2012 and 15,873 stock options and 1,626 RSUs on November 15, 2012 to Mr. Burwick; 11,253 stock options and 1,152 RSUs on May 15, 2012 and 12,063 stock options and 1,236 RSUs on November 15, 2012 to Mr. Basone; and 11,976 stock options and 1,226 RSUs on May 15, 2012 and 12,837 stock options and 1,315 RSUs on November 15, 2012 to Ms. Stubbing. All stock options and RSUs granted to named executive officers as part of an annual award in fiscal 2012 vest 100% on the third anniversary of the applicable grant date. As a result of Mr. Burwick’s resignation effective December 31, 2012, the stock options and RSUs that were granted to him as his annual award in fiscal 2012 were forfeited on such date.

Hiring Award

The Compensation Committee also decided to grant Mr. Hotchkin a hiring award in an aggregate dollar amount to attract him to the position of Chief Financial Officer as well as to ensure retention and to reward and incentivize performance and creation of shareholder value. The aggregate dollar amount was then converted into a number of stock options and RSUs in accordance with procedures established by the Compensation Committee. See “Long-Term Equity Incentive Compensation—Equity Grant Procedures” above. Mr. Hotchkin received a hiring award consisting of a combination of stock options and RSUs in the following amounts and on the grant dates specified: 15,382 stock options and 1,549 RSUs on August 20, 2012, his first date of employment, and 13,308 stock options and 1,363 RSUs on November 15, 2012. Stock options and RSUs granted to Mr. Hotchkin on August 20, 2012 vest proportionately over four years on each anniversary of the grant date. Stock options and RSUs granted to Mr. Hotchkin on November 15, 2012 vest 100% on the third anniversary of the grant date.

Mix of Compensation Elements

As discussed above in “—Executive Compensation Approach—Elements of Executive Compensation”, the Company weights compensation for the named executive officers more toward variable, performance-based compensation. Approximately 65% of fiscal 2012 total compensation for named executive officers (excluding Ms. Sardini) was variable, performance-based (which includes short-term variable performance-based compensation and long-term variable performance-based compensation). As reflected in the Summary Compensation Table, aggregate fiscal 2012 compensation for the named executive officers (excluding Ms. Sardini) was allocated as follows:

Mix of Total Compensation in 2012(1)
Base Salary	27%
Short-Term Variable Performance-Based Compensation(2)	6%
Long-Term Variable Performance-Based Compensation(3)	59%
Other Compensation(4)	8%
Total	100%

(1)	Ms. Sardini was excluded from the percentage calculations because in fiscal 2011 the Company and Ms. Sardini entered into her retirement transition letter agreement which contained her compensation with respect to fiscal 2012. Ms. Sardini retired from the Company effective as of June 29, 2012.
(2)	Represents annual, performance-based cash bonuses reported in the column “Non-Equity Incentive Plan Compensation” of the Summary Compensation Table.
(3)	Represents RSU and stock option awards reported in the columns “Stock Awards” and “Option Awards”, respectively, of the Summary Compensation Table.
(4)	Represents sign-on cash bonus paid to Mr. Hotchkin, the guaranteed portion of Mr. Hotchkin’s annual, performance-based cash bonus, contributions to the savings plan, contributions to and earnings on the executive profit sharing plan and perquisites and other personal benefits reported in the columns “Bonus”, “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and “All Other Compensation”, as applicable, of the Summary Compensation Table.

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid to or earned by each of the named executive officers as follows: for fiscal 2012, fiscal 2011 and fiscal 2010 with respect to Mr. Kirchhoff, Ms. Sardini, Mr. Burwick, Mr. Basone and Ms. Stubbing; and for fiscal 2012 with respect to Mr. Hotchkin.

The named executive officers, except Mr. Hotchkin and Ms. Sardini in fiscal 2012 and Mr. Burwick in fiscal 2010, were not entitled to receive payments which would be characterized as “Bonus” payments in the fiscal years with respect to which information is provided for each executive. Amounts listed under the column “Non-Equity Incentive Plan Compensation” consist solely of the named executive officers’ annual, performance-based cash bonuses which were approved by the Compensation Committee, and paid by the Company, in March 2013 with respect to fiscal 2012.

Name and Principal Position	Fiscal Year		Salary(1)	Bonus		Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)	All Other Compensation		Total
David P. Kirchhoff	2012		$959,615	—		$838,476	$2,447,488	$217,833	$24,505	$183,119	(6)	$4,671,036
Chief Executive	2011		$823,462	—		$358,049	$452,888	$1,235,192	$17,833	$98,153	(7)	$2,985,577
Officer	2010		$730,385	—		$106,095	$984,770	$471,098	$12,969	$110,768		$2,416,085

Nicholas P. Hotchkin	2012		$164,423	$241,961	(8)	$151,564	$450,944	$50,472	$45	$66,585	(9)	$1,125,994
Chief Financial Officer

Ann M. Sardini	2012		$224,736	$601,030	(10)	—	—	—	$41,736	$99,907	(11)	$967,409
Former	2011		$428,406	—		$198,973	$251,680	$465,892	$35,794	$86,999	(7)	$1,467,744
Chief Financial Officer	2010		$412,496	—		$53,060	$195,768	$232,493	$29,972	$103,995		$1,027,784

David A. Burwick	2012		$583,107	—		$174,620	$509,782	$—	$6,320	$89,735	(12)	$1,363,564
Former President, North America	2011		$562,155	—		$198,973	$251,680	$629,684	$2,365	$81,928	(7)	$1,726,785
	2010		$339,519	$100,000		—	$1,102,740	$213,897	$201	$42,168		$1,798,525

Michael Basone	2012		$443,146	—		$132,716	$387,408	$178,260	$21,988	$91,390	(13)	$1,254,908
President,	2011		$426,166	—		$198,973	$251,680	$389,942	$17,685	$73,314	(7)	$1,357,760
WeightWatchers.com and Chief Technology Officer	2010		$410,339	—		$53,060	$195,768	$291,644	$13,336	$85,543		$1,049,690

Melanie Stack (Stubbing) (14)	2012		$471,540	—		$141,219	$412,282	$92,533	—	$66,697	(15)	$1,184,271
President, Europe	2011	(16)	$400,517	—		$198,973	$251,680	$250,422	—	$61,534		$1,163,126
	2010		$374,268	—		$53,060	$195,768	$177,556	—	$63,049		$863,701

(1)	Amounts shown reflect the named executive officer’s annual base salary earned during the fiscal year taking into account any increases in base salary during the course of the year and are not reduced to reflect the named executive officers’ elections, if any, to defer receipt of salary into our savings plan for salaried U.S. employees or, in the case of Ms. Stubbing, our savings plan for salaried U.K. employees. Increases, if any, in base salary for named executive officers for each fiscal year were determined following the beginning of that year. In fiscal 2012, there were increases in base salaries for the named executive officers except for Mr. Hotchkin and Ms. Sardini. Therefore, the amounts shown in fiscal 2012 (except in the case of Mr. Hotchkin and Ms. Sardini) reflect a base salary paid at different annual rates during such fiscal year. Mr. Hotchkin’s salary earned in fiscal 2012 reflects that portion of his annual base salary earned from August 20, 2012, the date he joined the Company as its Chief Financial Officer. Ms. Sardini’s salary earned in fiscal 2012 reflects that portion of her annual base salary earned until her retirement date.

(2)	Stock awards consist solely of awards of RSUs and amounts represent the aggregate grant date fair value of awards granted in each fiscal year shown calculated in accordance with applicable accounting standards. The grant date fair value for RSUs is based solely on the closing price of our Common Stock on the date of grant.

(3)	Amounts represent the aggregate grant date fair value of stock option awards granted in each fiscal year shown calculated in accordance with applicable accounting standards. The assumptions made in determining option values with respect to awards granted during fiscal 2012, fiscal 2011 and fiscal 2010 are disclosed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Share-Based Compensation” and Note 9 of the Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2012.

(4)

Amounts shown consist solely of the named executive officer’s annual, performance-based cash bonus. Amount shown for Mr. Hotchkin in fiscal 2012 reflects a pro-rated performance-based cash bonus based on his August 20, 2012 employment date, but does not reflect the guaranteed portion of his annual, performance-based cash bonus that is reported in “Bonus”. Amount shown for Mr. Burwick in fiscal 2010 reflects a pro-rated performance-based cash bonus based on his April 30, 2010 employment date. Amount shown for Ms. Stubbing in fiscal 2011 reflects a pro-rated performance-based cash bonus as a result of a six-week unpaid leave of absence that she took in fiscal 2011 for personal reasons. In connection with her retirement in June 2012, Ms. Sardini was not entitled to an annual, performance-based cash bonus for fiscal 2012. In addition, since Mr. Burwick resigned prior to the Company paying the fiscal 2012 annual, performance-based cash bonuses in March 2013, he was not eligible to receive an annual, performance-based cash bonus with respect to fiscal 2012. See “Compensation Discussion and Analysis—Determination of Executive Compensation—Cash Bonuses” above.

(5)	Amounts shown consist solely of the aggregate earnings on the executive profit sharing plan account balance for the named executive officer, which include above-market earnings. For information on the applicable interest rate, see “Compensation Discussion and Analysis—Determination of Executive Compensation—Retirement and Deferred Compensation Plans, Termination Payments and Other Arrangements—Executive Profit Sharing Plan” above.

(6)	Amount shown includes $148,150 in contributions by the Company to the executive profit sharing plan for Mr. Kirchhoff’s benefit as well as amounts with respect to the payment of life insurance premiums, a car allowance, a wellness allowance, the payment of employment taxes with respect to his profit sharing account and the payment of a gross-up amount for both income and employment taxes thereon, the payment of mobile device charges, and contributions by the Company to its savings plan for salaried U.S. employees for Mr. Kirchhoff’s benefit.

(7)	Amounts shown include supplemental contributions by the Company to the executive profit sharing plan with respect to fiscal 2011 as follows: Mr. Kirchhoff, $24,453; Ms. Sardini, $21,479; Mr. Burwick, $18,442; and Mr. Basone; $19,740. These amounts were not credited to each of the named executive officer’s profit sharing account until July 2012 and therefore not previously reported.

(8)	Mr. Hotchkin received a $180,000 sign-on cash bonus in connection with his joining the Company on August 20, 2012. The sign-on cash bonus is subject to repayment, less lawful deductions, to the Company if Mr. Hotchkin fails to relocate to the New York metropolitan area, or voluntarily resigns or is terminated for “cause,” during the twelve month period following his first day of employment (i.e., August 20, 2012). See “Compensation Discussion and Analysis—2012 Executive Compensation Determinations—Cash Bonuses” above. In addition, pursuant to the terms of his offer letter dated July 2, 2012, Mr. Hotchkin’s financial performance goal rating was fixed at 100% with respect to fiscal 2012. The amount shown includes the portion of Mr. Hotchkin’s annual, performance-based cash bonus ($61,961) for fiscal 2012 in excess of the amount that would have been payable under the pre-determined formula under the Company’s performance-based cash bonus scheme but is payable due to the fixing of his financial performance goal rating at 100%. See “Compensation Discussion and Analysis—Cash Bonuses—Annual, Performance-Based Cash Bonus” above.

(9)	Amount shown includes $11,099 in contributions by the Company to the executive profit sharing plan and $27,027 in reimbursements of temporary living costs and travel costs between temporary and permanent living locations, as well as a tax gross-up payment of $16,723 with respect to such reimbursements, for Mr. Hotchkin’s benefit as well as amounts with respect to a car allowance, the payment of mobile device charges and contributions by the Company to its savings plan for salaried U.S. employees for Mr. Hotchkin’s benefit.

(10)	Ms. Sardini received a $601,030 retention bonus pursuant to her retirement transition letter agreement with the Company. See “Potential Payments upon Termination, Retirement or Change of Control—Payments Made Upon Retirement—Retirement of Named Executive Officer” for details regarding Ms. Sardini’s retirement transition letter agreement.

(11)	Amount shown includes $46,460 in contributions by the Company to the executive profit sharing plan for Ms. Sardini’s benefit as well as amounts with respect to a car allowance, a wellness allowance, the payment of mobile device charges, and contributions by the Company to its savings plan for salaried U.S. employees for Ms. Sardini’s benefit. Amount shown also includes $24,138 paid for accrued and unpaid vacation days and $12,031 paid or accrued for continued health coverage under Company-sponsored health plans for a period of 18 months following her retirement date pursuant to the terms of Ms. Sardini’s retirement transition letter agreement.

(12)	Amount shown includes $66,704 in contributions by the Company to the executive profit sharing plan for Mr. Burwick’s benefit as well as amounts with respect to a car allowance, a wellness allowance, the payment of mobile device charges, and contributions by the Company to its savings plan for salaried U.S. employees for Mr. Burwick’s benefit.

(13)	Amount shown includes $69,448 in contributions by the Company to the executive profit sharing plan for Mr. Basone’s benefit as well as amounts with respect to a car allowance, a wellness allowance, the payment of employment taxes with respect to his profit sharing account and the payment of a gross-up amount for both income and employment taxes thereon, and the payment of mobile device charges.

(14)	Ms. Stubbing’s “Salary”, “Non-Equity Incentive Plan Compensation” and amounts reported in “All Other Compensation” are paid to her in pounds sterling. These amounts shown were converted to U.S. dollars using the average monthly exchange rate applicable to the month during which such salary or other compensation was earned, such rates ranging from $1.5560 to $1.6140, except for the amount shown for her “Non-Equity Incentive Plan Compensation”, which was converted to U.S. dollars using the applicable exchange rate on March 5, 2013 (i.e., $1.5127), the date on which Ms. Stubbing’s annual, performance-based cash bonus was approved.

(15)	Amount shown includes $42,439 in contributions by the Company to its savings plan for salaried U.K. employees for Ms. Stubbing’s benefit as well as amounts with respect to the payment of life insurance premiums, a car allowance and payments for additional family healthcare coverage.

(16)	During fiscal 2011, Ms. Stubbing took a six-week unpaid leave of absence for personal reasons. Accordingly, Ms. Stubbing’s fiscal 2011 salary, annual, performance-based cash bonus and contributions by the Company to its savings plan for salaried U.K. employees as set forth in “All Other Compensation” reflect this unpaid leave of absence.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2012

The following table sets forth information regarding non-equity incentive plan awards and each RSU or stock option award made to a named executive officer during fiscal 2012 under any stock plan. All RSU and stock option awards made to our named executive officers in fiscal 2012 were made under our 2008 Plan. For fiscal 2012, there were no awards made under any equity incentive plan.

Name	Grant Date	Compensation Committee Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)						All Other Stock Awards: Number of Shares of Stock or Units (#)(2)		All Other Option Awards: Number of Securities Underlying Options (#)(3)		Exercise or Base Price of Option Awards ($/Sh)(4)	Closing Market Price on Grant Date ($)	Grant Date Fair Value of Stock and Option Awards(5)
			Threshold ($)		Target ($)		Maximum ($)
David P. Kirchhoff	5/15/2012	5/4/2012							7,278	(6)					$406,404
	5/15/2012	5/4/2012									71,095	(6)	$57.69	$55.84	$1,176,181
	11/15/2012	5/4/2012							7,809	(6)					$432,072
	11/15/2012	5/4/2012									76,206	(6)	$56.36	$55.33	$1,271,307
			$—	(7)	$959,615		$1,919,231
Nicholas P. Hotchkin	8/20/2012	7/2/2012							1,549	(8)					$76,149
	8/20/2012	7/2/2012									15,382	(8)	$49.40	$49.16	$228,933
	11/15/2012	7/2/2012							1,363	(8)					$75,415
	11/15/2012	7/2/2012									13,308	(8)	$56.36	$55.33	$222,011
			$97,523	(9)	$106,875	(9)	$213,750	(9)
Ann M. Sardini	—	—							—		—		—	—	—
			$—	(10)	$—	(10)	$—	(10)
David A. Burwick(12)	5/15/2012	5/4/2012							1,516	(6)					$84,653
	5/15/2012	5/4/2012									14,808	(6)	$57.69	$55.84	$244,981
	11/15/2012	5/4/2012							1,626	(6)					$89,967
	11/15/2012	5/4/2012									15,873	(6)	$56.36	$55.33	$264,801
			$61,591	(11)	$379,020	(11)	$758,039	(11)
Michael Basone	5/15/2012	5/4/2012							1,152	(6)					$64,328
	5/15/2012	5/4/2012									11,253	(6)	$57.69	$55.84	$186,167
	11/15/2012	5/4/2012							1,236	(6)					$68,388
	11/15/2012	5/4/2012									12,063	(6)	$56.36	$55.33	$201,241
			$43,207	(12)	$265,888		$531,776
Melanie Stack (Stubbing)	5/15/2012	5/4/2012							1,226	(6)					$68,460
	5/15/2012	5/4/2012									11,976	(6)	$57.69	$55.84	$198,129
	11/15/2012	5/4/2012							1,315	(6)					$72,759
	11/15/2012	5/4/2012									12,837	(6)	$56.36	$55.33	$214,153
			$43,894	(12) (13)	$270,120	(13)	$540,238	(13)

(1)	See the section entitled “Compensation Discussion and Analysis—Determination of Executive Compensation—Cash Bonuses—Annual, Performance-Based Cash Bonus” above for a description of our annual, performance-based cash bonus.

(2)	Stock awards consist of RSUs. The award of an RSU is the right to receive one share of our Common Stock upon the vesting date of the RSU.

(3)	Option awards consist of non-qualified stock options. Stock options allow the grantee to purchase a share of our Common Stock at an exercise price determined on the date of grant.

(4)	The exercise price of our stock options is determined by calculating the average of the closing price of our Common Stock on the grant date and the four previous trading days on the NYSE.

(5)	Amounts shown represent the grant date fair value of the applicable stock options or RSUs granted during fiscal 2012 calculated in accordance with applicable accounting standards. The grant date fair value for RSUs is based solely on the closing price of our Common Stock on the date of grant. The assumptions made in determining option values are disclosed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Share-Based Compensation” and Note 9 of the Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2012. The material terms of our stock options are discussed in the Section entitled “Compensation Discussion and Analysis—Determination of Executive Compensation—Long-Term Equity Incentive Compensation” above.

(6)	The named executive officer received an annual award under the 2008 Plan consisting of both stock options and RSUs which were granted in two installments. The first installment was granted on May 15, 2012 and the second installment was granted on November 15, 2012. The stock options and RSUs vest 100% on the third anniversary of the applicable grant date. The stock options expire on the ten-year anniversary of the applicable grant date. The exercise price of the stock options was determined by taking the average of the closing price of our Common Stock on the grant date and the four previous trading days on the NYSE, or $57.69 per share for the May 15, 2012 grant date and $56.36 per share for the November 15, 2012 grant date.

(7)	Because Mr. Kirchhoff’s annual, performance-based cash bonus for fiscal 2012 was based solely on the Company’s overall financial performance, the “Threshold” amount shown represents an assumption that the Company achieves at least $100.0 million of operating income and a percentage of its target operating income that is slightly greater than 75%, which would result in a de minimis amount.

(8)	Mr. Hotchkin received a hiring award under the 2008 Plan consisting of both stock options and RSUs which were granted in two installments. The first installment was granted on August 20, 2012 and the second installment was granted on November 15, 2012. The stock options and RSUs granted on August 20, 2012 vest proportionately over 4 years on each anniversary of the grant date. The stock options and RSUs granted on November 15, 2012 vest 100% on the third anniversary of the grant date. All stock options expire on the ten-year anniversary of the applicable grant date. The exercise price of the stock options was determined by taking the average of the closing price of our Common Stock on the grant date and the four previous trading days on the NYSE, or $49.40 per share for the August 20, 2012 grant date and $56.36 per share for the November 15, 2012 grant date.

(9)	Pursuant to Mr. Hotchkin’s offer letter, his financial performance rating could not be less than 100% for his annual, performance-based cash bonus for fiscal 2012. Therefore, the “Threshold” amount shown represents an assumption that he achieves a financial performance goal rating equal to 100% and his individual performance rating is 65%. In addition, all the amounts shown for Mr. Hotchkin reflect a pro-rated, annual, performance-based cash bonus based on his August 20, 2012 employment date.

(10)	In connection with her retirement in June 2012, Ms. Sardini was not entitled to an annual, performance-based cash bonus for fiscal 2012. However, pursuant to the terms of her retirement transition letter agreement, Ms. Sardini received a retention bonus that was paid by the Company following her retirement date. See “Potential Payments upon Termination, Retirement or Change of Control—Payments Made Upon Retirement—Retirement of Named Executive Officer” for details regarding Ms. Sardini’s retirement transition letter agreement.

(11)	Mr. Burwick resigned from the Company effective December 31, 2012. Since Mr. Burwick resigned prior to the Company paying the fiscal 2012 annual, performance-based cash bonuses in March 2013, he was not eligible to receive an annual, performance-based cash bonus with respect to fiscal 2012.

(12)	Because the named executive officer’s annual, performance-based cash bonus was comprised of a combination of the financial performance goal rating applicable to the executive and the executive’s individual performance rating, the “Threshold” amount shown represents an assumption that the Company achieves at least $100.0 million of operating income, a percentage of its target operating income that is slightly greater than 75% resulting in a de minimis amount and the named executive officer’s individual performance rating is 65%.

(13)	Amounts shown are assumed paid in pounds sterling and were converted to U.S. dollars using the applicable exchange rate on March 5, 2013 (i.e., $1.5127), the date on which Ms. Stubbing’s annual, performance-based cash bonus was approved.

OUTSTANDING EQUITY AWARDS AT FISCAL 2012 YEAR-END

The following table sets forth information regarding unexercised non-qualified stock options and any RSUs that were not vested for each named executive officer as of the end of fiscal 2012. There were no vested or unvested equity incentive plan awards held by the named executive officers.

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested($)(1)
		Exercisable		Unexercisable
David P. Kirchhoff	11/15/2012			76,206	(2)*	$56.36	11/15/2022
	11/15/2012							7,809	(2)*	$397,634
	5/15/2012			71,095	(2)*	$57.69	5/15/2022
	5/15/2012							7,278	(2)*	$370,596
	3/25/2011			22,110	(2)	$63.59	3/25/2021
	3/25/2011							5,528	(2)	$281,486
	3/26/2010	30,000	(3)	45,000	(3)	$25.76	3/26/2020
	3/26/2010			49,500	(2)	$25.76	3/26/2020
	3/26/2010							4,125	(2)	$210,045
	3/27/2009	49,500	(2)			$19.74	3/27/2019
	3/28/2008	45,000	(2)			$47.05	3/28/2018
	3/12/2007	33,750	(2)			$47.49	3/12/2017
	12/31/2006	107,225	(3)(4)			$52.12	12/31/2016

Nicholas P. Hotchkin	11/15/2012			13,308	(2)*	$56.36	11/15/2022
	11/15/2012							1,363	(2)*	$69,404
	8/20/2012			15,382	(5)*	$49.40	8/20/2022
	8/20/2012							1,549	(5)*	$78,875

Ann M. Sardini(6)	—	—		—		—	—	—		—

David A. Burwick(7)	11/15/2012			15,873	(2)*	$56.36	11/15/2022
	11/15/2012							1,626	(2)*	$82,796
	5/15/2012			14,808	(2)*	$57.69	5/15/2022
	5/15/2012							1,516	(2)*	$77,195
	3/25/2011			12,287	(2)	$63.59	3/25/2021
	3/25/2011							3,072	(2)	$156,426
	4/30/2010	75,000	(8)	50,000	(8)	$26.73	4/30/2020

Michael Basone	11/15/2012			12,063	(2)*	$56.36	11/15/2022
	11/15/2012							1,236	(2)*	$62,937
	5/15/2012			11,253	(2)*	$57.69	5/15/2022
	5/15/2012							1,152	(2)*	$58,660
	3/25/2011			12,287	(2)	$63.59	3/25/2021
	3/25/2011							3,072	(2)	$156,426
	3/26/2010			24,750	(2)	$25.76	3/26/2020
	3/26/2010							2,063	(2)	$105,048
	3/14/2008	2,250	(3)	2,250	(3)	$47.10	3/14/2018
	3/14/2008							187	(3)	$9,522

Melanie Stack (Stubbing)	11/15/2012			12,837	(2)*	$56.36	11/15/2022
	11/15/2012							1,315	(2)*	$66,960
	5/15/2012			11,976	(2)*	$57.69	5/15/2022
	5/15/2012							1,226	(2)*	$62,428
	3/25/2011			12,287	(2)	$63.59	3/25/2021
	3/25/2011							3,072	(2)	$156,426
	3/26/2010			24,750	(2)	$25.76	3/26/2020
	3/26/2010							2,063	(2)	$105,048
	7/17/2008	18,750	(3)	7,500	(3)	$34.21	7/17/2018
	7/17/2008							625	(3)	$31,825
	3/28/2008	15,000	(2)			$47.05	3/28/2018
	3/12/2007	7,500	(2)			$47.49	3/12/2017

*	Shows grants made in fiscal 2012, which are also reported in the Summary Compensation Table and in the Grants of Plan-Based Awards for Fiscal 2012 table.

(1)	Amounts shown represent the closing price of our Common Stock on December 28, 2012, the last trading day on the NYSE of fiscal 2012, $50.92, multiplied by the number of shares underlying the RSUs.

(2)	Stock options or RSUs, as applicable, vest 100% on the third-year anniversary of the grant date.

(3)	Stock options or RSUs, as applicable, vest 20% a year over five years on each anniversary of the grant date.

(4)	112,500 stock options were awarded of which 5,275 were exercised in fiscal 2012, see Option Exercises and Stock Vested for Fiscal 2012 table.

(5)	Stock options or RSUs, as applicable, vest 25% per year over four years on each anniversary of the grant date.

(6)	Ms. Sardini retired from the Company effective June 29, 2012. As a result of her retirement, all of Ms. Sardini’s then unvested stock options and RSUs were immediately forfeited. In addition, Ms. Sardini had the right to exercise all of her vested stock options within 90 days of her retirement date after which they would be cancelled.

(7)	Mr. Burwick resigned from the Company effective December 31, 2012, two days after our fiscal 2012 year-end. As a result of his resignation, all of Mr. Burwick’s then unvested stock options and RSUs were immediately forfeited. In addition, Mr. Burwick had the right to exercise all of his vested stock options within 90 days of his resignation date after which they would be cancelled.

(8)	Stock options vest proportionately over three years on each anniversary of the grant date.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
David P. Kirchhoff	80,275	$2,635,294	4,125	(3)	$325,999
Nicholas P. Hotchkin	—	—	—		—
Ann M. Sardini	75,000	$2,380,627	2,250	(4)	$178,279
David A. Burwick	—	—	—		—
Michael Basone	24,750	$859,087	2,250	(5)	$178,279
Melanie Stack (Stubbing)	36,000	$1,395,766	2,688	(6)	$195,164

(1)	Reflects the aggregate of the difference between the market price of the shares of Common Stock acquired at exercise and the exercise price of the options, multiplied by the number of shares underlying the options.

(2)	Reflects the aggregate market value of shares acquired upon vesting based on the closing price of our Common Stock on the applicable vesting date or, if the market was closed on the vesting date, the last trading day that immediately preceded the vesting date.

(3)	These shares represent the gross number of shares of our Common Stock that were issued to Mr. Kirchhoff upon the vesting of his RSUs in fiscal 2012. An aggregate of 1,901 shares were withheld by the Company for income and employment taxes owed on the value of the issued shares based on the closing price of those shares on the date of vesting on the NYSE or, if the market was closed on the vesting date, the last trading day that immediately preceded the vesting date. The aggregate number of net shares received after taxes by Mr. Kirchhoff was 2,224.

(4)	These shares represent the gross number of shares of our Common Stock that were issued to Ms. Sardini upon the vesting of her RSUs in fiscal 2012. An aggregate of 1,134 shares were withheld by the Company for income and employment taxes owed on the value of the issued shares based on the closing price of those shares on the date of vesting on the NYSE or, if the market was closed on the vesting date, the last trading day that immediately preceded the vesting date. The aggregate number of net shares received after taxes by Ms. Sardini was 1,116.

(5)	These shares represent the gross number of shares of our Common Stock that were issued to Mr. Basone upon the vesting of his RSUs in fiscal 2012. An aggregate of 821 shares were withheld by the Company for income and employment taxes owed on the value of the issued shares based on the closing price of those shares on the date of vesting on the NYSE or, if the market was closed on the vesting date, the last trading day that immediately preceded the vesting date. The aggregate number of net shares received after taxes by Mr. Basone was 1,429.

(6)	These shares represent the gross number of shares of our Common Stock that were issued to Ms. Stubbing upon the vesting of her RSUs in fiscal 2012. An aggregate of 1,398 shares were withheld by the Company for income and employment taxes owed on the value of the issued shares based on the closing price of those shares on the date of vesting on the NYSE or, if the market was closed on the vesting date, the last trading day that immediately preceded the vesting date. The aggregate number of net shares received after taxes by Ms. Stubbing was 1,290.

PENSION BENEFITS

The Company has no pension plans.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2012

The following table sets forth information with respect to our executive profit sharing plan, the only defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified. In fiscal 2012, none of the named executive officers made any contributions to, or any withdrawals or distributions from, our executive profit sharing plan. The material terms of our executive profit sharing plan are discussed in the section entitled “Compensation Discussion and Analysis—Retirement and Deferred Compensation Plans, Termination Payments and Other Arrangements—Executive Profit Sharing Plan” above.

Name	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Balance at Last Fiscal Year-End ($)(3)
David P. Kirchhoff	$148,150	$24,505	$582,765
Nicholas P. Hotchkin	$11,099	$45	$11,144
Ann M. Sardini	$46,460	$41,736	$843,696	(4)
David A. Burwick	$66,704	$6,320	$161,471	(5)
Michael Basone	$69,448	$21,988	$485,168
Melanie Stack (Stubbing)(6)	$—	$—	$—

(1)	Shows monthly contributions by the Company during fiscal 2012, as well as, except in the case of Ms. Sardini and Mr. Burwick, a supplemental contribution by the Company with respect to fiscal 2012 which was credited to the named executive officer’s profit sharing account in fiscal 2013. These amounts are also reported in the column “All Other Compensation” of the Summary Compensation Table.

(2)	The Company credits each participant’s profit sharing account with interest at an annual rate equal to the sum of (a) 2% plus (b) the annualized prime rate, as published in the Wall Street Journal, compounded as of the end of each fiscal month, subject to a cap of 15%. These amounts are also reported in the column “Change in Pension Value and Nonqualified Deferred Compensation Earnings” of the Summary Compensation Table.

(3)	Includes the following amounts for each of the following named executive officers reported as compensation to such named executive officers for previous years in the columns “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and “All Other Compensation” of the Summary Compensation Table: Mr. Kirchhoff, $91,191 in fiscal 2011 and $86,351 in fiscal 2010; Ms. Sardini, $100,232 in fiscal 2011 and $107,077 in fiscal 2010; Mr. Burwick, $57,690 in fiscal 2011 and $30,758 in fiscal 2010; and Mr. Basone, $76,905 in fiscal 2011 and $73,035 in fiscal 2010. The fiscal 2011 amounts include supplemental contributions by the Company with respect to fiscal 2011 that were not actually credited to the named executive officer’s profit sharing account until July 2012 and therefore are being reported in this Proxy Statement as compensation for fiscal 2011 in the column “All Other Compensation” of the Summary Compensation Table. In addition, except in the case of Ms. Sardini and Mr. Burwick, amounts shown include a supplemental contribution by the Company with respect to fiscal 2012 which was credited to the named executive officer’s profit sharing account in fiscal 2013.

(4)	Ms. Sardini retired from the Company effective June 29, 2012. The aggregate balance in Ms. Sardini’s profit sharing account was fully vested. Therefore, on December 31, 2012 (i.e., two days after our fiscal 2012 year-end), the Company distributed to Ms. Sardini the aggregate balance in her profit sharing account in accordance with the terms of our executive profit sharing plan.

(5)	Mr. Burwick resigned from the Company effective December 31, 2012 (i.e., two days after our fiscal 2012 year-end). The aggregate balance in Mr. Burwick’s profit sharing account was unvested on such date and did not vest in connection with his resignation. Therefore, Mr. Burwick forfeited his aggregate executive profit sharing account balance on December 31, 2012 in accordance with the terms of our executive profit sharing plan.

(6)	Ms. Stubbing, as a non-U.S. named executive officer, is not eligible to participate in our executive profit sharing plan.

POTENTIAL PAYMENTS UPON TERMINATION, RETIREMENT OR CHANGE OF CONTROL

Payments Made Upon Termination

Regardless of the manner in which a named executive officer’s employment terminates (except in a for “cause” termination), he or she is entitled to receive amounts earned during his or her term of employment. Such amounts include:

•	vested shares granted under our stock plans and the right to exercise within 90 days of termination vested stock options;

•	amounts contributed and vested under the executive profit sharing plan;

•	amounts accrued and vested through the Company savings plan for U.S. salaried employees; and

•	accrued and unused vacation pay.

Generally, the Company makes no payments to executives terminated for “cause.” The Company has no formal policy regarding severance payments or other post-termination benefits but is subject to the statutory requirements of the countries in which it operates. For example, in the event Ms. Stubbing had been terminated on December 28, 2012, other than as provided in her continuity agreement or for gross misconduct, the U.K. required statutory and discretionary Company payments in connection with her termination could have amounted up to $203,101(1) and she could have been eligible for the continuation of benefits for up to three months.

From time to time, the Company in its discretion, based upon the nature and circumstances of an individual being hired, has approved separate severance arrangements for certain named executive officers. For instance, Mr. Hotchkin is entitled to receive a lump sum equal to six months of salary and to six months of continued medical insurance coverage on the same basis available to him immediately prior to termination in the event of his termination by the Company for any reason other than as provided for in his continuity agreement or for “cause”. Mr. Hotchkin’s severance benefits, and the amount of unvested contributions and Company matching contributions under the executive profit sharing plan and the savings plan for U.S. salaried employees, respectively, which in the event of such a termination would have vested immediately per the terms of the plans, would have been equal to approximately $262,654(2) if he had been so terminated on December 28, 2012.

Departure of Named Executive Officers

Mr. Burwick resigned from the Company effective December 31, 2012. In connection with his resignation, Mr. Burwick did not receive any severance or additional benefits. Since Mr. Burwick was not vested in either of the Company’s savings plan for U.S. salaried employees or executive profit sharing plan as of his resignation date, his unvested amounts in each plan, $17,708 (plus earnings thereon) and $161,471, respectively, were forfeited upon his resignation. In addition, upon his resignation, all of his unvested stock options and RSUs were forfeited. Mr. Burwick had the right to exercise any of his vested stock options within 90 days of his resignation date (i.e., until March 31, 2013). Mr. Burwick did not have any accrued and unused vacation days on December 31, 2012, and was ineligible for an annual, performance-based cash bonus with respect to fiscal 2012 given his resignation date preceded the date on which the Company paid such bonuses.

In connection with the Company’s announcement of Mr. Basone’s upcoming resignation from his positions with the Company effective as of May 31, 2013, the Company and Mr. Basone entered into a retention agreement, the material terms of which are as follows: (1) Mr. Basone shall continue to receive his base salary at its current rate and the benefits and perquisites to which he is currently entitled through his departure date, including his receipt of an annual, performance-based cash bonus in respect of fiscal 2012; (2) Mr. Basone shall receive a retention bonus payable 30 days following the departure date equal to 18 months of his current base

(1)	£125,673 converted to U.S. dollars using the applicable exchange rate on December 28, 2012 (i.e., 1.6161).
(2)	The sum of $237,500 of six months of salary, $12,686 of continued medical insurance coverage for Mr. Hotchkin, $7,444 of unvested contributions under the executive profit sharing plan and $5,024 of unvested Company matching contributions, and earnings thereon, to the savings plan for U.S. salaried employees.

salary (such sum equaling $671,675, subject to lawful deductions and withholdings); (3) Mr. Basone shall receive a pro rata portion of his fiscal 2013 annual, performance-based cash bonus payable within 30 days following his departure date in accordance with the Company’s performance-based cash bonus scheme applicable to senior executives generally (with the Company’s performance and his individual performance ratings fixed at 100% of target); and (4) Mr. Basone shall be entitled to receive continued health coverage under Company-sponsored health plans at the Company’s expense for up to 18 months following his departure date (such expense equaling approximately $38,059 based on 2013 monthly rates). The terms of Mr. Basone’s retention agreement are subject to Mr. Basone’s continued employment through his departure date and his execution of standard releases.

Payments Made Upon Retirement

In the event of the retirement of a named executive officer, he or she is entitled to receive amounts earned during his or her term of employment. Such amounts include:

•	vested shares granted under our stock plans and the right to exercise within 90 days of retirement vested stock options;

•	amounts contributed and vested under the executive profit sharing plan;

•	amounts accrued and vested through the Company savings plan for U.S. salaried employees; and

•	accrued and unused vacation pay.

The Company has also agreed in the continuity agreements with each named executive officer to pay the executive upon his or her retirement amounts unvested in the Company qualified defined contribution plan and a pro rata portion of his or her annual, performance-based cash bonus as set forth therein. In the event these benefits under the continuity agreement were triggered for the named executive officers on December 28, 2012, the following cash bonus amounts would have been paid to: Mr. Kirchhoff $1,000,000, Mr. Hotchkin $308,750, Mr. Basone $271,323 and Ms. Stubbing $291,043 (£180,090(1)). In addition, Mr. Hotchkin would have been entitled to $4,933 (plus earnings thereon) of unvested Company matching contributions to the savings plan for U.S. salaried employees, which would have been deemed vested under his continuity agreement; and to $7,444 of unvested contributions under the executive profit sharing plan, which would have vested immediately per the terms of the plan. All of the other named executive officers set forth above are fully vested under these plans, as applicable.

Retirement of Named Executive Officer

In connection with her retirement from the Company effective as of June 29, 2012, Ms. Sardini and the Company entered into a retirement transition letter agreement. Pursuant to the terms of the agreement, Ms. Sardini received a retention bonus equal to $601,030, subject to lawful deductions and withholdings, following her retirement date. Additionally, the agreement provides for Ms. Sardini’s continued health coverage under Company-sponsored health plans at the Company’s expense for up to 18 months following her retirement date (such expense equaling $3,626 which was paid with respect to fiscal 2012 and approximately $10,879 which was accrued with respect to fiscal 2013 based on 2013 monthly rates). Pursuant to the terms of her retirement transition letter agreement, Ms. Sardini executed standard releases. In addition, upon her retirement, all of her unvested stock options and RSUs were forfeited. Ms. Sardini had the right to exercise any of her vested stock options within 90 days of her retirement date (i.e., until September 27, 2012). Ms. Sardini also received payment of $24,138 for accrued and unused vacation days as of her retirement date. Since Ms. Sardini was vested in both of the Company’s savings plan for U.S. salaried employees and executive profit sharing plan as of her retirement date, she was entitled to her vested amounts in each plan, $72,944 (plus earnings thereon) and $843,696, respectively, upon her retirement.

(1)	Converted to U.S. dollars using the applicable exchange rate on December 28, 2012 (i.e., 1.6161).

Payments Made Upon Death or Permanent Disability

In the event of the death or permanent disability of a named executive officer, in addition to the additional amounts listed under the heading “—Payments Made Upon Termination” above and the amounts provided under the continuity agreements with each named executive officer described under the heading “—Payments Made Upon Retirement” above, if applicable, the named executive officer may receive benefits under the Company’s long term disability plan or payments under the Company’s life insurance plans, as appropriate. These payments are generally available to all employees, however, the amounts paid thereunder may differ by employee. For example, Mr. Kirchhoff and Ms. Stubbing are eligible to receive three times the amount of his or her base salary at death up to a maximum of $3,000,000 in the case of Mr. Kirchhoff, while the other named executive officers are eligible to receive two times the amount of their base salary at death up to a maximum of $1,000,000. In the event such benefits were triggered for the named executive officers on December 28, 2012 under the Company’s life insurance plans, the amounts (excluding any supplemental policies of the named executive officer) each of his or her legal representatives or estates would have received are as follows, in the case of: Mr. Kirchhoff, $3,000,000; Mr. Hotchkin $952,000; Mr. Basone, $896,000; and Ms. Stubbing $1,455,217 (£900,450(1)). None of the named executive officers have elected to participate in the Company’s long term disability plan. In addition, generally, stock option exercise rights cease one year after, and RSUs (including dividend equivalents) immediately vest upon, the holder’s termination for death or permanent disability. See the column “Accelerated Vesting of Equity Value—RSUs” of the Change in Control and Benefits Estimates on December 28, 2012 table for the value of the immediate vesting of RSUs for each named executive officer in the event such benefit were triggered.

Payments Made Upon a Change of Control

Stock Awards

Pursuant to the Company’s terms and conditions for employee stock awards, unless provided otherwise by the Board of Directors or a committee thereof, all stock options and RSUs (including dividend equivalents) fully vest and stock options become exercisable immediately prior to a change of control. See the columns under “Accelerated Vesting of Equity Value” of the Change in Control and Benefits Estimates on December 28, 2012 table for the value of the immediate vesting of stock awards for each named executive officer in the event such benefits were triggered.

Under our 2008 Plan and 2004 Plan, a “change in control” is generally defined as (i) any non-affiliate person or group becoming the beneficial owner of 25% or more of the voting stock of the Company (other than acquisitions by a Company sponsored employee benefit plan or related trust); (ii) a change in the composition of the Board of Directors, such that the individuals who constituted the Board of Directors as of March 13, 2008 and March 11, 2004, respectively (or such directors nominated for election to the Board of Directors with the approval of a majority of the individuals constituting the Board of Directors as of March 13, 2008 and March 11, 2004, respectively, or any other directors so approved) cease for any reason to constitute at least a majority of the Board of Directors; (iii) the consummation of a reorganization, recapitalization, merger or consolidation involving the Company unless the beneficial owners of at least 51% of the outstanding voting securities of the Company or the surviving entity, as the case may be, following the transaction are held by the same persons, and in substantially the same proportion, who were beneficial owners of our voting stock prior to the transaction; or (iv) the sale of all or substantially all of the assets of the Company or the liquidation or dissolution of the Company; if and only if, as a result of any of the foregoing events set forth in clause (i) or (iii) above, any person or group, other than Artal, is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of its then outstanding securities entitled to vote in the election of members of the Board of Directors.

Under our 1999 Plan, a “change of control” is defined as (i) a sale of all or substantially all of the assets of the Company to a person who is not an affiliate of Artal, (ii) a sale by Artal or any of its respective affiliates

(1)	Converted to U.S. dollars using the applicable exchange rate on December 28, 2012 (i.e., 1.6161).

resulting in more than 50% of the voting stock of the Company being held by a person or group that does not include Artal or any of its respective affiliates or (iii) a merger or consolidation of the Company into another person which is not an affiliate of Artal; if and only if any such event results in the inability of Artal to elect a majority of the Board of Directors of the Company (or the resulting entity).

The holder remains subject during his or her employment and for one year following the termination of his or her employment to certain non-competition and non-solicitation covenants and for an unspecified amount of time to certain confidentiality and assignment of work product covenants.

Continuity Agreements

Payments

The named executive officers as well as certain other senior executives have entered into continuity agreements with us, which are described above in the section entitled “Compensation Discussion and Analysis—Termination Payments upon a Change of Control”. With respect to the named executive officers, the following severance benefits will be provided if (a) during the two-year period following a change in control of us, such named executive officer’s employment is terminated (other than termination by the Company for “cause” or by reason of death, disability or retirement), (b) during the three-month period prior to, but in connection with, or during the two-year period following, a change in control of us, such named executive officer voluntarily terminates his or her employment for “good reason”, or (c) an agreement is signed which would result in a change in control of us and during the period between the effective date of the agreement and a change in control of us, such named executive officer’s employment is terminated in connection with the change in control (other than termination by the Company for “cause” or by reason of death, disability or retirement):

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cash payment equal to three times (two times in the case of Mr. Basone and Ms. Stubbing) the sum of his or her annual base salary on the date of the change in control (or, if higher, the annual base salary in effect immediately prior to when the notice of termination is given) and his or her target annual bonus under our bonus plan in respect of the fiscal year in which the termination occurs (or, if higher, the average annual bonus actually earned by the named executive officer in respect of the three full fiscal years prior to the year in which the notice of termination is given);

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cash payment equal to the sum of (w) all accrued but unpaid base salary and an amount representing all accrued and unused vacation days, (x) all earned and unpaid bonuses (if any), (y) in respect of the fiscal year in which the date of termination occurs, the higher of (A) the pro rata portion of the named executive officer’s target bonus and (B) if we are exceeding the performance targets established under our bonus plan for such fiscal year as of the date of termination, the named executive officer’s actual annual bonus payable under our bonus plan based upon such achievement (this pro rata portion in either case calculated from January 1st of such year through the date of termination), and (z) any other compensation previously deferred (excluding qualified plan deferrals by the named executive officer under or into our benefit plans);

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three years (two years in the case of Mr. Basone and Ms. Stubbing) of continued medical, dental, vision, and life insurance coverage (excluding accidental death and disability insurance) for the named executive officer and his or her dependents, provided that these benefits will terminate upon the named executive officer receiving comparable benefits from a subsequent employer;

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continued provision of the perquisites the named executive officer enjoyed prior to the date of termination for a period ending on the earlier of (x) the third anniversary (the second anniversary in the case of Mr. Basone and Ms. Stubbing) of the named executive officer’s termination and (y) the receipt by the named executive officer of comparable perquisites from a subsequent employer;

•	immediate 100% vesting of all unvested stock options, stock appreciation rights, phantom stock units and restricted stock held by the named executive officer upon the change in control;

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additional contributions by us to our qualified defined contribution plan and any other retirement plans in which the named executive officer participated prior to the date of termination during the period from the date of termination through the third anniversary (the second anniversary in the case of Mr. Basone and Ms. Stubbing) of the named executive officer’s termination; provided, however, that where such contributions may not be provided without adversely affecting the qualified status of such plan or where such contributions are otherwise prohibited by any such plans, or if the named executive officer is subject to Section 409A of the Internal Revenue Code, the named executive officer shall instead receive an additional lump sum payment equal to the contributions that would have been made during the above period if the named executive officer had remained employed with us during such period;

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all other accrued or vested benefits in accordance with the terms of any applicable plan of ours, including the named executive officer’s otherwise unvested account balances in our qualified defined contribution plan, which shall become vested as of the date of termination; and

•	outplacement services at a cost to us of not more than $30,000 ($15,000 in the case of Mr. Basone and Ms. Stubbing).

Terminations

Terminations of employment that entitle a named executive officer to receive severance benefits under his or her continuity agreement consist of terminations by the Company without “cause” or resignation by the named executive officer for “good reason” upon qualifying terminations of employment described above. The named executive officer is also eligible for additional payments under his or her continuity agreement if his or her termination is due to death, disability as defined therein or retirement. See “—Payments Made Upon Death or Permanent Disability” or “—Payments Made Upon Retirement” above. The named executive officer is not eligible for benefits under his or her continuity agreement if his or her termination is for “cause.”

Change in Control

A “change in control” for purposes of the continuity agreements generally consists of any of the following, if and only if, as a result of the occurrence thereof, any person or group other than Artal or any of its affiliates is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of its then outstanding voting securities:

•	an acquisition of the beneficial ownership of 25% or more of the Company’s voting securities (other than acquisitions by a Company sponsored employee benefit plan or related trust);

•	the current Board of Directors (or their approved successors) ceasing to constitute a majority of the Board of Directors;

•

the consummation of a reorganization, recapitalization, merger or consolidation involving the Company unless the beneficial owners of at least 51% of the outstanding voting securities of the Company or the surviving entity, as the case may be, following the transaction are held by the same persons, and in substantially the same proportion, who were beneficial owners of our voting stock prior to the transaction; or

•	the sale, transfer or other disposition of all or substantially all of the assets of the Company or the liquidation or dissolution of the Company.

For “Cause”

For purposes of the continuity agreements, “cause” generally means the occurrence of any of the following:

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the willful and continued failure of the executive to perform substantially all of his or her duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness) for a period of ten days following a written demand for substantial performance that is delivered to him or her by the Board of Directors;

•	dishonesty in the performance of the executive’s duties with the Company;

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the executive’s conviction of, or plea of guilty or nolo contendere to, a crime under the laws of the United States or any state thereof constituting (x) a felony or (y) a misdemeanor involving moral turpitude;

•

willful malfeasance or misconduct by the executive in connection with his or her Company duties, or any act or omission, which is injurious to the financial condition or business reputation of the Company or its affiliates; or

•	the executive’s breach of his or her confidentiality obligations under the executive’s continuity agreement.

For “Good Reason”

For purposes of the continuity agreements, “good reason” generally means the occurrence of any of the following without the executive’s consent:

•

any diminution in the executive’s duties, titles or responsibilities with the Company from those in effect immediately prior to the change in control (or in the event the diminution occurred prior to but in connection with the change in control, from those in effect prior to the date that is three months prior to the change in control); provided, however, that no such diminution shall be deemed to exist solely because of changes in the executive’s duties, titles or responsibilities as a consequence of the Company ceasing to be a company with publicly traded securities or becoming a wholly-owned subsidiary of another person or group;

•

any reduction in the executive’s annual base salary and annual cash bonus percentage target established under the Company’s annual incentive plan from his or her compensation in effect immediately prior to the change in control (or in the event the reduction occurred prior to but in connection with the change in control, from that in effect prior to the date that is three months prior to the change in control);

•

the relocation of the executive’s principal work place to a location that is more than 35 miles from the location where he or she was based immediately prior to the change in control (or in the event the relocation has occurred prior to but in connection with a change in control, from the location of the executive’s principal work place on the date that is three months prior to the change in control); or

•	any failure by the Company to obtain from any successor to the Company an agreement to assume and perform the executive’s continuity agreement.

In the event that the executive provides the Company with a notice of termination for “good reason” within 60 days after the occurrence of an event giving rise to “good reason”, the Company shall have 30 days after its receipt of the notice to cure or resolve the behavior which gave rise to the “good reason”.

Under the continuity agreements, the named executive officers agreed to keep in confidence any and all confidential information concerning the Company, its shareholders, officers, directors and customers and its respective business. In addition, upon the termination of employment, the named executive officer will not take or keep any proprietary or confidential information or documentation belonging to the Company.

Change in Control Impact on Named Executive Officers

The table below was prepared as though a change in control occurred and the named executive officers’ employment was terminated without “cause” or for “good reason” on December 28, 2012 (the last business day of fiscal 2012) using the closing price of the Company’s Common Stock as of December 28, 2012 (the last trading day of fiscal 2012) which was $50.92. In addition to these assumptions, the Company believes the assumptions set forth below, which are necessary to produce these estimates, are reasonable individually and in the aggregate. However, a change in control did not occur on December 28, 2012 and the named executive officers were not terminated on that date. Therefore, there can be no assurance that a change in control in the future would produce the same or similar results as those described below.

CHANGE IN CONTROL PAYMENT AND BENEFIT ESTIMATES

ON DECEMBER 28, 2012

Name	Aggregate Severance Pay and 2012 Bonus(1)	Medical, Dental, Vision and Life Insurance(2)	Accelerated Vesting of Equity Value		Executive Profit Sharing Plan(4)	Savings Plan(5)	Excise Tax and Gross-Up Payment(6)	Perqui- sites(7)	Accrued and Unused Vacation Days(8)	Outplace- ment Services	Total
			RSUs(3)	Stock Options
David P. Kirchhoff	$7,000,000	$85,298	$1,281,350	$2,377,620	$384,661	$22,500	$3,662,030	$56,100	$57,692	$30,000	$14,957,251
Nicholas P. Hotchkin	$2,660,000	$79,032	$149,060	$23,381	$123,688	$27,524	$1,268,639	$56,100	$7,308	$30,000	$4,424,732
Michael Basone	$1,709,535	$52,573	$402,702	$631,305	$141,965	$—	$—	$30,200	$25,834	$15,000	$3,009,114
Melanie Stack (Stubbing)(9)	$1,843,275	$8,079	$434,163	$748,035	$—	$87,706	$—	$45,436	$—	$15,000	$3,181,694

(1)	Amounts shown represent three years (two years for Mr. Basone and Ms. Stubbing) of base salary, three years (two years for Mr. Basone and Ms. Stubbing) of “target” bonus plus an additional year of “target” bonus. In the case of Mr. Basone, whose fiscal 2012 target bonus was less than the average annual bonus earned by him with respect to the prior three full fiscal years, his “target” bonus was equal to such average bonus amount in accordance with the terms of his continuity agreement.

(2)	Amounts shown represent three years (two years for Mr. Basone and Ms. Stubbing) of continued medical, dental, vision and life insurance (excluding accidental death and disability insurance).

(3)	Amounts shown include accelerated vesting of dividend equivalents earned with respect to unvested RSUs for which vesting would be accelerated as follows for: Mr. Kirchhoff, $21,589; Mr. Hotchkin, $781; Mr. Basone, $10,109; and Ms. Stubbing $11,476.

(4)	Amounts shown represent three years (two years for Mr. Basone) of Company contributions to and earnings on its executive profit sharing plan. With respect to Mr. Hotchkin, the amount shown also includes $7,444, which reflects accelerated vesting of his aggregate executive profit sharing plan balance as of December 28, 2012. Other than with respect to Mr. Hotchkin, each U.S. named executive officer’s profit sharing plan balance was fully vested as of December 28, 2012. Non-U.S. named executive officers are not eligible to participate in the executive profit sharing plan.

(5)	Amounts shown represent three years of Company contributions to its savings plan for salaried U.S. employees in the case of Mr. Kirchhoff and Mr. Hotchkin, the executives who were assumed to have participated in such plan; and two years of Company contributions to its savings plan for salaried U.K. employees in the case of Ms. Stubbing. With respect to Mr. Hotchkin, the amount shown also includes $5,024, which reflects accelerated vesting of unvested Company matching contributions, and earnings thereon, to the savings plan for U.S. salaried employees on Mr. Hotchkin’s behalf. Other than with respect to Mr. Hotchkin, each U.S. named executive officer’s savings plan balance was fully vested as of December 28, 2012.

(6)	Pursuant to the continuity agreements, if it is determined that the aggregate amounts payable to any named executive officer under the continuity agreement and any other plan or arrangement with the Company are parachute payments subject to excise tax imposed under Section 4999 of the Internal Revenue Code or any similar tax imposed by state or local law, then the named executive officer, depending on the amount of parachute payments, may be entitled to receive a “gross-up” payment, such that, after payment by the named executive officer of all taxes (including any interest or penalties imposed with respect to such taxes), including any excise tax, imposed upon the gross-up payment, the named executive officer will retain an amount of the gross-up payment equal to the excise tax imposed upon the parachute payments. The amounts in this column represent such amount.

(7)	Amounts shown represent three years (two years for Mr. Basone and Ms. Stubbing) of continued provision of perquisites enjoyed by the named executive officer prior to the date of termination, including a car allowance of $39,600 for Mr. Kirchhoff and Mr. Hotchkin, $19,200 for Mr. Basone and $44,604 for Ms. Stubbing, as well as payments of mobile device charges (other than for Ms. Stubbing), wellness allowances (other than for Ms. Stubbing) and free Monthly Pass membership for Ms. Stubbing.

(8)	Amounts shown represent the following number of accrued but unused vacation days: Mr. Kirchhoff, 15 days; Mr. Hotchkin, 4 days; and Mr. Basone, 15 days.

(9)	Other than amounts with respect to RSUs, stock options and outplacement services, amounts shown are assumed paid to Ms. Stubbing in pounds sterling and were converted to U.S. dollars using the applicable exchange rate on December 28, 2012 (i.e., 1.6161).

General Assumptions

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Mr. Kirchhoff, Mr. Hotchkin and Mr. Basone were assumed to be subject to federal, state and local combined effective tax rate of 64.7%, including an excise tax rate of 20% pursuant to Section 4999 of the Internal Revenue Code.

Equity-based Assumptions

•	All previously unvested stock options and RSUs vested on December 28, 2012.

•

Stock options were valued at the greater of $0 or the actual spread between the exercise price of the option and the closing price of the Company’s Common Stock on December 28, 2012 (i.e., $50.92-exercise price). This would represent the true value received by the executives upon immediate vesting of their options.

•	RSUs were valued using the closing price of the Company’s Common Stock on December 28, 2012.

Benefit Assumptions

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Except in the case of Mr. Basone, each executive’s “target” bonus is calculated based on his or her base salary at December 28, 2012 for the purposes of determining his or her severance, 2012 bonus and contributions to the executive profit sharing plan, if applicable. Mr. Kirchhoff’s target bonus is $1,000,000, Mr. Hotchkin’s target bonus is $308,750, and Ms. Stubbing’s target bonus is $291,043 (£180,090(1)). In the case of Mr. Basone, whose fiscal 2012 “target” bonus of $268,670 calculated based on his base salary at December 28, 2012 was less than the $271,323 average annual bonus earned by him with respect to the prior three full fiscal years, his “target” bonus (a) for the purposes of determining his severance and 2012 bonus is equal to $271,323, in accordance with the terms of his continuity agreement and (b) for the purposes of contributions to the executive profit sharing plan is equal to $268,670.

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The executive does not receive comparable perquisites from a subsequent employer. For those executives who receive payments for mobile device charges, those charges were assumed to be $4,500 per fiscal year.

•	Medical, dental, vision and life insurance are paid at 2013 monthly rates.

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Each executive is assumed to have participated in the Company’s qualified defined contribution plan and any other retirement plan so long as contributions were made by or on such executive’s behalf at any time during the fiscal year in which such termination occurred.

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Contributions to the executive profit sharing plan at the executive’s rate and base salary as of December 28, 2012. Each executive will receive their respective “target” bonuses in March of each year, which is deemed eligible earnings under the plan. Interest is calculated under the plan using the annualized prime rate, as published in the Wall Street Journal on December 28, 2012, plus 2%. No supplemental employer contributions are made.

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3% matching contribution by the Company at the executive’s salary at December 28, 2012 to the Company’s savings plan for U.S. salaried employees, subject to the applicable limitations of the Internal Revenue Code as in effect in fiscal 2012. 9% contribution by the Company of Ms. Stubbing’s annual base salary to the savings plan for salaried U.K. employees.

•	No legal services are paid for any of the executives.

•	No cost of living and/or housing allowances are paid for any of the executives.

(1)	Amount shown in pounds sterling was converted to U.S. dollars using the applicable exchange rate on December 28, 2012 (i.e., $1.6161).

DIRECTOR COMPENSATION

The Company uses a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors. In setting director compensation for non-employee directors, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of the Board of Directors. Our directors are not subject to any minimum share ownership requirement. However, all equity-based compensation paid is vested upon grant to the director and is subject to restrictions on transfer so that such shares cannot be sold or transferred until the director is no longer serving on the Board of Directors.

Cash and Stock Compensation Paid to Directors

Members of the Board of Directors who are not employees of the Company are entitled to receive annual compensation of $75,000, payable quarterly, half in cash and half in Common Stock. The number of shares of Common Stock granted quarterly is determined by averaging the closing price of the Common Stock on the NYSE for the last five trading days of each fiscal quarter. This average price is then used to determine the number of shares required to satisfy the share portion of the director’s quarterly fees. Any fractional shares are paid in cash. In addition, each non-employee director is entitled to receive 1,000 shares of Common Stock per annum which is distributed on December 15th of each fiscal year. Any shares of Common Stock granted are subject to transfer restrictions so that the shares cannot be sold or transferred until the director is no longer serving on the Board of Directors.

Non-employee directors are also reimbursed for their reasonable out-of-pocket expenses related to their services as a member of the Board of Directors or one of its committees. The Company also reimburses certain expenses incurred by directors in connection with attending director education programs. Directors who are employees of the Company receive no compensation for their service as directors.

Compensation Paid to Directors serving on Committees of the Board of Directors

Each director serving as a member of the Audit Committee is entitled to receive $10,000 per annum, payable quarterly, in cash. Each director who serves as Audit Committee chair receives an additional $10,000 per annum, payable quarterly, in cash. In addition, each director serving as a member of the Compensation Committee is entitled to receive $4,000 per annum, payable quarterly, in cash.

Director Summary Compensation Table

The following table sets forth information concerning the compensation of our directors (other than directors who are named executive officers) for fiscal 2012.

DIRECTOR COMPENSATION FOR FISCAL 2012

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Raymond Debbane(2)	$41,650	$88,339	$129,989
Steven M. Altschuler(3) (4)	$11,903	$51,620	$63,523
Philippe J. Amouyal(2)	$41,650	$88,339	$129,989
John F. Bard(2)(3)	$61,650	$88,339	$149,989
Marsha Johnson Evans(3)	$47,650	$88,339	$135,989
Jonas M. Fajgenbaum	$37,650	$88,339	$125,989
Sacha Lainovic	$37,650	$88,339	$125,989
Kimberly Roy Tofalli(5)	$35,747	$36,719	$72,466
Christopher J. Sobecki	$37,650	$88,339	$125,989

(1)	Stock awards consist solely of awards of Common Stock subject to certain transfer restrictions. The amounts shown represent the aggregate grant date fair value of stock awards granted in fiscal 2012 calculated in accordance with applicable accounting standards. The grant date fair value for each stock award granted to each director on January 3, 2012 was $8,942; April 2, 2012 was $9,244; July 2, 2012 was $9,235; October 1, 2012 was $9,298; and December 15, 2012 was $51,620, in each case based solely on the closing price of our Common Stock on the date of the grant or, if the market was closed on the date of the grant, the last trading day that immediately preceded the date of the grant. The stock award granted on January 3, 2012 was for compensation earned for the fourth quarter of fiscal 2011.

(2)	Member of the Compensation Committee.

(3)	Member of the Audit Committee.

(4)	Effective as of September 30, 2012 (i.e., the beginning of the fourth quarter of fiscal 2012), the Board of Directors elected Dr. Altschuler to serve as a director and member of the Audit Committee in connection with the vacancy on the Board of Directors and Audit Committee created by Ms. Roy Tofalli’s resignation. Therefore, the amounts reported for Dr. Altschuler reflect fees earned and stock awards granted from the date of his election.

(5)	Ms. Roy Tofalli resigned from the Board of Directors and the Audit Committee effective as of September 29, 2012 (i.e., the end of the third quarter of fiscal 2012). Therefore, the amounts reported for Ms. Roy Tofalli reflect fees earned and stock awards granted through her resignation date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding the beneficial ownership of our Common Stock by (i) beneficial owners of more than 5% of the Company’s Common Stock, (ii) our Chief Executive Officer and each of our other named executive officers, as such term is defined in Item 402(a)(3) of Regulation S-K of the Exchange Act, (iii) each of our directors and (iv) all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our Common Stock subject to (i) options held by that person that are currently exercisable or exercisable within 60 days of February 1, 2013 and (ii) shares of our Common Stock issuable upon the vesting of RSUs held by that person within 60 days of February 1, 2013 are deemed issued and outstanding. These shares, however, are not deemed issued and outstanding for purposes of computing percentage ownership of each other shareholder.

Our capital consists of our Common Stock and our preferred stock. As of February 1, 2013, there were 55,754,372 shares of our Common Stock outstanding and zero shares of our preferred stock outstanding. None of the shares held by our directors or executive officers has been pledged as security.

Except as otherwise indicated in the footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of Common Stock.

	As of February 1, 2013
Name of Beneficial Owner	Amount of Beneficial Ownership of Common Stock	Percent of Class
Artal Group S.A.(1)	28,749,089	51.56%
Morgan Stanley(2)	6,926,895	12.42%
Capital Research and Management Company(3)	4,341,000	7.79%
David P. Kirchhoff(4)(5)	376,173	*
Nicholas P. Hotchkin(4)	—	*
Ann M. Sardini(4)	4,304	*
David A. Burwick(4)(5)	75,000	*
Michael Basone(4)(5)	31,500	*
Melanie Stack (Stubbing) (4)(5)	75,276	*
Raymond Debbane(4)(6)(7)	13,622	*
Steven M. Altschuler(4)(6)	1,179	*
Philippe J. Amouyal(4)(5)	13,622	*
John F. Bard(4)(6)	16,732	*
Marsha Johnson Evans(4)(6)	21,014	*
Jonas M. Fajgenbaum(4)(6)	13,622	*
Sacha Lainovic(4)(6)	13,622	*
Christopher J. Sobecki(4)(6)	13,622	*
All directors and executive officers as a group (17 persons)(8)	703,476	1.25%

*	Amount represents less than 1% of outstanding Common Stock.

(1)	The information concerning Artal Group S.A. is based on (i) a Schedule 13D/A (Amendment No. 8) filed jointly with the SEC on April 11, 2012 by Westend S.A., Stichting Administratiekantoor Westend (the “Stichting”), Mr. Pascal Minne, Artal Holdings Sp. z o.o., Succursale de Luxembourg (“Artal Holdings”), and Artal International Management S.A. (“Artal International Management”), (ii) a Schedule 13G/A (Amendment No. 4) filed jointly with the SEC on April 11, 2012 by Artal Group S.A., Artal International S.C.A. and Artal Luxembourg S.A. and (iii) other information known to us. Mr. Minne is the sole member of the board of the Stichting. The Stichting is the parent of Westend S.A. Westend S.A. is the parent of Artal Group S.A. Artal Group S.A. is the parent of Artal International Management. Artal International Management is the managing partner of Artal International S.C.A., which is the parent of Artal Luxembourg S.A., which in turn is the parent of Artal Holdings. As of April 11, 2012, Artal Holdings was the record owner of

28,749,089 of our shares. Artal Luxembourg S.A. holds an irrevocable proxy with respect to 15,000,000 of these shares. As a result of the foregoing, Artal Luxembourg S.A., Artal International S.C.A., Artal International Management, Artal Group S.A., Westend S.A., the Stichting and Mr. Minne may each be deemed to be the beneficial owner of all of our shares held of record by Artal Holdings. The address of Artal Holdings is 10-12 avenue Pasteur, L-2310, Luxembourg, Luxembourg. The address of Westend S.A., Artal Group S.A., Artal International Management, Artal International S.C.A. and Artal Luxembourg S.A. is the same as Artal Holdings. The address of the Stichting is Ijsselburcht 3, 6825BS Arnhem, The Netherlands. The address of Mr. Minne is Place Ste. Gudule, 19, B-1000, Bruxelles, Belgium.

(2)	The information concerning Morgan Stanley is based on a Schedule 13G/A (Amendment No. 2) filed jointly with the SEC on February 13, 2013 by Morgan Stanley and Morgan Stanley Investment Management Inc., whose parent holding company is Morgan Stanley. Morgan Stanley has sole voting power over 6,846,324 shares and sole dispositive power over 6,926,895 shares. Morgan Stanley Investment Management Inc. has sole voting power over 6,846,324 shares and sole dispositive power over 6,926,895 shares. The address for Morgan Stanley is 1585 Broadway, New York, New York 10036 and the address for Morgan Stanley Investment Management Inc. is 522 Fifth Avenue, New York, New York 10036.

(3)	The information concerning Capital Research and Management Company is based on a Schedule 13G filed with the SEC on February 13, 2013 by Capital Research Global Investors, a division of Capital Research and Management Company. Capital Research Global Investors has sole voting power and sole dispositive power over 4,341,000 shares. The address for Capital Research Global Investors is 333 South Hope Street, Los Angeles, California 90071.

(4)	Our executive officers and directors may be contacted c/o Weight Watchers International, Inc., prior to April 15, 2013, 11 Madison Avenue, 17th Floor, New York, New York 10010 and, on or following April 15, 2013, 675 Avenue of Americas, 6th Floor, New York, New York 10010.

(5)	The number of shares beneficially owned includes shares issuable in connection with RSUs that vest within 60 days after February 1, 2013 and shares subject to purchase upon exercise of stock options that are currently exercisable or exercisable within 60 days after February 1, 2013, as follows: Mr. Kirchhoff, 334,100 shares; Mr. Burwick, 75,000 shares; Mr. Basone, 31,500 shares; and Ms. Stubbing, 68,063 shares.

(6)	The number of shares beneficially owned by the directors that are subject to transfer restrictions until that person is no longer serving on the Board of Directors, is as follows: Mr. Debbane, 13,622 shares; Dr. Altschuler, 1,179 shares; Mr. Amouyal, 13,622 shares; Mr. Bard, 13,466 shares; Ms. Evans, 13,466 shares; Mr. Fajgenbaum, 13,622 shares; Mr. Lainovic, 13,622 shares; and Mr. Sobecki, 13,622 shares.

(7)	Mr. Debbane is also the Chief Executive Officer and a director of Artal Group S.A. Artal Group S.A. is the parent of Artal International Management, which is the managing partner of Artal International S.C.A. Artal International S.C.A. is the parent of Artal Luxembourg S.A. Artal Luxembourg S.A. is the parent of Artal Holdings. Mr. Debbane disclaims beneficial ownership of all shares owned by Artal Holdings.

(8)	The number of shares beneficially owned includes an aggregate of 535,021 shares that are either issuable in connection with RSUs that vest within 60 days after February 1, 2013 or subject to purchase upon exercise of stock options that are currently exercisable or exercisable within 60 days after February 1, 2013.

TRANSACTIONS WITH RELATED PERSONS AND CERTAIN CONTROL PERSONS

Review, Approval or Ratification of Related Person Transactions

The Company’s Code of Business Conduct and Ethics, as amended, sets forth the Company’s policies for the review, approval and ratification of transactions with related persons. The procedures cover related person transactions between the Company and the directors and executive officers or their immediate family members. More specifically, the procedures cover any transaction or arrangement in which the Company is a party and in which a related person has a direct or indirect material interest.

We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. The Company’s legal department is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether a related person has a direct or indirect material interest in the transaction. The Board of Directors reviews and approves or ratifies any related person transaction that is required to be disclosed under Item 404(a) of Regulation S-K of the Exchange Act. In the course of its review and approval or ratification of a related person transaction, the Board of Directors considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and

•	any other matters the Board of Directors deems appropriate.

Transactions with Related Persons

Registration Rights Agreement

Simultaneously with the closing of our acquisition by Artal in 1999, we entered into a Registration Rights Agreement with Artal and H.J. Heinz Company (“Heinz”). The Registration Rights Agreement grants Artal the right to require us to register shares of our Common Stock for public sale under the Securities Act of 1933, as amended, (1) upon demand and (2) in the event that we conduct certain types of registered offerings. Heinz has sold all shares of our Common Stock held by it and accordingly no longer has any rights under this agreement. The Invus Group, LLC (“Invus”) is the exclusive investment advisor to Artal. The principals of Invus have received customary compensation from Artal in connection with transactions under this Registration Rights Agreement. Certain of our directors, Mr. Debbane, Mr. Amouyal, Mr. Fajgenbaum and Mr. Sobecki, are principals of Invus. Until December 31, 2006, when he became a co-founder and Managing Partner of Invus Financial Advisors, LLC, a New York-based investment firm, Mr. Lainovic was a principal of Invus. Mr. Debbane is also the Chief Executive Officer and a director of Artal Group S.A.

Corporate Agreement

We entered into a corporate agreement with Artal in November 2001 which was amended in July 2005. We agreed that so long as Artal beneficially owns 10% or more, but less than a majority, of our then outstanding voting stock, Artal will have the right to nominate a number of directors approximately equal to that percentage multiplied by the number of directors on the Board of Directors. This right to nominate directors will not restrict Artal from nominating a greater number of directors.

We also agreed with Artal that both we and Artal have the right to:

•	engage in the same or similar business activities as the other party;

•	do business with any customer or client of the other party; and

•	employ or engage any officer or employee of the other party.

Neither Artal nor we, nor our respective related parties, will be liable to each other as a result of engaging in any of these activities.

Under the corporate agreement, if one of our officers or directors who also serves as an officer, director or advisor of Artal becomes aware of a potential transaction related primarily to the group education-based weight-loss business or an internet diet business, as defined, that may represent a corporate opportunity for both Artal and us, the officer or director has no duty to present that opportunity to Artal, and we will have the sole right to pursue the transaction if the Board of Directors so determines. If one of our officers or directors who also serves as an officer, director or advisor of Artal becomes aware of any other potential transaction that may represent a corporate opportunity for both Artal and us, the officer or director will have a duty to present that opportunity to Artal, and Artal will have the sole right to pursue the transaction if Artal so determines. If one of our officers or directors who does not serve as an officer, director or advisor of Artal becomes aware of a potential transaction that may represent a corporate opportunity for both Artal and us, neither the officer nor the director nor we have a duty to present that opportunity to Artal, and we may pursue the transaction if the Board of Directors so determines. If any officer, director or advisor of Artal who does not serve as an officer or director of us becomes aware of a potential transaction that may represent a corporate opportunity for both Artal and us, none of the officer, director, advisor, or Artal has a duty to present that opportunity to us, and Artal may pursue the transaction if it so determines.

If Artal transfers, sells or otherwise disposes of our then outstanding voting stock, the transferee will generally succeed to the same rights that Artal has under this agreement by virtue of its ownership of our voting stock, subject to Artal’s option not to transfer those rights.

Stock Purchase Agreement

On February 14, 2012, in connection with a tender offer to purchase shares of our Common Stock that we commenced on February 23, 2012 (the “Tender Offer”), we entered into a Stock Purchase Agreement with Artal Holdings, a member of Artal. Pursuant to the Stock Purchase Agreement, we agreed to purchase, at the same price per share of Common Stock as was determined and paid in the Tender Offer, from Artal such number of shares of Common Stock (rounded to the nearest whole number) equal to the aggregate number of shares of Common Stock purchased in the Tender Offer multiplied by a fraction, the numerator of which was 38,247,893 and the denominator of which was 35,355,510 (such fraction representing the outstanding shares of Common Stock held of record by Artal divided by the outstanding shares of Common Stock held of record by all of our shareholders other than Artal, each as of February 13, 2012), such that upon the closing of this purchase, Artal’s percentage ownership interest in our outstanding Common Stock would be substantially equal to its then current level immediately prior to the Tender Offer. Artal had also agreed not to tender any of its shares of Common Stock in the Tender Offer. The Tender Offer expired at midnight, New York time, on March 22, 2012, and on March 28, 2012 we repurchased approximately 8.8 million shares at a purchase price of $82.00 per share. On April 9, 2012, we repurchased approximately 9.5 million of Artal Holdings’ shares at a purchase price of $82.00 per share pursuant to the Stock Purchase Agreement. The principals of Invus received customary compensation from Artal in connection with this transaction. Certain of our directors, Mr. Debbane, Mr. Amouyal, Mr. Fajgenbaum and Mr. Sobecki, are principals of Invus. Until December 31, 2006, when he became a co-founder and Managing Partner of Invus Financial Advisors, LLC, a New York-based investment firm, Mr. Lainovic was a principal of Invus. Mr. Debbane is also the Chief Executive Officer and a director of Artal Group S.A.

OTHER MATTERS

Other Matters

The Board of Directors knows of no other business that will be presented to shareholders at the 2013 Annual Meeting for a vote. If other matters properly come before the 2013 Annual Meeting, the persons named as proxies will vote on them in accordance with their discretion.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers and beneficial owners of more than 10% of our Common Stock (collectively, “Reporting Persons”) to file with the SEC and NYSE initial reports of ownership and reports of changes in ownership of our Common Stock. Such persons are required by regulations of the SEC to furnish us with copies of all such filings. Based on our records and written representations from our directors and officers, we believe that all such Reporting Persons complied with all Section 16(a) filing requirements in fiscal 2012.

Procedures for Submitting Shareholder Proposals

The Company currently intends to hold its next annual meeting of shareholders in May 2014.

Pursuant to Rule 14a-8 under the Exchange Act, shareholders may present proper proposals for inclusion in the Company’s 2014 proxy statement and proxy card by submitting their proposals to the Company on or before December 6, 2013. In addition, all shareholder proposals requested to be included in the Company’s proxy statement and proxy card must also comply with the requirements set forth in the federal securities laws, including Rule 14a-8, in order to be included in the Company’s proxy statement and proxy card for the 2014 annual meeting of shareholders.

In addition, the Company’s Bylaws establish an advance notice procedure with regard to certain matters, including nominations of persons for election as directors and shareholder proposals included in the Company’s proxy statement, to be brought before an annual meeting of shareholders. In general, notice must be received by the Corporate Secretary of the Company not less than 120 days nor more than 150 days prior to the anniversary date of the proxy statement in connection with the immediately preceding annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the shareholder proposing such matters. Therefore, to be presented at the Company’s 2014 annual meeting of shareholders, such a proposal must be received by the Company on or after November 6, 2013 but no later than December 6, 2013. If the date of the annual meeting is more than 30 days earlier or later than the anniversary date of the prior year’s annual meeting, notice must be received not less than 60 days prior to such annual meeting. So long as Artal owns a majority of our Common Stock, notice by Artal shall be timely and proper if delivered in writing or orally at least five business days prior to the date the Company mails its proxy statement in connection with the annual meeting of shareholders with respect to the nomination of a director and at any time prior to the annual meeting with respect to any other proposal. Copies of the Company’s Bylaws may be obtained free of charge by contacting the Corporate Secretary at, prior to April 15, 2013, Weight Watchers International, Inc., 11 Madison Avenue, 17th Floor, New York, New York 10010 and, on or following April 15, 2013, Weight Watchers International, Inc., 675 Avenue of Americas, 6th Floor, New York, New York 10010, (212) 589-2700.

All notices of proposals by shareholders, whether or not to be included in the Company’s proxy materials, should be sent to the attention of the Corporate Secretary at, prior to April 15, 2013, Weight Watchers International, Inc., 11 Madison Avenue, 17th Floor, New York, New York 10010 and, on or following April 15, 2013, Weight Watchers International, Inc., 675 Avenue of Americas, 6th Floor, New York, New York 10010.

Shareholders of Record with Multiple Accounts

SEC rules permit a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside. Each shareholder continues to receive a separate proxy card. This procedure is referred to as “householding.” While the Company does not household its mailings to its shareholders of record, a number of brokerage firms with account holders who are Company shareholders have instituted householding. The Company will deliver promptly a separate copy of the proxy statement and annual report to any shareholder who sends a written or oral request to the Company at, prior to April 15, 2013, Weight Watchers International, Inc., 11 Madison Avenue, 17th Floor, New York, New York 10010 and, on or following April 15, 2013, Weight Watchers International, Inc., 675 Avenue of Americas, 6th Floor, New York, New York 10010, (212) 589-2700. Similarly, if a shareholder shares an address with another shareholder and has received multiple copies of the Company’s proxy statement or annual report, he or she may write or call the Company at the above address or phone number to request a single copy of these materials.

Annual Report and Other Corporate Documents

The Annual Report to Shareholders covering fiscal 2012 has been mailed together with the proxy solicitation material. The Annual Report does not form any part of the material for the solicitation of proxies.

Corporate information and our press releases, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and amendments thereto, are available without charge on our website at www.weightwatchersinternational.com as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC (i.e., generally the same day as the filing). Copies of our Annual Report on Form 10-K for fiscal 2012, including financial statements and schedules thereto, filed with the SEC, as well as our Corporate Governance Guidelines, Audit Committee Charter, Compensation Committee Charter, and Code of Business Conduct and Ethics, are also available without charge to shareholders upon written request addressed to: prior to April 15, 2013, Weight Watchers International, Inc., 11 Madison Avenue, 17th Floor, New York, New York 10010 and, on or following April 15, 2013, Weight Watchers International, Inc., 675 Avenue of Americas, 6th Floor, New York, New York 10010.

By Order of the Board of Directors,

Jeffrey A. Fiarman

Executive Vice President,

General Counsel and Secretary

Dated: April 5, 2013

Appendix A

WEIGHT WATCHERS INTERNATIONAL, INC.

2008 STOCK INCENTIVE PLAN

1.	Purpose of the Plan

The purpose of the Plan is to aid the Company and its Affiliates in recruiting and retaining employees, directors, advisors and consultants and to motivate such employees, directors, advisors and consultants to exert their best efforts on behalf of the Company and its Affiliates by providing incentives through the granting of Awards. The Company expects that it will benefit from the added interest which such employees, directors, advisors and consultants will have in the welfare of the Company as a result of their proprietary interest in the Company’s success.

2.	Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a)	“Act” means the Securities Exchange Act of 1934, as amended, or any successor thereto.

(b)	“Affiliate” means any entity that is consolidated with the Company for financial reporting purposes or any other entity designated by the Board in which the Company or an Affiliate has a direct or indirect equity interest of at least twenty percent (20%), measured by reference to vote or value.

(c)	“Award” means an Option, Stock Appreciation Right, Restricted Stock or Other Stock-Based Award, or a Cash Award (as defined under Section 9 of this Plan), granted pursuant to the Plan.

(d)	“Beneficial Owner” means “Beneficial Owner” as defined under Rule 13d-3 of the Act.

(e)	“Board” means the Board of Directors of the Company.

(f)	“Change in Control” means the occurrence of any of the following events:

(i) any “Person” or “Group”, in each case within the meaning of Section 13(d)(3) or 14(d)(2) of the Act (other than the Company or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the “Beneficial Owner” of 25 percent or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors; excluding, however, any circumstance in which such beneficial ownership resulted from any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or by any corporation controlling, controlled by, or under common control with, the Company;

(ii) a change in the composition of the Board since the Effective Date, such that the individuals who, as of such date, constituted the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided, that any individual who becomes a director of the Company subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board;

(iii) a reorganization, recapitalization, merger or consolidation (a “Corporate Transaction”) involving the Company, unless securities representing 51% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company or the corporation resulting from such Corporate Transaction (or the parent of such corporation) are held subsequent to such transaction by the person or persons who were the Beneficial Owners of the outstanding voting securities entitled to vote generally in the election of directors of the Company immediately prior to such Corporate Transaction, in substantially the same proportions as their ownership immediately prior to such Corporate Transaction; or

(iv) the sale, transfer or other disposition of all or substantially all of the assets of the Company or the liquidation or dissolution of the Company;

if and only if, as a result of any of the foregoing events set forth in clause (i) or (iii), any Person or Group, other than Artal or any of its affiliates, is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of its then outstanding securities entitled to vote in the election of members of the Board. For purposes of this definition, “Artal” means Artal Holdings Sp. z o.o.

(g)	“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

(h)	“Committee” means the Compensation and Benefits Committee of the Board.

(i)	“Company” means Weight Watchers International, Inc., a Virginia corporation.

(j)	“Effective Date” means the date the Board approves the Plan.

(k)	“Employment” means (i) a Participant’s employment if the Participant is an employee of the Company or any of its Affiliates, (ii) a Participant’s services as a consultant, if the Participant is a consultant to the Company or any of its Affiliates and (iii) a Participant’s services as a non-employee director, if the Participant is a non-employee member of the Board or the board of directors of an Affiliate; provided, however, that unless otherwise determined by the Committee, a change in a Participant’s status from employee to non-employee (other than a director of the Company or an Affiliate) shall constitute a termination of employment for purposes of the Plan.

(l)	“Fair Market Value” means, on a given date, (i) if there should be a public market for the Shares on such date, the average of the closing sales prices of the Shares over the last five trading days including the date of the grant on the New York Stock Exchange or such other national securities exchange on which the Shares are traded, or, (ii) if no sale of Shares shall have been reported on the New York Stock Exchange (or other national securities exchange) on such date, then the immediately preceding date on which sales of the Shares have been so reported or quoted shall be used, or (iii) if there should not be a public market for the Shares on such date, the Fair Market Value shall be the value established by the Committee in good faith.

(m)	“ISO” means an Option that is also an incentive stock option granted pursuant to Section 6(e).

(n)	“Other Stock-Based Awards” means awards granted pursuant to Section 9.

(o)	“Option” means a stock option granted pursuant to Section 6.

(p)	“Option Price” means the purchase price per Share of an Option, as determined pursuant to Section 6(a).

(q)	“Participant” means an employee, prospective employee, director, advisor or consultant of the Company or an Affiliate who is selected by the Committee to participate in the Plan.

(r)	“Performance-Based Awards” means certain Other Stock-Based Awards granted pursuant to Section 9(b).

(s)	“Plan” means the Weight Watchers International, Inc. 2008 Stock Incentive Plan, as amended from time to time.

(t)	“Restricted Stock” means any Share granted pursuant to Section 8.

(u)	“Shares” means shares of Common Stock of the Company, no par value per share.

(v)	“Stock Appreciation Right” means a stock appreciation right granted pursuant to Section 7.

(w)	“Subsidiary” means a subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto), of the Company.

3.	Shares Subject to the Plan

The total number of Shares that may be issued under the Plan is 3.0 million. The maximum number of Shares with respect to which Awards may be granted during a calendar year to any Participant shall be 500,000. Notwithstanding the foregoing, in the event that Shares subject to the Company’s 1999 Stock Purchase and Option Plan, as amended (the “1999 Plan”), are canceled, expire or terminate or that otherwise are available for issuance but for any other reason are not issued under the 1999 Plan as of the tenth anniversary of the shareholder approval of the 1999 Plan (the “Tenth Anniversary Date”), then the number of Shares authorized for issuance under the Plan shall be increased by such number of shares as of the Tenth Anniversary Date (the maximum number of shares by which the Plan shall be increased shall not exceed 1.3 million shares). The Shares may consist, in whole or in part, of unissued Shares or Shares that the Company has reacquired, bought on the market or otherwise. The issuance of Shares or the payment of cash upon the exercise of an Award or in consideration of the cancellation or termination of an Award shall reduce the total number of Shares available under the Plan, as applicable. Shares subject to Awards (or portions thereof) that terminate or lapse without the payment of consideration may be granted again under the Plan; provided, however, that Shares withheld by the Company to satisfy any tax withholding obligation may be granted again under the Plan.

4.	Administration

(a)	The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are intended to qualify as “non-employee directors” within the meaning of Rule 16b-3 under the Act (or any successor rule thereto) and, to the extent required by Section 162(m) of the Code (or any successor section thereto), “outside directors” within the meaning thereof. In addition, the Committee may delegate the authority to grant Awards under the Plan to any employee or group of employees of the Company or an Affiliate; provided, that such grants are consistent with guidelines established by the Committee from time to time and the Plan.

(b)	The Committee shall have the full power and authority to make, and establish the terms and conditions of, any Award to any person eligible to be a Participant, consistent with the provisions of the Plan, and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions). Awards may, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or its Affiliates, or a company acquired by the Company or with which the Company combines. The number of Shares underlying such substitute awards shall be counted against the aggregate number of Shares available for Awards under the Plan.

(c)	The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan, and may delegate such authority, as it deems appropriate. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors).

(d)	The Committee shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of the exercise, grant or vesting of an Award. Unless the Committee specifies otherwise, a Participant may elect to pay a portion or all of such withholding taxes by any of the following means (or by a combination of such means): (a) delivering owned and unencumbered Shares to the Company (subject to any holding periods the Committee may impose); (b) having Shares withheld by the Company with a Fair Market Value equal to the minimum statutory withholding rate from any Shares that would have otherwise been received by the Participant; or (c) tendering a cash payment to the Company.

5.	Limitations

(a)

No Award may be granted under the Plan after the tenth anniversary of the meeting of shareholders of the Company at which the Plan is approved, unless and until such shareholders re-approve the material terms of the Plan in accordance with the requirements of Section 162(m) of the Code and any regulations promulgated thereunder; however, Awards granted prior to such tenth anniversary may extend beyond such tenth anniversary.

(b)	Except as otherwise permitted under Section 10, neither the Option Price of an Option nor the exercise price of any Stock Appreciation Right, once granted hereunder, may be repriced.

(c)	If any payments or benefits that the Company would otherwise be required to provide under this Plan cannot be provided in the manner contemplated herein or under the applicable plan without subjecting a Participant to income tax under Code Section 409A, the Company shall provide such intended payments or benefits to such Participant in an alternative manner that conveys an equivalent economic benefit to that Participant (without materially increasing the aggregate cost to the Company).

6.	Terms and Conditions of Options

Options granted under the Plan shall be, as determined by the Committee, non-qualified or incentive stock options (within the meaning of Section 422 of the Code) for federal income tax purposes, as evidenced by the related Award agreements, and shall be subject to the foregoing and the following terms and conditions, and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine:

(a)	Option Price. The Option Price shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of a Share on the date an Option is granted.

(b)	Exercisability. Options granted under the Plan shall be exercisable at such time(s) and upon such terms and conditions as may be determined by the Committee, but in no event shall an Option be exercisable more than ten years after the date it is granted, except as may be provided pursuant to Section 15.

(c)	Exercise of Options. Except as otherwise provided in the Plan or in an Award agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of this Section 6, the exercise date of an Option shall be the date a notice of exercise is received by the Company from the Participant, together with provision for payment of the aggregate Option Price in accordance with this Section 6(c). The aggregate Option Price for the Shares as to which an Option is exercised shall be paid to the Company, as designated by the Committee, pursuant to one or more of the following methods: (i) in cash or its equivalent (e.g., by check or wire transfer); (ii) in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided, that such Shares have been held by the Participant for no less than six months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles); (iii) partly in cash and partly in such Shares; or (iv) if there is a public market for the Shares at such time, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased, in each case in accordance with applicable laws. No Participant shall have any rights to dividends or other rights of a shareholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full the aggregate Option Price for such Shares (and satisfied any tax withholding requirements) and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan.

(d)	Deferral. In accordance with any agreement evidencing an Award and otherwise to the extent permitted by law (including compliance with Section 409A of the Code), the Participant may be permitted to defer the issuance of Shares deliverable upon the exercise of an Option for a specified period or until a specified date.

(e)

ISOs. The Committee may grant Options under the Plan that are intended to be ISOs. Such ISOs shall comply with the requirements of Section 422 of the Code (or any successor section thereto). No ISO may be granted to any Participant who (i) is not an employee of the Company or any of its Subsidiaries or (ii) at the time of such grant, owns more than ten percent of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless (i) the Option Price for such ISO is at least 110% of the Fair Market Value of a Share on the date the ISO is granted and (ii) the date on which such ISO terminates is a date not later than the day preceding the tenth anniversary of the date on which the ISO is granted. Any Participant who disposes of Shares acquired upon the exercise of an ISO either (i) within two years after the date of grant of such ISO or (ii) within one year after the transfer of such Shares to the Participant shall notify the Company of such disposition and of the amount realized upon such disposition, and the Company and the Participant shall cooperate to ensure all applicable withholding and other taxes are paid. All Options granted under the Plan are intended to be nonqualified stock options, unless the applicable Award agreement expressly states that the Option is intended to be an ISO. If an Option is intended to be an ISO, and if for any reason such Option (or portion thereof) shall not qualify as an ISO, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a nonqualified stock option granted under the Plan; provided, that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to nonqualified stock options. In no event shall any member of the Committee, the Company or any of its Affiliates (or their respective employees, officers or directors) have any liability to any Participant (or any other person or entity) due to the failure of an Option to qualify for any reason as an ISO.

(f)	Attestation. Wherever in this Plan or any agreement evidencing an Award a Participant is permitted to pay an Option Price or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and/or shall withhold such number of Shares from the Shares acquired by the exercise of the Option, as appropriate.

7.	Terms and Conditions of Stock Appreciation Rights

(a)	Grants. The Committee may grant (i) a Stock Appreciation Right (as defined in clause (b) below) independent of an Option or (ii) a Stock Appreciation Right in connection with an Option, or a portion thereof. A Stock Appreciation Right granted pursuant to clause (ii) of the preceding sentence (A) may be granted at the time the related Option is granted or at any time prior to the exercise or cancellation of the related Option, (B) shall cover the same number of Shares covered by an Option (or such lesser number of Shares as the Committee may determine) and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section 7 (or such additional limitations as may be included in an Award agreement).

(b)

Terms. The exercise price per Share of a Stock Appreciation Right shall be an amount determined by the Committee but in no event shall such amount be less than the Fair Market Value of a Share on the date the Stock Appreciation Right is granted; provided, however, that notwithstanding the foregoing, in the case of a Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, the exercise price may not be less than the Option Price of the related Option. A “Stock Appreciation Right” granted independently of an Option shall entitle a Participant upon exercise to an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the exercise price per Share of the Stock Appreciation Right, multiplied by (ii) the number of Shares covered by the Stock Appreciation Right. A “Stock Appreciation Right” granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to the Company the unexercised (but exercisable) Option, or any portion thereof, and to receive from the Company in exchange therefor an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the Option Price, multiplied by (ii) the number of Shares covered by the related Option, or portion thereof, which is surrendered. Payment of any exercised Stock Appreciation Rights shall be made in Shares or in cash, or partly in Shares and partly in cash (any such Shares valued at such Fair Market Value), all as shall be determined by the Committee. Stock Appreciation Rights may be exercised from time to time upon actual receipt by the Company of written notice of exercise stating the number of

Shares with respect to which the Stock Appreciation Right is being exercised. The date a notice of exercise is received by the Company shall be the exercise date. No fractional Shares will be issued in payment for Stock Appreciation Rights, but instead cash will be paid for a fraction or, if the Committee should so determine, the number of Shares will be rounded downward to the next whole Share.

(c)	Limitations. The Committee may impose, in its discretion, such conditions upon the exercisability or transferability of Stock Appreciation Rights as it may deem appropriate.

8.	Restricted Stock

(a)	Grant. Subject to the provisions of the Plan, the Committee shall determine the number of Shares to be granted to each Participant, the duration of the period during which any restrictions may remain imposed on such shares, and the conditions, if any, under which, this “Restricted Stock” may be forfeited to the Company, and any other terms and conditions of such Restricted Stock as the Committee may determine in its sole discretion.

(b)	Transfer Restrictions. Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as provided in the Plan or the applicable Award agreement. Certificates issued in respect of Shares of Restricted Stock shall be registered in the name of the Participant and deposited by such Participant, together with a stock power endorsed in blank, with the Company. After the lapse of the restrictions applicable to such Shares of Restricted Stock, the Company shall deliver such certificates to the Participant or the Participant’s legal representative.

(c)	Dividends. Dividends paid on any Shares of Restricted Stock may be paid directly to the Participant, withheld by the Company subject to the vesting of the Restricted Stock pursuant to the terms of the applicable Award agreement, or may be reinvested in additional Shares of Restricted Stock, as determined by the Committee in its sole discretion.

(d)	Performance-Based Grants. Notwithstanding anything to the contrary herein, certain Shares of Restricted Stock granted under this Section 8 may, at the discretion of the Committee, be granted in a manner which is intended to be deductible by the Company under Section 162(m) of the Code (or any successor section thereto). The restrictions applicable to such Restricted Stock shall lapse based wholly or partially on the attainment of written performance goals approved by the Committee for a performance period established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period. The performance goals, which must be objective, shall be based upon one or more of the criteria set forth in Section 9(b). The Committee shall determine in its discretion whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, shall so certify prior to the release of the restrictions on the Shares.

(e)

Restricted Stock Units. Awards of Restricted Stock may also be granted hereunder on a “Restricted Stock Unit” basis, such that the shares of Restricted Stock shall be credited to a bookkeeping account with the Company, with actual Shares not to be issued unless and until such Restricted Stock Unit has become vested. The applicable Award agreement shall set forth the vesting restrictions and other terms and conditions governing the Award. At the discretion of the Committee, the Award agreement may provide that each Restricted Stock Unit (representing one Share) may be credited with cash and stock dividends paid by the Company in respect of one Share (“Dividend Equivalents”). In such case, the Award agreement may provide that Dividend Equivalents may be (i) currently paid to the Participant, (ii) credited to the Participant’s bookkeeping Restricted Stock Unit account, and interest may be credited on the amount of cash Dividend Equivalents so credited (at a rate and subject to such terms as determined by the Committee), or (iii) credited to the Participant’s bookkeeping Restricted Stock Unit account without interest. Dividend Equivalents credited to a Participant’s account and attributable to any particular Restricted Stock Unit (and earnings thereon, if applicable) shall be distributed to the

Participant upon settlement of such Restricted Stock Unit and, if such Restricted Stock Unit is forfeited, the Participant shall have no right to such Dividends Equivalents. Restricted Stock Units and the Shares underlying such Restricted Stock Units shall be subject to all applicable provisions of the Plan, including, without limitation, provisions relating to the adjustment of Awards for splits, mergers, or other corporate transactions.

9.	Other Awards

(a)	Generally. The Committee, in its sole discretion, may grant or sell Awards of Shares and Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares (“Other Stock-Based Awards”). Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may also include Dividend Equivalent rights. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine the number of Shares to be awarded to a Participant under (or otherwise related to) such Other Stock-Based Awards; whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares; and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable). The maximum amount of Other Stock-Based Awards that may be granted during a calendar year to any Participant shall be: (x) with respect to Other Stock-Based Awards that are denominated or payable in Shares, 500,000 Shares and (y) with respect to Other Stock-Based Awards that are not denominated or payable in Shares, $1 million.

(b)

Performance-Based Awards. Notwithstanding anything to the contrary herein, certain Other Stock-Based Awards granted under this Section 9 may be granted in a manner which is intended to be deductible by the Company under Section 162(m) of the Code (or any successor section thereto) (“Performance-Based Awards”). A Participant’s Performance-Based Award shall be determined based on the attainment of written performance goals approved by the Committee for a performance period established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period. The performance goals, which must be objective, shall be based upon one or more of the following criteria: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per Share; (v) book value per Share; (vi) return on shareholders’ equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital; and (xviii) return on assets. The foregoing criteria may relate to the Company, one or more of its Affiliates or one or more of its or their divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto), the performance goals may be calculated without regard to extraordinary items. The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, shall so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be paid for such performance period until such certification is made by the Committee. The amount of the Performance-Based Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period; provided, however, that a Participant may, if and to the extent permitted by the Committee and consistent with the provisions of Section 162(m) of the Code, elect to defer payment of a Performance-Based Award.

(c)	Cash Awards. Notwithstanding anything to the contrary provided herein, the Company may also make awards of cash to Participants in a manner which is intended to allow such awards to be deductible by the Company under Section 162(m) of the Code (or any successor section thereto) (such awards, “Cash Awards”). Cash Awards shall be provided for pursuant to the procedures set forth in Section 9(b) regarding the grant, determination and payment of the Performance-Based Award. Any provision of this Plan notwithstanding, in no event shall any Participant who is a “covered employee” within the meaning of Section 162(m) of the Code receive payment of a Cash Award under this Plan in respect of any performance period in excess of $5 million, and the Committee shall have the right, in its absolute discretion, to reduce or eliminate the amount of any Cash Award otherwise payable to any Participant under this Plan based on individual performance or any other factors that the Committee, in its discretion, shall deem appropriate.

10.	Adjustments Upon Certain Events

In the event of any stock split, spin-off, share combination, reclassification, recapitalization, liquidation, dissolution, reorganization, merger, Change in Control, payment of a dividend (other than a cash dividend paid as part of a regular dividend program) or other similar transaction or occurrence which affects the equity securities of the Company or the value thereof, the Committee shall (i) adjust the number and kind of shares subject to the Plan and available for or covered by Awards, (ii) adjust the share prices related to outstanding Awards, and/or (iii) take such other action (including, without limitation providing for the payment of a cash amount to holders of outstanding Awards in cancellation of any such Awards), in each case as it deems reasonably necessary to address, on an equitable basis, the effect of the applicable corporate event on the Plan and any outstanding Awards; provided, however, that the Committee may, upon the consummation of the transactions constituting a Change in Control, cancel without consideration any outstanding Option having an Option Price that is greater than the per share consideration received by a holder of Common Stock in such transaction. Any such adjustment made or action taken by the Committee in accordance with the preceding sentence shall be final and binding upon Participants and upon the Company.

11.	No Right to Employment or Awards

The granting of an Award under the Plan shall impose no obligation on the Company or any Affiliate to continue the Employment of a Participant and shall not lessen or affect the Company’s or Subsidiary’s right to terminate the Employment of such Participant. No Participant or other person or entity shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

12.	Successors and Assigns

The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

13.	Nontransferability of Awards

Unless otherwise determined by the Committee, an Award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution. An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant.

14.	Amendments or Termination

The Committee may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made (a) without the approval of the shareholders of the Company, if such action would (except as is provided in Section 10), increase the total number of Shares reserved for the purposes of the Plan or increase the maximum number of Shares of Restricted Stock or Other Stock-Based Awards that may be awarded hereunder, or increase the maximum number of Shares for which Awards may be granted to any Participant, (b) except as is permitted under Section 10, without the consent of a Participant, if such action would diminish any of the rights of the Participant under any Award theretofore granted to such Participant under the Plan or (c) with respect to Section 5(b) (except as is provided in Section 10), relating to repricing of Options or Stock Appreciation Rights, to permit such repricing; provided, however, that the Board may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws.

15.	International Participants

With respect to Participants who reside or work outside the United States of America and who are not (and who are not expected to be) “covered employees” within the meaning of Section 162(m) of the Code, the Committee may, in its sole discretion, amend the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or an Affiliate.

16.	Other Benefit Plans

All Awards shall constitute a special incentive payment to the Participant and shall not be taken into account in computing the amount of salary or compensation of the Participant for the purpose of determining any benefits under any pension, retirement, profit-sharing, bonus, life insurance or other benefit plan of the Company or under any agreement between the Company and the Participant, unless such plan or agreement specifically provides otherwise.

17.	Administration by the Board

The Board shall be authorized and shall have the power to act on behalf and in lieu of the Committee with respect to the matters contained in this Plan.

18.	Choice of Law

The Plan shall be governed by and construed and interpreted in accordance with the laws of the State of New York, and except as otherwise provided in the pertinent Award agreement, any and all disputes between a Participant and the Company or any Affiliate relating to an Award shall be brought only in a state or federal court of competent jurisdiction sitting in Manhattan, New York.

19.	Effectiveness of the Plan

The Plan shall be effective as of the Effective Date, subject to the approval of the shareholders of the Company.

PROXY CARD

WEIGHT WATCHERS INTERNATIONAL, INC.

2013 Annual Meeting of Shareholders to be held on May 7, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints David P. Kirchhoff, Nicholas P. Hotchkin and Jeffrey A. Fiarman, and each of them, with full power of substitution, as proxies to represent and vote all shares of stock of Weight Watchers International, Inc. (the “Company”) that the undersigned would be entitled to vote if personally present at the 2013 Annual Meeting of Shareholders of the Company to be held on Tuesday, May 7, 2013, and at all adjournments and postponements thereof, upon the matters set forth in the Notice of 2013 Annual Meeting of Shareholders and Proxy Statement dated April 5, 2013, a copy of which has been received by the undersigned. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournments and postponements thereof.

The Board of Directors recommends a vote “FOR” the election of each of the nominees for Class III director to the Board of Directors; “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2013; and “FOR” the re-approval of the material terms of the performance goals under the Weight Watchers International, Inc. 2008 Stock Incentive Plan (the “2008 Plan”).

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES FOR DIRECTOR IN PROPOSAL 1; “FOR” THE RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM IN PROPOSAL 2; AND “FOR” THE RE-APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE 2008 PLAN IN PROPOSAL 3.

YOUR VOTE IS IMPORTANT TO US. PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. IF YOU PLAN TO ATTEND THE 2013 ANNUAL MEETING OF SHAREHOLDERS IN PERSON, PLEASE MARK THE APPROPRIATE BOX.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 6, 2013.

Vote by Internet

•	Log on to the Internet and go to www.investorvote.com/WTW.

•	Or scan the QR code with your smartphone.

•	Follow the steps outlined on the secure website.

Vote by telephone

•	Call 1-800-652-VOTE (8683) toll-free within the United States, U.S. territories and Canada or 1-781-575-2300 (collect) any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.  ☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A.	Proposals—The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, FOR Proposal 2 and FOR Proposal 3.

1.	Election of Class III Directors: To elect three members to the Board of Directors to serve for a three-year term as Class III Directors.

01-Steven M. Altschuler	For	Withhold	02-Philippe J. Amouyal	For	Withhold	03-David P. Kirchhoff	For	Withhold
	☐	☐		☐	☐		☐	☐

		For	Against	Abstain
2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2013.	☐	☐	☐

		For	Against	Abstain
3.	To re-approve the material terms of the performance goals under the Weight Watchers International, Inc. 2008 Stock Incentive Plan.	☐	☐	☐

B.	Non-Voting Items

Change of Address—Please print your new address below.

Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐

C.	Authorized Signatures—This section must be completed for your vote to be counted—Date and Sign Below.

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title. A corporation or partnership must sign its full name by an authorized person.

Date (mm/dd/yyyy)—Please print date below.	Signature 1—Please keep signature within the box.	Signature 2—Please keep signature within the box.